UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

LIFE TECHNOLOGIES CORPORATION

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Life Technologies Corporation

(2)	Aggregate number of securities to which transaction applies:

172,299,161 shares of common stock, 6,887,486 shares of common stock underlying outstanding options to purchase shares of common stock with an exercise price of $76.00 or less, 3,424,534 shares of common stock underlying outstanding restricted stock units of the Company; and 53,734 shares of common stock underlying outstanding share equivalent units of the Company

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction was determined based upon the sum of (A) (1) 172,299,161 shares of common stock issued and outstanding and owned by persons other than the Company and Merger Sub on May 15, 2013, multiplied by (2) $76.00 per share; (B) (1) 6,887,486 shares of common stock underlying outstanding options to purchase shares of common stock with an exercise price of $76.00 or less, as of May 15, 2013, multiplied by (2) $37.28 (which is the difference between $76.00 and the weighted average exercise price of $38.72 per share as of May 15, 2013); (C) (1) 3,424,534 shares of common stock underlying outstanding restricted stock units of the Company on May 15, 2013, multiplied by (2) $76.00; and (D) (1) 53,734 shares of common stock underlying outstanding share equivalent units of the Company on May 15, 2013, multiplied by (2) $76.00.

In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.00013640 by the proposed maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$13,615,850,082

(5)	Total fee paid:

$1,857,201.95

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

[                     ], 2013

Dear Stockholder:

A special meeting of stockholders of Life Technologies Corporation, a Delaware corporation (“Life Technologies” or the “Company”), will be held on [                    ], 2013, at [            ] a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008. You are cordially invited to attend.

On April 14, 2013, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), and Polpis Merger Sub Co., a Delaware corporation and a wholly owned subsidiary of Thermo Fisher (“Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Thermo Fisher at a price of $76.00 per share in cash, subject to adjustment as described below. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Thermo Fisher. At the special meeting, we will ask you to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock (“Company common stock”) issued and outstanding immediately prior to the effective time, other than shares owned by the Company or Thermo Fisher or their respective wholly owned subsidiaries and shares owned by stockholders who have properly exercised and perfected appraisal rights under Delaware law, will be converted into the right to receive $76.00 in cash, without interest and less any applicable withholding taxes. If the merger does not close by January 14, 2014, by reason of the failure to obtain certain required antitrust approvals or the issuance or enactment by a governmental authority of an order or law prohibiting or restraining the merger (and such prohibition or restraint is in respect of an antitrust law), and this failure was not caused by the failure of the Company to perform in all material respects its efforts and similar obligations under the merger agreement with respect to seeking antitrust approvals, the cash price per share will increase by $0.0062466 per day during the period commencing on, and including, January 14, 2014, and ending on, and including, the closing date.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board approved the merger agreement, declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of, and fair to, the Company and its stockholders, directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company and recommended that the stockholders of the Company vote for adoption of the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding at least a majority of the outstanding shares of Company common stock. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares by promptly voting electronically or telephonically as described in the accompanying proxy statement, or, if you received a paper copy of the proxy card, by completing, dating, signing and returning your proxy card, or attending our special meeting of stockholders in person. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

I look forward to seeing you at our special meeting.

Very truly yours,

Gregory T. Lucier

Chairman and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                    ], 2013 and is first being mailed to our stockholders on or about [                    ], 2013.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2013

To Our Stockholders:

A special meeting of stockholders of Life Technologies Corporation (“Life Technologies” or the “Company”) will be held on [                    ], 2013, at [            ] a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 14, 2013 (the “merger agreement”), by and among the Company, Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), and Polpis Merger Sub Co., a Delaware corporation and a wholly owned subsidiary of Thermo Fisher.

2.

To consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this non-binding, advisory proposal relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Thermo Fisher or, following the merger, the surviving corporation and its subsidiaries).

3.

To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board approved the merger agreement, declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of, and fair to, the Company and its stockholders, directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company and recommended that the stockholders of the Company vote for adoption of the merger agreement.

The Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on [                    ], 2013 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

John A. Cottingham

Chief Legal Officer & Secretary

Carlsbad, California

[                     ], 2013

IMPORTANT: Please vote telephonically or electronically for the matters before our stockholders as described in the accompanying proxy statement, as described in the accompanying materials, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

Page

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	9

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	15

i

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS	100
STOCKHOLDER PROPOSALS	101
WHERE YOU CAN FIND ADDITIONAL INFORMATION	102

Annex A	Agreement and Plan of Merger, dated as of April 14, 2013
Annex B	Opinion of Deutsche Bank Securities Inc. (Financial Advisor to the Independent Members of the Board)
Annex C	Opinion of Moelis & Company LLC (Financial Advisor to the Company)
Annex D	Section 262 of the General Corporation Law of the State of Delaware

ii

LIFE TECHNOLOGIES CORPORATION

5791 Van Allen Way

Carlsbad, California 92008

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2013

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of stockholders of Life Technologies Corporation, which we refer to as “Life Technologies”, the “Company”, “we”, “us” or “our”. The special meeting will be held on [                    ], 2013, at [            ] a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008. We are furnishing this proxy statement to stockholders of the Company as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the “Board”, for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated [                    ], 2013 and is first being mailed to our stockholders on or about [                    ], 2013.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 102.

The Parties

(page 16)

Life Technologies is a global biotechnology company that is committed to providing the most innovative products and services to leading customers in the fields of scientific research, genetic analysis and applied sciences. With a presence in more than 180 countries, the Company’s portfolio of over 50,000 end-to-end solutions is secured by more than 5,000 patents and licenses that span the entire biological spectrum—scientific exploration, molecular diagnostics, 21st century forensics, regenerative medicine and agricultural research. Life Technologies has approximately 10,000 employees and had revenues of $3.8 billion in 2012. The Company’s corporate headquarters are located in Carlsbad, California.

Thermo Fisher Scientific Inc., which we refer to as “Thermo Fisher”, is the world leader in serving science. Its mission is to enable its customers to make the world healthier, cleaner and safer. With revenues of $12.5 billion in 2012, Thermo Fisher has approximately 39,000 employees and serves customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. Thermo Fisher’s corporate headquarters are located in Waltham, Massachusetts.

Polpis Merger Sub Co., which we refer to as “Merger Sub”, was formed by Thermo Fisher solely for the purpose of completing the merger. Upon the consummation of the merger, Merger Sub will cease to exist.

The Merger

(page 22)

The Company, Thermo Fisher and Merger Sub entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement”, on April 14, 2013. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will be merged with and into the Company, which we refer to as the “merger”. The Company will survive the merger as a wholly owned subsidiary of Thermo Fisher.

Upon the consummation of the merger, each share of the Company’s common stock, par value $0.01 per share, which we refer to as “Company common stock”, that is issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Company or Thermo Fisher or their respective wholly owned subsidiaries and shares owned by stockholders who have properly exercised and perfected appraisal rights under the Delaware law, will be converted into the right to receive $76.00 in cash, without interest and less any applicable withholding taxes. If the merger does not close by January 14, 2014, by reason of the failure to obtain certain required antitrust approvals or the issuance or enactment by a governmental authority of an order or law prohibiting or restraining the merger (and such prohibition or restraint is in respect of an antitrust law), and this failure was not caused by the failure of the Company to perform in all material respects its efforts and similar obligations under the merger agreement with respect to seeking antitrust approvals, the cash price per share will increase by $0.0062466 per day during the period commencing on, and including, January 14, 2014, and ending on, and including, the closing date. We refer to this additional amount, if payable, as the “additional per share consideration” and, together with the $76.00 in cash to be paid in the merger, the “merger consideration”.

The Special Meeting

(page 17)

The special meeting will be held on [                    ], 2013. At the special meeting, you will be asked to, among other things, vote for the adoption of the merger agreement. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement

(page 18)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on [                    ], 2013, the record date for the special meeting. As of the close of business on the record date, there were [            ] shares of Company common stock outstanding and entitled to vote, held by [            ] stockholders of record. You may cast one vote for each share of Company common stock that you held on the record date. The adoption of the merger agreement by the Company’s stockholders requires the affirmative vote of stockholders holding at least a majority of the outstanding shares of Company common stock as of the close of business on the record date.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement

(page 37; page 38)

After careful consideration, the Board determined to approve the merger agreement and recommend the adoption of the merger agreement by the Company’s stockholders based on its belief that the merger agreement and the transactions contemplated thereby, including the merger, provide the Company’s stockholders with higher and more certain value than any other strategic alternatives available to the Company. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement. The Board also unanimously recommends a vote “FOR” the non-binding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For a discussion of the material factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 38.

Opinions of Financial Advisors

(page 43 and Annex B for Deutsche Bank; page 46 and Annex C for Moelis)

Deutsche Bank Securities Inc., which we refer to as “Deutsche Bank”, financial advisor to the independent members of the Board, rendered its opinion to the Board that, as of April 14, 2013 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the merger consideration to be received by the holders of Company common stock (other than Thermo Fisher and its affiliates) in the merger was fair from a financial point of view to such holders.

The Board also received a written opinion, dated April 14, 2013, from the Company’s financial advisor, Moelis & Company LLC, which we refer to as “Moelis”, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by the stockholders of Company common stock (other than Thermo Fisher and its affiliates).

The full text of the written opinions of Deutsche Bank and Moelis, both dated April 14, 2013, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each opinion, is included in this proxy statement as Annex B and Annex C, respectively, and is incorporated herein by reference. The summary of the opinions of Deutsche Bank and Moelis set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinions. The opinions of Deutsche Bank and Moelis were addressed to, and for the use and benefit of, the Board (in its capacity as such) in connection with its consideration of the merger. Neither Deutsche Bank’s opinion nor Moelis’ opinion constitutes a recommendation as to how any holder of Company common stock should vote with respect to the merger. The opinions of Deutsche Bank and Moelis were limited solely to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common stock (other than Thermo Fisher and its affiliates), and neither Deutsche Bank nor Moelis expressed any opinion as to the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies that might have been available to the Company.

The Company has agreed to pay Deutsche Bank fees, which are currently estimated to be approximately $30,000,000, for its services as financial advisor to the independent members of the Board, of which $2,000,000 became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable upon Deutsche Bank advising the independent members of the Board that it was unable to render an opinion) and has been paid, and the remainder of which is contingent upon consummation of the merger. The Company has agreed to pay Moelis fees, which are currently estimated to be approximately $25,000,000 in the aggregate, of which $2,000,000 became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and has been paid, and the remainder of which is contingent upon completion of the merger.

For a more complete description, please see the sections of this proxy statement entitled “The Merger—Opinion of Deutsche Bank Securities Inc. (Financial Advisor to the Independent Members of the Board)”, “The Merger—Opinion of Moelis & Company LLC (Financial Advisor to the Company)” and “The Merger—Summary of Material Financial Analyses of Deutsche Bank and Moelis”. Please also see Annexes B and C to this proxy statement.

Certain Effects of the Merger

(page 53)

Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly owned subsidiary of Thermo Fisher.

Following the consummation of the merger, shares of Company common stock will no longer be traded on the NASDAQ Global Select Market (“NASDAQ”) or any other public market, and the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Effects on the Company If Merger Is Not Completed

(page 53)

In the event that the proposal to adopt the merger agreement does not receive the required approval from the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and stockholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Thermo Fisher a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 90.

Post-Closing Arrangements

(page 87)

The merger agreement states that Thermo Fisher intends to maintain the “Life Technologies” name as a brand of the combined company following the closing of the merger, and to nominate at least one member of the Board, selected by Thermo Fisher, for appointment to Thermo Fisher’s board of directors effective at the effective time of the merger.

Treatment of Equity Awards

(page 75)

At the effective time of the merger:

•

each outstanding stock option to purchase shares of Company common stock, which we refer to as an “Option”, whether vested or unvested, will be canceled and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of Company common stock subject to such Option times (y) the excess, if any, of the merger consideration over the exercise price per share of Company common stock subject to such Option;

•

each outstanding restricted stock unit, which we refer to as an “RSU”, that is nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as an “NQDC RSU”, will be assumed by Thermo Fisher and converted into the right to receive an amount in cash equal to the merger consideration, and will vest and become payable following the merger or, with respect to NQDC RSUs granted in 2013, upon consummation of the merger, in each case, in accordance with the terms of the applicable equity award agreement;

•

each outstanding RSU that is not an NQDC RSU and is scheduled to vest prior to January 1, 2015 based solely on the continued service of the holder, which we refer to as a “Pre-2015 Vesting RSU”, will vest in full and will be canceled in exchange for the right to receive an amount in cash equal to the merger consideration;

•

each outstanding RSU that is not an NQDC RSU and is scheduled to vest on or after January 1, 2015 based solely on the continued service of the holder, which we refer to as a “Post-2014 Vesting RSU”, will be assumed by Thermo Fisher and converted into the right to receive an amount in cash equal to the merger consideration, and will vest and become payable following the merger in accordance with the terms of the applicable equity award agreement;

•

each outstanding RSU that is subject to performance-based vesting, which we refer to as a “PRSU”, will vest in full at the greater of the target RSU award level and the level achieved based on the Company’s performance as of the end of the most recently completed fiscal year in the applicable performance period, except that PRSUs granted in the fiscal year in which the merger is consummated will vest at the target RSU award level, in each case, in accordance with the terms of the applicable equity award agreement, and will be canceled in exchange for the right to receive an amount in cash equal to the merger consideration; and

•

each stock unit credited to a participant’s account under the Company’s Deferred Compensation Plan, which we refer to as a “Share Equivalent Unit”, will vest (to the extent unvested) and be converted into the right to receive an amount in cash equal to the merger consideration, and be paid in accordance with the terms of the Company’s Deferred Compensation Plan.

Interests of the Company’s Directors and Executive Officers in the Merger

(page 54)

Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and declare the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of, and fair to, the Company and its stockholders, and in recommending that the Company’s stockholders vote for the adoption of the merger agreement.

Conditions to the Merger

(page 88)

Each party’s obligation to consummate the merger is subject to the satisfaction, on or prior to the date of closing, of the following conditions:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Company common stock;

•

the expiration of the waiting period (and any extension thereof) or the granting of early termination applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of antitrust approvals in certain other jurisdictions; and

•	the absence of any order issued by any governmental authority of competent authority or any law that is in effect and prohibits, restrains or makes illegal the consummation of the merger.

Each party’s obligation to consummate the merger is also subject to certain additional conditions, including:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties of the other party; and

•	performance in all material respects by the other party of its obligations under the merger agreement.

Thermo Fisher’s obligation to consummate the merger is also conditioned on there not having been any effect, change, event, circumstance or occurrence since the date of the merger agreement that has had or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries. The consummation of the merger is not conditioned upon Thermo Fisher’s receipt of financing.

Before the closing, each of the Company and Thermo Fisher may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permitted by applicable law.

Regulatory Approvals

(page 71 and page 84)

The consummation of the merger is subject to review under the HSR Act, as well as notification under and compliance with applicable foreign antitrust laws. As described above in the section entitled “—Conditions to the Merger”, the obligations of Thermo Fisher and the Company to consummate the merger are subject to receipt of clearance under the HSR Act and the receipt of antitrust approvals in certain other jurisdictions.

The merger agreement generally requires each party to take all actions necessary to resolve objections that may be asserted under any antitrust law with respect to the transactions contemplated by the merger agreement, subject to certain exceptions, including that Thermo Fisher is not required to, and the Company is not permitted to, take any action or agree or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a material adverse effect on Thermo Fisher or on the Company and its subsidiaries (including, after the closing, the surviving corporation and its subsidiaries), in each case measured on a scale relative to Thermo Fisher and its subsidiaries, taken as a whole.

In the event that the merger has not closed by January 14, 2014, by reason of the failure to obtain certain required antitrust approvals or the issuance or enactment by a governmental authority of an order or law prohibiting or restraining the merger (and such prohibition or restraint is in respect of an antitrust law), then the end date for completing the merger will be automatically extended from January 14, 2014, to July 14, 2014, unless an earlier date is agreed in writing by the Company and Thermo Fisher, and if this failure was not caused by the failure of the Company to perform in all material respects its efforts and similar obligations under the merger agreement with respect to seeking antitrust approvals, the cash price payable per share in the merger will increase by $0.0062466 per day during the period commencing on, and including, January 14, 2014, and ending on, and including, the closing date.

No Solicitation by the Company

(page 82)

The merger agreement generally restricts the Company’s ability to solicit takeover proposals from third parties, or engage in discussions or negotiations with, or provide information to, third parties regarding any takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties making an unsolicited takeover proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a transaction that is reasonably capable of being consummated and is more favorable from a financial point of view to the Company’s stockholders than the merger. Under certain circumstances, the Company is permitted to terminate the merger agreement prior to obtaining approval of the merger agreement by the Company’s stockholders, in order to enter into an alternative transaction in response to an unsolicited takeover proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being consummated and is more favorable from a financial point of view to the Company’s stockholders than the merger, upon payment by the Company of a $485,000,000 termination fee to Thermo Fisher.

Termination of the Merger Agreement

(page 89)

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written consent of the Company and Thermo Fisher;

•	by either Thermo Fisher or the Company, if:

¡

the merger is not consummated on or before January 14, 2014, except that if, on January 14, 2014, certain required antitrust approvals have not been obtained or a governmental authority of competent authority has issued an order or enacted a law that is in effect and prohibits, restrains or makes illegal the consummation of the merger (and such prohibition or restraint is in respect of an antitrust law), but all other closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), then the deadline will be automatically extended to July 14, 2014, or such earlier date as may be agreed in writing by the Company and Thermo Fisher, provided that neither Thermo Fisher nor the Company may rely on this provision to terminate the merger agreement if such party’s failure to fulfill any obligation under the merger agreement materially contributed to the failure of the merger to be consummated before the deadline;

¡	any governmental authority of competent authority issues a final nonappealable order or enacts a law that prohibits, restrains or makes illegal the consummation of the merger; or

¡	at a duly convened meeting of the Company’s stockholders, or any adjournment or postponement thereof, the Company’s stockholders fail to adopt the merger agreement;

•	by Thermo Fisher:

¡	in the event of certain breaches of the merger agreement by the Company; or

¡	prior to the adoption of the merger agreement by the Company’s stockholders, if the Board effects an adverse recommendation change;

•	by the Company:

¡	in the event of certain breaches of the merger agreement by Thermo Fisher or Merger Sub; or

¡

prior to the adoption of the merger agreement by the Company’s stockholders, in connection with entering into an agreement with respect to a superior proposal (subject to the payment of a termination fee).

Termination Fee

(page 90)

Upon termination of the merger agreement under certain specified circumstances, the Company will be required to pay Thermo Fisher a termination fee of $485,000,000.

Appraisal Rights

(page 95 and Annex D)

Under Delaware law, holders of Company common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the judicially determined “fair value” of their shares of Company common stock in lieu of receiving the merger consideration if the merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). This appraisal value could be more than, the same as or less than the merger consideration that would have otherwise been received for those shares.

To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to the Company prior to the vote on the proposal to adopt the merger agreement, must not vote in favor of the proposal to adopt the merger agreement and must continue to hold the shares of Company common stock of record through the effective time of the merger. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The text of the Delaware appraisal rights statute, Section 262 of the DGCL, is reproduced in its entirety as Annex D to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

Litigation Relating to the Merger

(page 71)

Since the announcement of the merger on April 15, 2013, the Company and certain of its current and former directors have been named as defendants in eight substantively similar putative class action lawsuits brought by and on behalf of stockholders of the Company in the Court of Chancery of the State of Delaware and the Superior Court of California, County of San Diego. Thermo Fisher has been named as a defendant in seven of the lawsuits. The complaints allege that the Company’s directors breached their fiduciary duties in connection with the merger. These actions seek, among other things, to enjoin the merger. The Company and its directors believe that the claims in each of these lawsuits are without merit, and they intend to vigorously defend all pending actions relating to the merger.

Material U.S. Federal Income Tax Consequences

(page 69)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the shares of Company common stock converted into cash in the merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Additional Information

(page 102)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On April 14, 2013, the Company entered into the merger agreement with Thermo Fisher and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the adoption of the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $76.00 in cash, without interest and less any applicable withholding taxes, subject to adjustment as described in the following sentence, for each share of Company common stock that you own immediately prior to the effective time of the merger. If the merger does not close by January 14, 2014, by reason of the failure to obtain certain required antitrust approvals or the issuance or enactment by a governmental authority of an order or law prohibiting or restraining the merger (and such prohibition or restraint is in respect of an antitrust law), and this failure was not caused by the failure of the Company to perform in all material respects its efforts and similar obligations under the merger agreement with respect to seeking antitrust approvals, the cash price per share will increase by $0.0062466 per day during the period commencing on, and including, January 14, 2014, and ending on, and including, the closing date.

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

A:	For information regarding the treatment of the Company’s equity awards, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page 75.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting will be held on [ ], 2013, at [ ] a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Company common stock as of the close of business on [                    ], 2013, the record date for the special meeting, are entitled to vote the shares of Life Technologies stock they held on the record date at the special meeting. As of the close of business on the record date, there were [            ] shares of Company common stock outstanding and entitled to vote, held by [            ] stockholders of record. Each stockholder is entitled to one vote for each share of Company common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement;

•

a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this non-binding, advisory proposal relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Thermo Fisher or, following the merger, the surviving corporation and its subsidiaries), which we refer to as the “non-binding compensation proposal”; and

•

a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote of our stockholders is required to approve each of the proposals?

A:

The adoption of the merger agreement by our stockholders requires the affirmative vote of stockholders holding at least a majority of the outstanding shares of Company common stock as of the close of business on the record date. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of non-binding compensation proposal.

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of adjournment proposal.

Q:	How does the Board recommend that I vote?

A:

The Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 38. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54.

Q:	How do the Company’s directors and executive officers intend to vote?

A:

The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our stockholders as described in the proxy statement. As of the close of business on [                    ], 2013, the record date for the special meeting, the Company’s directors and executive officers owned, in the aggregate, [            ] shares of Company common stock, or collectively approximately [    ]% of the outstanding shares of Company common stock.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a stockholder?

A:

In considering the recommendation of the Board, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder. The members of the Board were aware of and considered these interests, among other matters, in evaluating and reaching the determination to approve the merger agreement and in recommending to the Company’s stockholders that they adopt the merger agreement.

The interests of the Company’s directors generally include the right to accelerated vesting and cash-out of the directors’ unvested RSUs and accelerated cash-out of the directors’ Options, vested RSUs and certain deferred compensation amounts.

The interests of the Company’s executive officers include the rights to:

•	accelerated cash-out of the executive officers’ vested Options;

•	accelerated vesting and cash-out of the executive officers’ unvested Options, Pre-2015 Vesting RSUs, PRSUs and, solely with respect to Messrs. Hoffmeister and Cottingham, NQDC RSUs granted in 2013;

•

accelerated vesting with respect to the executive officers’ Post-2014 Vesting RSUs and NQDC RSUs (other than NQDC RSUs granted in 2013 to Messrs. Hoffmeister and Cottingham) in the event of a qualifying termination of employment following the merger;

•	accelerated vesting and payment of the executive officers’ cash-based performance units;

•	certain severance payments in the event of a qualifying termination of employment following the adoption of the merger agreement by the Company’s stockholders;

•

for executive officers with vested and unvested account balances under the Company’s Deferred Compensation Plan (all executive officers other than Mr. Andrews), vesting and accelerated cash-out of all account balances under the Company’s Deferred Compensation Plan (including Share Equivalent Units and other deferred compensation amounts) in accordance with the terms of the merger agreement and the Company’s Deferred Compensation Plan;

•

receipt of 2013 annual bonuses if employed by the Company and its subsidiaries as of December 31, 2013, and payment of such bonuses at no less than target level in the event the merger is consummated prior to determination by the Compensation and Organizational Development Committee of the Board of achievement of applicable performance goals; and

•	solely with respect to Ms. Richard, the ability to participate in a retention bonus program that was established by the Company in connection with the merger.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following the closing of the merger.

For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54.

Q:	How do I cast my vote if I am a stockholder of record?

A:

If you are a stockholder with shares registered in your name, you may vote in person at the special meeting or by submitting a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 19.

If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, bank, trust or other nominee?

A:

If you are a stockholder with shares held in “street name”, which means your shares are held in an account at a broker, bank, trust or other nominee, you must follow the instructions from your broker, bank, trust or other nominee in order to vote.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?

A:

If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. If you are a stockholder with shares registered in your name, once you have given your proxy vote for the matters before our stockholders as described in the proxy statement, you may revoke it at any time prior to the time it is voted, by delivering to the Secretary of the Company at the Company’s principal offices either a written document revoking the proxy or a duly executed proxy with a later date, or by attending the special meeting and voting in person. Merely attending the special meeting will not, by itself, revoke a proxy.

If you are a stockholder with shares held in “street name”, you should follow the instructions of your broker, bank, trust or other nominee regarding the revocation of proxies. If your broker, bank, trust company or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a stockholder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of stock certificates representing Company common stock, should I send in my stock certificates now?

A:

No. Promptly after the effective time of the merger, each registered holder of a certificate that represented shares of Company common stock will be sent a letter of transmittal describing the procedure for surrendering such certificate in exchange for the merger consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:

Yes. Stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the judicially determined “fair value” of their shares of Company common stock in lieu of receiving the merger consideration if the merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under Section 262 of the DGCL. This appraisal value could be more than, the same as or less than the merger consideration that would otherwise have been received for those shares. Please see the section of this proxy statement entitled “Appraisal Rights” beginning on page 95 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement.

Q:	When is the merger expected to be completed?

A:

We are working toward completing the merger as promptly as possible. We currently expect the merger to close early in 2014, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied, including the adoption of the merger agreement by the Company’s stockholders at the special meeting and the receipt of certain regulatory approvals.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the merger agreement. Instead, we will remain as a public company and the Company common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ Global Select Market. Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Thermo Fisher a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 90.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same last name and address, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to

Investor Relations via e-mail at ir@lifetech.com or by mail to Investor Relations, Life Technologies Corporation, 5791 Van Allen Way, Carlsbad, CA 92008, or call at (760) 603-7208. We will promptly send additional copies of this proxy statement upon receipt of such request.

Q:	Who can help answer my questions?

A:

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact AST Phoenix Advisors, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (800) 591-8250. Banks and brokers may call collect at (212) 493-3910.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement about expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts, including statements regarding the expected timing, completion and effects of the merger, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the parties’ ability to consummate the transactions contemplated by the merger agreement in a timely manner or at all; the ability of the parties to satisfy the conditions to the completion of the merger, including the receipt of approval by the Company’s stockholders; the ability to obtain regulatory approvals and other governmental consents for the merger on the terms expected and on the anticipated schedule; the Company’s ability to maintain relationships with employees and third parties following the announcement of the merger agreement; and the ability of third parties to fulfill their obligations relating to the transactions contemplated by the merger agreement, including providing financing under current financial market conditions. Additional information and other factors are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 28, 2013, the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 2, 2013, and recent Current Reports on Form 8-K filed with the SEC from time to time. Because the factors referred to above and other factors, including general industry and economic conditions, could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date hereof, based on information available to the Company as of the date hereof, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

THE PARTIES

Life Technologies Corporation

Life Technologies Corporation, which we refer to as “Life Technologies” or the “Company”, is a global biotechnology company that is committed to providing the most innovative products and services to leading customers in the fields of scientific research, genetic analysis and applied sciences. The Company began operations as a California partnership in 1987 and incorporated in California in 1989. In 1997, the Company reincorporated as a Delaware corporation. On November 21, 2008, Invitrogen Corporation, a predecessor company to Life Technologies, completed the acquisition of Applied Biosystems, Inc., and changed the name of the surviving company to “Life Technologies Corporation”. Life Technologies has approximately 10,000 employees, has a presence in more than 180 countries, and possesses a rapidly growing intellectual property estate. The Company had revenues of $3.8 billion in 2012. The Company’s portfolio of over 50,000 end-to-end solutions is secured by more than 5,000 patents and licenses that span the entire biological spectrum—scientific exploration, molecular diagnostics, 21st century forensics, regenerative medicine and agricultural research. The principal executive offices of the Company are located at 5791 Van Allen Way, Carlsbad, California 92008, and its telephone number is (760) 603-7200.

Thermo Fisher Scientific Inc.

Thermo Fisher Scientific Inc., which we refer to as “Thermo Fisher”, is the world leader in serving science. Thermo Fisher’s mission is to enable its customers to make the world healthier, cleaner and safer. Thermo Fisher is a Delaware corporation and was incorporated in 1956. In November 2006, Thermo Electron Corporation, the predecessor company to Thermo Fisher, merged with Fisher Scientific International Inc. to create Thermo Fisher. With revenues of $12.5 billion in 2012, Thermo Fisher has approximately 39,000 employees and serves customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. Thermo Fisher serves its customers through three premier brands, Thermo Scientific, Fisher Scientific and Unity Lab Services. The principal executive offices of Thermo Fisher are located at 81 Wyman Street, Waltham, Massachusetts 02451, and its telephone number is (781)  622-1000.

Polpis Merger Sub Co.

Polpis Merger Sub Co., which we refer to as “Merger Sub”, was formed on April 12, 2013, by Thermo Fisher solely for the purpose of completing the merger. Merger Sub is wholly owned by Thermo Fisher and has not engaged in any business except for activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement. Upon the consummation of the merger, Merger Sub will cease to exist. The principal executive offices of Merger Sub are located at 81 Wyman Street, Waltham, Massachusetts 02451, and its telephone number is (781) 622-1000.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting will be held on [                    ], 2013, at [            ] a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008.

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are an institutional investor, professional evidence showing your representative capacity for such entity, in each case to be verified against our stockholder list as of the record date for the meeting. In addition, if your shares are held in the name of a bank, broker or other financial institution, you will need a valid proxy from such entity or a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date for the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to adopt the merger agreement (see the section of this proxy statement entitled “The Merger Agreement” beginning on page 73);

•

to consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this non-binding, advisory proposal relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Thermo Fisher or, following the merger, the surviving corporation and its subsidiaries), which we refer to as the “non-binding compensation proposal” (see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Non-Binding Compensation Proposal” beginning on page 68); and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board approved the merger agreement, declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of, and fair to, the Company and its stockholders, directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company and recommended that the stockholders of the Company vote for adoption of the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends a vote “FOR” the non-binding compensation proposal and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Stockholders Entitled to Vote

Only holders of record of Company common stock as of the close of business on [                    ], 2013, the record date for the special meeting, are entitled to vote the shares of Life Technologies stock they held on the record date at the special meeting. As of the close of business on the record date, there were [            ] shares of Company common stock outstanding and entitled to vote, held by [            ] stockholders of record. Each stockholder is entitled to one vote for each share of Company common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement. For ten days prior to the special meeting, a complete list of the stockholders of record on [                    ], 2013, will be available at our principal offices, located at 5791 Van Allen Way, Carlsbad, California 92008, for examination during ordinary business hours by any stockholder.

Quorum

The Company’s Seventh Amended and Restated Bylaws (the “Bylaws”) provide that a majority of all the outstanding shares of Company common stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at any meeting of the Company’s stockholders. Votes for and against, abstentions and “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum.

A “broker non-vote” occurs when (i) your shares are held by a broker, bank, trust or other nominee (we refer to those organizations collectively as “broker”), in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) and (ii) a broker submits a proxy card for your shares of Company common stock held in “street name”, but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Brokers will not have authority to vote with respect to the proposal to adopt the merger agreement or the non-binding compensation proposal.

In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the Merger Agreement

The adoption of the merger agreement by our stockholders requires the affirmative vote of stockholders holding at least a majority of the outstanding shares of Company common stock as of the close of business on the record date.

The failure to vote your shares of Company common stock, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the Non-Binding Compensation Proposal

The approval of the non-binding compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

Approval of the Adjournment of the Special Meeting

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.

If you are a stockholder with shares registered in your name, you may vote in person at the special meeting or by submitting a proxy using one of the following three methods:

•

Vote via the Internet. Go to the web address www.proxypush.com/life and follow the instructions for internet voting shown on the proxy card mailed to you. If you vote via the internet, you should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your internet access providers and telephone companies, for which you will be responsible.

•	Vote by Telephone. Dial (866) 390-5390 and follow the instructions for telephone voting shown on the proxy card mailed to you.

•

Vote by Proxy Card. If you do not wish to vote by the internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you vote via the internet or by telephone, please do not mail your proxy card.

The internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares for the matters before our stockholders as described in this proxy statement and confirm that your voting instructions have been properly recorded.

Votes submitted by telephone or via the internet for the matters before our stockholders as described in the proxy statement must be received by [            ], Pacific Time, on [                    ], 2013.

If you are a stockholder with shares held in “street name”, which means your shares are held in an account at a broker, bank, trust or other nominee, you must follow the instructions from your broker, bank, trust or other nominee in order to vote.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact AST Phoenix Advisors, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (800) 591-8250. Banks and brokers may call collect at (212) 493-3910.

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to adopt the merger agreement, the non-binding compensation proposal and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

Revocation of Proxies

If you are a stockholder with shares registered in your name, once you have given your proxy vote for the matters before our stockholders as described in the proxy statement, you may revoke it at any time prior to the time it is voted, by delivering to the Secretary of the Company at the Company’s principal offices either a written document revoking the proxy or a duly executed proxy with a later date, or by attending the special meeting and voting in person. Merely attending the special meeting will not, by itself, revoke a proxy.

If you are a stockholder with shares held in “street name”, you should follow the instructions of your broker, bank, trust or other nominee regarding the revocation of proxies. If your broker, bank, trust company or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail. Please note that if your shares are held in the name of a bank, broker, trust company or other nominee, you must obtain and bring to the special meeting a proxy card issued in your name from the broker, bank or other nominee to be able to vote at the special meeting.

Voting in Person

If you plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to the Company’s stockholders, a member of their immediate family or their named representatives.

For stockholders of record, upon your arrival at the meeting location, you will need to present identification to be admitted to the meeting. If you are a stockholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date stockholder list. We reserve the right to limit the number of immediate family members or representatives who may attend the special meeting. Cameras and electronic recording devices are not permitted at the special meeting.

For stockholders holding shares in “street name”, in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the record date. Otherwise, you will not be permitted to vote at or attend the special meeting.

Appraisal Rights

Under Delaware law, holders of Company common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the judicially determined “fair value” of their shares of Company common stock in lieu of receiving the merger consideration if the merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under Section 262 of the DGCL. This appraisal value could be more than, the same as or less than the merger consideration that would otherwise have been received for those shares.

To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to the Company prior to the vote on the proposal to adopt the merger agreement, must not vote in favor of the proposal to adopt the merger agreement and must continue to hold the shares of Company common stock of record through the effective time of the merger. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. Please see the section of this proxy statement entitled “Appraisal Rights” beginning on page 95 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, telephone or electronic means, we may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Company common stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. We may also use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained AST Phoenix Advisors to solicit stockholder proxies at a total cost of approximately $15,000, plus reimbursement of reasonable out-of-pocket expenses.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. If a quorum is present in person or represented by proxy, an adjournment of the special meeting may be made from time to time by the approval of a majority of the votes cast affirmatively or negatively on the adjournment proposal. If a required quorum is not present in person or represented by proxy, the chairman of the special meeting or the holders of a majority of the shares of Company common stock entitled to vote who are present, in person or by proxy, at the special meeting, may adjourn the meeting from time to time.

If the place, date and time, and means of remote communication, if any, are announced at the original convening of the special meeting, then no notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the special meeting at which a quorum is present in person or represented by proxy, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.

Voting by Company Directors and Executive Officers

As of the close of business on [                    ], 2013, the record date for the special meeting, the Company’s directors and executive officers owned, in the aggregate, [            ] shares of Company common stock, or collectively approximately [    ]% of the outstanding shares of Company common stock. The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our stockholders as described in the proxy statement.

Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact AST Phoenix Advisors, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (800) 591-8250. Banks and brokers may call collect at (212) 493-3910.

THE MERGER

Overview

Life Technologies is seeking the adoption by its stockholders of the merger agreement the Company entered into on April 14, 2013 with Thermo Fisher and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Thermo Fisher. The Board has approved the merger agreement and unanimously recommends that the Company’s stockholders vote for the adoption of the merger agreement.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time, other than shares owned by the Company or Thermo Fisher or their respective wholly owned subsidiaries and shares owned by stockholders who have properly exercised and perfected appraisal rights under Delaware law, will be converted into the right to receive $76.00 in cash, without interest and less any applicable withholding taxes. If the merger does not close by January 14, 2014, by reason of the failure to obtain certain required antitrust approvals or the issuance or enactment by a governmental authority of an order or law prohibiting or restraining the merger (and such prohibition or restraint is in respect of an antitrust law), and this failure was not caused by the failure of the Company to perform in all material respects its efforts and similar obligations under the merger agreement with respect to seeking antitrust approvals, the cash price per share will increase by $0.0062466 per day during the period commencing on, and including, January 14, 2014, and ending on, and including, the closing date.

Background of the Merger

The Board and the Company’s senior management continually review and consider various strategic opportunities with the goal of maximizing long-term stockholder value. As part of this ongoing process, the Board also conducts an annual review of strategic alternatives available to the Company. Over the last few years, these strategic opportunities have included consideration of proposals from a number of third parties who have approached the Company regarding possible strategic transactions.

In the summer of 2011, a private equity firm (“Sponsor A”) contacted David Hoffmeister, the Company’s Chief Financial Officer, to express interest in a potential acquisition of the Company. Sponsor A called Mr. Hoffmeister again in the fall of 2011, and Mr. Hoffmeister attended a dinner with two representatives of Sponsor A in November 2011.

In September 2011, Marc Casper, the chief executive officer of Thermo Fisher, submitted a letter to the Company stating that Thermo Fisher had a strong interest in entering into formal discussions regarding a potential business combination with the Company. The letter proposed a valuation of $58.00 per share of the Company’s common stock (which represented a 43% premium over the Company’s closing stock price of $40.54 on September 15, 2011) and stated that Thermo Fisher would propose consideration consisting of a combination of stock and cash. The Board carefully reviewed and considered the indication of interest in light of the Company’s other strategic alternatives. The Board determined that execution of the Company’s strategic plan as a standalone company was likely to provide significantly greater value to stockholders than the proposal in Thermo Fisher’s indication of interest. Upon instruction from the Board, the Company’s senior management contacted Thermo Fisher and responded accordingly.

In January 2012, Greg Lucier, the Company’s chief executive officer, and Mr. Hoffmeister had an introductory meeting with representatives of Sponsor A.

In the spring of 2012, one of the independent members of the Board suggested that Mr. Hoffmeister have an introductory meeting with another private equity firm (“Sponsor B”). A representative of Sponsor B then contacted Mr. Hoffmeister, and in early June 2012 Mr. Hoffmeister met with a representative of Sponsor B for an introductory dinner. Later in June 2012, Sponsor B provided to the Company’s management a presentation regarding Sponsor B’s experience with private equity transactions in the healthcare industry. The presentation identified key aspects of a potential private equity transaction involving the Company and contained an illustrative comparison of a range of potential offer prices, from $42.69 per share (which represented no premium over the Company’s stock price at the time of the presentation) to $59.77 per share (which represented a 40% premium over the Company’s stock price at the time of the presentation).

In June 2012, Messrs. Lucier and Hoffmeister invited representatives of Sponsor A to make a presentation to the Board at its next meeting regarding key aspects of private equity transactions and the potential feasibility of a private equity transaction involving the Company.

From time to time, Mr. Lucier had discussions with the chief executive officer of a strategic party (“Strategic Party A”). In the summer of 2012, the chief executive officer of Strategic Party A indicated during a discussion with Mr. Lucier that Strategic Party A would be interested in exploring a potential transaction with the Company.

On July 23 and 24, 2012, the Board held regularly scheduled meetings in Newport Beach, California, in connection with its annual strategic review, at which all members of the Board were present. Members of the Company’s senior management also attended portions of the meetings. During the July 23 meeting, Mr. Hoffmeister led a discussion of the Company’s financial model and the financial aspects of the Company’s strategic plan. The Board then invited representatives of Sponsor A to make a presentation to the Board regarding a potential leveraged buyout of the Company. During the presentation, the Sponsor A representatives stated that Sponsor A believed, based on a review of publicly available information regarding the Company, that an offer price of $56.00 to $59.00 per share could be supported. The Sponsor A representatives noted that the $56.00 to $59.00 range represented a premium of 30% to 37% over the Company’s then-current stock price, which closed at $42.75 per share on July 23, 2012. The Board asked numerous questions regarding the presentation and determined to discuss Sponsor A’s presentation further in executive session during its strategic review meeting the following day. During the July 24 meeting, the Board continued its review and discussion with the Company’s senior management of a variety of topics relating to the Company’s strategic direction, including strategic priorities in certain key segments of the Company’s business, the competitive landscape for the Company’s business, macro trends and challenges, the Company’s financial performance, growth initiatives, potential M&A activity and alternatives for the creation of stockholder value. In an executive session of the Board, the independent members of the Board discussed a number of considerations relating to Sponsor A’s presentation, including its merits and risks compared to other alternatives available to the Company, whether and when to contact other potential acquirors, the proper governance process for carefully considering the presentation, the need for independent legal and investment banking advice, the potential disruption to the Company’s business and the time required for any process. After discussion, the independent members of the Board instructed the Board’s Presiding Director, Ronald A. Matricaria, to interview outside law firms qualified to serve as independent legal counsel.

The Company’s in-house counsel prepared for Mr. Matricaria a list of outside counsel having the appropriate resources and expertise to advise the independent directors in a potential strategic transaction involving a sale of the Company. Mr. Matricaria then conducted an independent dialogue with representatives of certain law firms identified for this purpose. As part of that process, on July 25, 2012, Mr. Matricaria contacted a representative of Cravath, Swaine & Moore LLP (“Cravath”) to discuss, among other things, Cravath’s independence and experience. Cravath had not previously been engaged by the Company.

On August 2, 2012, the Board held a special telephonic meeting, which was attended by all but one of the members of the Board. Members of the Company’s senior management and representatives of Cravath and Moelis also attended portions of the meeting. Moelis had served as a financial advisor to the Company in numerous transactions over the past several years, including the 2008 combination of Invitrogen Corporation and Applied Biosystems, Inc., which resulted in the formation of Life Technologies. During this meeting, the independent members of the Board determined to retain Cravath as independent legal counsel to the Board, after considering the qualifications, expertise, reputation and independence of Cravath. During an executive session of the independent directors and representatives of Cravath, the Cravath representatives reviewed with the Board various considerations regarding the Board’s review of the Company’s strategic options, including the Board’s fiduciary duties, the role and responsibilities of the Company’s management, potential conflicts of interest for the Company’s management, the independent directors’ roles and the importance of independent financial advisors. The Board then discussed Sponsor A’s presentation with the Company’s management and the Cravath representatives and identified certain key items for further investigation, including how a potential transaction with Sponsor A compared to the Company’s other strategic alternatives, strategic consolidation in the industries in which the Company operates, the Company’s value and the appropriate process. During this discussion, the Board discussed the September 2011 proposal from Thermo Fisher. At the Board’s request, representatives of Moelis made a presentation to the Board relating to the potential transaction proposed by Sponsor A. Mr. Matricaria then led a discussion of possible actions the Board could take in relation to Sponsor A’s presentation and the benefits and risks related to such actions, including the impact an exploratory process might have on the Company’s business, the potential for information leaks and opportunities and risks relating to the Company’s strategic plan. After discussion, the Board determined to engage an independent financial advisor to assist the Board in reviewing the Company’s strategic plan and strategic alternatives and to develop updated preliminary financial analyses of the Company. The independent directors agreed that Mr. Matricaria and another independent member of the Board, Balakrishnan S. Iyer, would select the independent financial advisor and oversee its activity and that the advisor would be asked to provide a report at the October Board meeting. The Board also instructed Mr. Matricaria to inform Sponsor A that the Board intended to conduct a full review of the Company’s strategic alternatives before responding to Sponsor A’s presentation. Following the Board meeting, the independent directors discussed with the Company’s senior management the roles, responsibilities and restrictions applicable to management in the Board’s strategic review.

Following the August 2 Board meeting, at the request of Messrs. Matricaria and Iyer, the Company’s senior management evaluated a number of investment banks and provided to Messrs. Matricaria and Iyer a list of three investment banks the Company’s management had identified as potential financial advisors to the Board, based on an assessment of the banks’ reputations and independence. Deutsche Bank was one of the three banks. Members of the Company’s business development team and other members of Company management had previously spoken with representatives of Deutsche Bank on several occasions to discuss acquisition opportunities and strategic alternatives, but Deutsche Bank had not previously been engaged by the Company in connection with any financial advisory or financing matters.

Messrs. Matricaria and Iyer then called a representative of Cravath to discuss the three investment banks identified by the Company’s management and certain considerations relating to selection of a potential financial advisor, including the advantages and disadvantages of engaging a large investment bank as compared to a boutique firm. With respect to Deutsche Bank, they discussed the likelihood that Deutsche Bank’s capital markets expertise could provide a valuable perspective in the event that the Company decided to proceed with a transaction involving significant financing, including a leveraged buyout, but they also considered potential conflicts of interest that Deutsche Bank might have in light of its previous business dealings with various financial sponsors. They also discussed the fact that, if retained as an advisor, Deutsche Bank would not be available to serve as a financing source for potential acquirors of the Company. After discussion, Messrs. Matricaria and Iyer decided to invite representatives of Deutsche Bank to make a presentation to the Board, following which presentation the Board could decide whether to engage Deutsche Bank as a financial advisor. Accordingly, in late August 2012, Mr. Hoffmeister contacted representatives of Deutsche Bank to invite them to make a presentation to the Board at its next meeting regarding strategic alternatives available to the Company. At this time, the Company did not inform Deutsche Bank about Sponsor A’s July 23 presentation to the Board or the prior Thermo Fisher offer.

On October 25, 2012, the Board held a regularly scheduled meeting at the Company’s headquarters in Carlsbad, California, at which all members of the Board were present. Members of the Company’s senior management and representatives of Deutsche Bank attended portions of the meeting and representatives of Cravath participated in portions of the meeting by phone. During this meeting, representatives of Deutsche Bank reviewed with the Board, among other things, factors affecting the market value of the Company common stock and a variety of potential strategic opportunities and challenges for the Company, including executing on the Company’s business plan, returning capital to stockholders, adjusting the capital structure of the Company, engaging in acquisitions and selling the Company. The Deutsche Bank representatives also reviewed with the Board certain preliminary financial analyses relating to the Company. Following this discussion, the Board met with the Company’s senior management and representatives of Cravath to discuss potentially retaining one or both of Deutsche Bank and Moelis to assist the Board in evaluating the Company’s strategic alternatives. After considering Deutsche Bank’s and Moelis’ respective qualifications, expertise and reputation, including in particular Deutsche Bank’s extensive resources and capital markets expertise and Moelis’ historic relationship with the Company and focus on M&A advisory services, the Board determined to proceed with Deutsche Bank as a financial advisor to the independent members of the Board and Moelis as a financial advisor to the Company in connection with reviewing the Company’s strategic alternatives. The Board directed representatives of Deutsche Bank and Moelis to work with the Company’s management and Cravath to continue to explore the strategic alternatives available to the Company, including by promptly developing a timeline and a list of actions items for exploring a potential sale of the Company.

On November 2, 2012, the Board held a special telephonic meeting, which was attended by all but one of the members of the Board. Members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis attended portions of the meeting. The Board and the advisors discussed the need to design a process that would maximize value to stockholders by creating competitive tension among potential bidders, while maintaining confidentiality and reserving the flexibility to revise the timeline and modify or terminate the exploratory process based on the overall goals of the Board and the interests of stockholders. Representatives of Deutsche Bank and Moelis led a discussion of a proposed process and timeline for exploring a potential sale of the Company. The Board and the advisors discussed potential benefits and risks associated with approaching potential strategic buyers at this stage, including the possibility that strategic buyers could outbid financial sponsors in anticipation of post-closing synergies, the potential competitive disadvantages resulting from approaching strategic parties at this stage, the increased risk of leaks to the market, the potential business damage from a failure to consummate a transaction and the fact that potential strategic buyers would likely be able to evaluate and negotiate a transaction faster than financial buyers. In light of these and other factors, the independent members of the Board determined that it was in the best interests of the Company and its stockholders to approach a limited number of potential private equity buyers to explore their interest in a potential acquisition of the Company, but to maintain the flexibility to approach potential strategic buyers at a later point if the Board believed it would maximize stockholder value. The Board discussed with the advisors the fact that financial buyers would likely need to form equity consortiums to fund an acquisition of a company with Life Technologies’ market capitalization, the feasibility and challenges involved in obtaining debt financing and the best process to maximize competition among potential acquirors in light of the equity and debt financing dynamics. The Board determined to contact three potential lead financial sponsors at this stage, with the understanding that one or more of the sponsors may seek to partner with others at a later date because it might be difficult for each of the three sponsors to form a separate consortium capable of acquiring the Company. The Deutsche Bank and Moelis representatives reviewed with the Board information relating to several private equity firms that might be in a position to act as a lead financial sponsor for a possible acquisition of the Company, based on an assessment of such firms’ likely interest in a transaction, available capital and experience in the healthcare industry. After discussion, the Board instructed Deutsche Bank and Moelis to approach Sponsor A, Sponsor B and another private equity firm (“Sponsor C”) and solicit proposals from such parties regarding a potential leveraged buyout of the Company.

In early November 2012, members of the Board and representatives of Cravath discussed the role of the Board in managing the day-to-day activities relating to the process of evaluating the Company’s strategic alternatives. In particular, the Board considered whether a committee of independent directors should be formed or appointed to oversee day-to-day activities in order to facilitate a timely response to developments as they arise. On November 10, 2012, the Board delegated to its Governance and Nominating Committee (the “Governance and Nominating Committee”) the authority to oversee the process for evaluating the Company’s strategic alternatives and the related activities of the Company’s management and the advisors, to the extent consistent with the process approved by the Board. The Governance and Nominating Committee was a standing committee composed of the following independent directors: Raymond V. Dittamore, Balakrishnan S. Iyer, Ronald A. Matricaria and Dr. Per A. Peterson. Notwithstanding this delegation, the Board instructed the Governance and Nominating Committee that all major decisions, including any decision to approve a transaction or to terminate the Company’s strategic review process, were reserved for consideration by the full Board.

On November 21, 2012, the Governance and Nominating Committee received an update from representatives of Deutsche Bank, Moelis and Cravath regarding the strategic review process and the steps that had been taken since the November 2 Board meeting, including the preparation by the Company’s senior management of the Company’s 2013 Annual Operating Plan. Taking into account the recommendation of the advisors and the Company’s management, the Governance and Nominating Committee determined to revise the timeline for the strategic review process. Later in November, the Company held informational calls to update the other members of the Board.

On November 30, December 3 and December 4, 2012, representatives of Deutsche Bank and Moelis contacted Sponsor A, Sponsor B and Sponsor C on a confidential basis regarding the potential financial buyers’ interest in a possible acquisition of the Company. Sponsor B declined to pursue discussions regarding a potential transaction. Sponsor C executed a confidentiality agreement with the Company on December 5, 2012.

The confidentiality agreement the Company executed with Sponsor C on December 5, 2012, contained terms customary for the exploration of a potential sale of a public company, including a customary standstill provision. Except as noted below in this “—Background of the Merger” section, the confidentiality agreements that the Company subsequently executed with other financial and strategic parties, as described below, were similar in all material respects to the agreement with Sponsor C. The confidentiality agreements prohibited the potential buyers from disclosing non-public information concerning the Company (including the fact that the Company had entered into the confidentiality agreement) to any third party advisors or to prospective debt or equity financing sources without the Company’s prior consent, subject to certain exceptions. The confidentiality agreements also generally prohibited the potential buyers from engaging any potential debt financing source on an exclusive basis.

On December 13, 2012, representatives of Deutsche Bank and Moelis reported to the Governance and Nominating Committee that Sponsor B had declined to pursue a potential transaction, and Mr. Hoffmeister reported that Sponsor A had, prior to being contacted by Deutsche Bank and Moelis on December 3, engaged in discussions with three other financial firms regarding the formation of a consortium to explore a potential acquisition of the Company.

Later on December 13, 2012, the Board held a regularly scheduled meeting at the Company’s headquarters in Carlsbad, California, which was attended by all but one of the members of the Board. Members of the Company’s senior management attended portions of the meeting and representatives of Cravath, Deutsche Bank and Moelis participated in portions of the meeting by phone. During this meeting, Mr. Lucier and other members of the Company’s senior management led a discussion of the Company’s financial model and strategic plan, including a discussion of results and projections relating to the Ion Torrent Proton sequencer and a review of potential acquisition opportunities available to the Company. Mr. Dittamore, the chairman of the Governance and Nominating Committee, provided the Board an update on the status of discussions with Sponsor A, Sponsor B and Sponsor C, including that Sponsor B had declined to pursue a potential transaction. After discussion with the advisors and members of the Company’s senior management, the Board instructed representatives of Deutsche Bank and Moelis to approach a fourth private equity firm (“Sponsor D”) to explore its interest in a possible transaction. The Board also instructed the advisors to permit Sponsor A to form a consortium with the three other financial firms with whom it had engaged in discussions (collectively, the “Sponsor A Consortium”), subject to the execution by each member of the Sponsor A Consortium of a confidentiality agreement acceptable to the Company. In the interest of protecting confidentiality by limiting the number of parties involved in the exploratory process, the Board determined not to permit Sponsor C and Sponsor D to form consortiums at this time, but to revisit this decision should either of these financial parties request to form a consortium or in the event that discussions with either of these parties progressed to a more advanced stage.

Between December 14, 2012, and December 21, 2012, each member of the Sponsor A Consortium and Sponsor D executed a confidentiality agreement with the Company.

During the first two weeks of January 2013, the Sponsor A Consortium, Sponsor C and Sponsor D were provided with access to an electronic data room that contained limited non-public information regarding the Company, and representatives of each of these parties attended presentations by the Company’s senior management.

On January 8, 2013, Mr. Casper, the chief executive officer of Thermo Fisher, called Mr. Lucier to express interest in a potential combination of Thermo Fisher and the Company. Following the call, Mr. Casper delivered a letter confirming Thermo Fisher’s strong interest in entering into formal discussions with the Company. The letter noted that Thermo Fisher intended to provide consideration consisting of a combination of stock and cash, but it did not contain a specific offer price or valuation range.

On January 13, 2013, the Governance and Nominating Committee held a special telephonic meeting. Members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis also participated. During this meeting, Mr. Lucier and representatives of Deutsche Bank and Moelis provided an update to the Governance and Nominating Committee regarding the January 8 call and letter from Thermo Fisher and the current status of discussions with the Sponsor A Consortium, Sponsor C and Sponsor D. The Governance and Nominating Committee considered the timing and nature of a potential response to Thermo Fisher’s letter, including whether the Company should respond promptly to Thermo Fisher seeking a specific indication of the price and mix of consideration that Thermo Fisher would be willing to pay or if it was preferable to wait until the Company had received preliminary indications of interest from the potential financial buyers. After discussion with representatives of Cravath, Deutsche Bank and Moelis, the Governance and Nominating Committee instructed Mr. Lucier to call Mr. Casper and inform him that Thermo Fisher’s January 8 letter would be presented to the Board for consideration at a meeting in early February. Subsequently, the Company held informational calls to update the other members of the Board.

After the close of business on January 17, 2013, the Financial Post and other news organizations reported that the Company had started a process to explore a potential sale of itself. These reports also noted that the Company had retained Deutsche Bank and Moelis in connection with this process. Prior to the publication of these reports, the Company’s stock price closed at $54.97 on January 17, 2013.

Promptly following the release of these news reports, on the evening of January 17, 2013, Mr. Matricaria convened a conference call of the Board to discuss the reports and consider an appropriate response. All but one of the members of the Board, as well as members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis, participated in the call. The Board and the advisors discussed the likely impact the reports could have on the Company’s stock price, the Company’s employees and the strategic review process. After discussion of these and other considerations, the Board decided to issue a public statement in response to the January 17 news reports. The Board also instructed the advisors and members of the Company’s senior management to take additional precautions aimed at preserving the confidentiality of the strategic review process.

Before the opening of business on January 18, 2013, the Board issued a statement confirming that the Board had retained Deutsche Bank and Moelis to assist in its annual strategic review. The statement noted that the Board had not decided on any specific course of action.

The Company’s stock price opened at $61.23 on January 18, 2013, an 11.4% increase from the closing price on the previous day.

Later on January 18, 2013, a representative of Deutsche Bank sent letters to Sponsor A, Sponsor C and Sponsor D, inviting each of them to submit a written, preliminary and non-binding proposal for a potential acquisition of the Company. The letters requested that proposals be submitted by February 6, 2013.

On January 19, 2013 and during the following week, representatives of a potential strategic buyer (“Strategic Party B”) contacted Deutsche Bank and Moelis on several occasions to express Strategic Party B’s preliminary interest in a potential transaction with the Company. Strategic Party B’s advisors indicated that Strategic Party B was primarily interested in an acquisition of the Company’s sequencing business, but may also be interested in an acquisition of the entire Company. Subsequently, the chairman of Strategic Party B’s board of directors called Mr. Lucier to confirm Strategic Party B’s preliminary interest.

On January 21, 2013, the chief executive officer of another potential strategic buyer (“Strategic Party C”) called Mr. Lucier and stated that if the Company was undertaking an auction process, Strategic Party C would be interested in participating.

On January 23, 2013, the Governance and Nominating Committee held a special telephonic meeting. Members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis also participated. In an executive session of the independent directors and representatives of Cravath, the Cravath representatives led a discussion regarding whether there were any potential conflicts of interest with respect to the financial advisors. Among other things, the Cravath representatives reviewed with the Governance and Nominating Committee certain information provided by Deutsche Bank and Moelis regarding historical investment banking fees that each had earned from the Sponsor A Consortium, Sponsor C and Sponsor D as well as factors that may result in or mitigate potential conflicts of interest. Following this discussion, the Committee determined to continue its use of Deutsche Bank and Moelis. Representatives of Deutsche Bank and Moelis and members of the Company’s senior management then reviewed with the Governance and Nominating Committee the expressions of interest from potential buyers since the January 18 news release, including the preliminary indications of interest from Strategic Party B and Strategic Party C. The Governance and Nominating Committee discussed whether to approach these or other potential strategic acquirors to explore their interest in a potential acquisition of the Company and discussed a variety of considerations, including the impact of approaching strategic parties on the strategic review process and the likelihood that potential strategic buyers would be able to evaluate and negotiate a transaction more quickly than financial parties. Following this discussion, the Governance and Nominating Committee elected not to pursue discussions with potential strategic acquirors at this time. The Governance and Nominating Committee determined that it was in the best interests of the Company and its stockholders to continue discussions with the Sponsor A Consortium, Sponsor C and Sponsor D based on the existing strategic review process and timeline, but that the process and timeline was subject to reconsideration by the full Board at its next meeting.

On January 24, 2013, a member of management of a potential strategic buyer (“Strategic Party D”) contacted Dr. Peterson, a member of the Governance and Nominating Committee, and expressed interest in a partnership arrangement involving the Company’s sequencing business. Subsequently during the same week, another individual from Strategic Party D called Mr. Lucier to express interest in engaging in preliminary discussions with the Company regarding a potential transaction.

During the weeks following the January 17 news reports, the chief executive officer of a strategic party (“Strategic Party E”) contacted Mr. Lucier to propose a potential merger-of-equals transaction involving Strategic Party E. During this time period, Mr. Lucier and Paul Grossman, the Company’s Senior Vice President of Strategy and Corporate Development, engaged in several discussions with the chief executive officer of Strategic Party E regarding the proposal.

On January 30, 2013, Strategic Party A submitted a written indication of interest in a potential acquisition of the Company. Subsequently, the chief executive officer of Strategic Party A called Mr. Lucier to confirm Strategic Party A’s interest. Also on January 30, Strategic Party A’s financial advisor called Deutsche Bank and Moelis and indicated that, subject to the completion of due diligence, Strategic Party A would be prepared to obtain financing to consummate an all-cash acquisition of the Company or, in the alternative, would be willing to consummate a stock-for-stock merger.

During the three weeks following the January 17 news reports, four other strategic parties contacted the Company, Deutsche Bank or Moelis to express preliminary interest in acquiring particular portions or segments of the Company’s business. None of these parties indicated an interest in acquiring the entire Company. In addition, during this time period, a number of private equity firms and other financial firms contacted the Company or its financial advisors to express preliminary interest in participating in an acquisition of the Company by partnering with a consortium of other financial sponsors. Only one of these private equity firms (“Sponsor E”) indicated that it may be willing to lead a consortium in a potential transaction. One of the financial firms that expressed preliminary interest in joining a consortium was a significant stockholder of the Company.

On February 6, 2013, each of the Sponsor A Consortium, Sponsor C and Sponsor D submitted a written, non-binding indication of interest in a potential acquisition of the Company. The Sponsor A Consortium proposed a purchase price of $61.00 per share in cash, Sponsor C proposed a valuation range of $61.00 to $64.50 per share in cash and Sponsor D proposed a purchase price of $65.00 per share in cash. Each of these preliminary indications of interest was subject to the completion of due diligence, among other conditions.

On February 7, 2013, the Governance and Nominating Committee held a special telephonic meeting, which was attended by all but one of the members of the committee. Members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis also participated. During this meeting, representatives of Deutsche Bank and Moelis reviewed with the Governance and Nominating Committee the February 6 indications of interest from the financial parties involved in the exploratory process, including a discussion of the leverage assumptions on which the indications of interest were based, and the perceived ability of each of the financial parties to form a consortium of financial firms capable of consummating a transaction. Representatives of Deutsche Bank and Moelis and members of the Company’s senior management also provided an update regarding their discussions with other financial and strategic parties over the preceding weeks. The Governance and Nominating Committee considered whether to include potential strategic buyers in the exploratory process, in the event that the Board decided to continue discussions with the potential financial buyers. After discussion, the Governance and Nominating Committee instructed the Cravath representatives to work with the Company’s financial advisors to prepare various analyses with respect to several potential strategic acquirors, including certain of the strategic parties that had contacted the Company and the advisors over the preceding weeks. In an executive session of the independent directors and representatives of Cravath, the Governance and Nominating Committee discussed various potential organizational changes to the Company’s business should the Board determine that continued execution of the Company’s standalone plan was in the best interests of the Company’s stockholders.

On February 10, 2013, the Board held a special meeting at the Company’s headquarters in Carlsbad, California, which was attended, in person or by phone, by all members of the Board. Members of the Company’s senior management and representatives of Deutsche Bank and Moelis attended portions of the meeting, and representatives of Cravath participated by phone. In an executive session of the independent directors and representatives of Cravath, the Cravath representatives reviewed the fiduciary duties of the Board and the discussion among Cravath and the members of the Governance and Nominating Committee regarding whether there were any potential conflicts of interest with respect to the financial advisors. Representatives of Deutsche Bank and Moelis then reviewed with the Board the February 6 indications of interest from the financial parties involved in the exploratory process and provided an update to the Board regarding recent inbound communications from other financial and strategic parties. Representatives of Deutsche Bank and Moelis also reviewed certain preliminary financial analyses relating to the Company. The Company’s management reviewed various communications they received from the Company’s stockholders regarding a potential transaction. The Board and the advisors then discussed various strategic alternatives, including continuing to explore a potential transaction with a financial buyer, exploring a potential transaction with a strategic buyer and potentially adjusting the Company’s strategic plan as a standalone company. The Board and the advisors discussed whether any outreach to potential strategic acquirors should also include strategic parties that had not contacted the Company in the preceding weeks. In assessing the need for such further outreach, the Board considered the fact that various news media had reported that the Company was soliciting interest in a potential transaction, that the Board had issued a statement on January 18 confirming that it was conducting a strategic review and the likelihood that a strategic party with serious interest in a transaction would fail to contact the Company following the media reports and the Board’s January 18 statement. The Board also discussed the benefits of protecting confidentiality and minimizing disruption to the Company’s business by limiting the number of parties involved in the exploratory process. After extensive discussion, the Board determined to contact each of the strategic parties that had expressed interest in acquiring the entire Company, and instructed Deutsche Bank and Moelis to seek pricing indications from Thermo Fisher, Strategic Party A, Strategic Party B and Strategic Party C, subject to the advisors and the Company’s senior management first developing a plan to maintain the confidentiality of all non-public information of a sensitive or competitive nature to be shared with such parties. The Board also instructed the advisors to continue exploring a potential transaction with a financial party and to assist management in further developing the Company’s standalone alternatives.

During the first two weeks of February 2013, Mr. Lucier and other members of the Company’s management continued to engage in preliminary discussions with Strategic Party E regarding a possible merger-of-equals transaction. During this time period, representatives of Deutsche Bank and Moelis were in contact with representatives of Thermo Fisher, Strategic Party A, Strategic Party B and Strategic Party C.

On February 11, 2013, Dr. Peterson called the chairman of Strategic Party D to assess Strategic Party D’s interest in a potential transaction. Strategic Party D’s chairman indicated that he was unaware of the outreach by members of his management team to Mr. Lucier regarding a partnership arrangement or other transaction with the Company. Based on this conversation, the Governance and Nominating Committee determined that the Company should wait for additional communication from Strategic Party D to determine whether Strategic Party D was interested in an acquisition of the Company. The Company did not hear from Strategic Party D again.

On February 13, 2013, a representative of Deutsche Bank sent letters to Thermo Fisher, Strategic Party A, Strategic Party B and Strategic Party C, inviting each of them to submit a written, preliminary and non-binding proposal for a potential acquisition of the Company. The letters requested that proposals be submitted by February 22, 2013. The strategic parties were not provided with access to any non-public information concerning the Company at that time. In addition, each of the letters included a provision intended to restrict the potential strategic buyer from publicly disclosing the fact that the Company had invited it to submit a proposal.

On February 14, 2013, Strategic Party E executed a confidentiality agreement with the Company. The confidentiality agreement contained terms customary for the exploration of a potential merger-of-equals transaction, including a mutual standstill provision. The Company and Strategic Party E subsequently exchanged a limited amount of non-public information concerning each party pursuant to the confidentiality agreement.

On February 20, 2013, Reuters and other news organizations reported that a sale of the Company was looking less likely, based on reports that an increase in the Company’s stock price had left Thermo Fisher skeptical about a deal and offers from private equity firms would need to be increased significantly to win approval of the Board. The Company’s stock price closed at $58.13 on February 20, an 8.3% decrease from the closing price of $63.36 on the previous day.

Also on February 20, 2013, Strategic Party B’s financial advisors informed representatives of Deutsche Bank that Strategic Party B continued to be interested in acquiring the Company’s sequencing business, but was not willing to acquire the entire Company.

On February 22, 2013, Strategic Party A submitted a written, non-binding proposal to acquire the Company for cash, at a valuation range of $64.00 to $68.00 per share. Strategic Party A proposed a transaction pursuant to which Strategic Party B would become the owner of the Company’s sequencing business, and Strategic Party A would become the owner of the balance of the Company’s business, with all costs and risk of separating the sequencing business to be borne by Strategic Party A and Strategic Party B. The proposal was based on publicly available information concerning the Company, and was subject to the completion of due diligence and further discussions among the Company, Strategic Party A and Strategic Party B, among other conditions.

Also on February 22, 2013, a member of Strategic Party C’s senior management informed representatives of Moelis that Strategic Party C continued to be interested in participating in the process, but was not willing to propose a purchase price for the Company based solely on publicly available information.

On February 25, 2013, Thermo Fisher submitted a written, non-binding proposal to acquire the Company at a valuation range of $65.00 to $68.00 per share. Thermo Fisher proposed that the consideration would be delivered predominantly in cash, with some component in stock. The proposal was based on publicly available information concerning the Company and was subject to the completion of due diligence, among other conditions.

On February 26, 2013, the Governance and Nominating Committee held a special meeting at the Company’s headquarters in Carlsbad, California, which was attended by all members of the committee. Members of the Company’s senior management attended the meeting and representatives of Cravath, Deutsche Bank and Moelis participated by phone. During this meeting, representatives of Deutsche Bank, Moelis and Cravath reviewed with the Governance and Nominating Committee the preliminary indications of interest from Strategic Party A and Thermo Fisher and provided an update regarding discussions with potential financial buyers involved in the exploratory process. The Governance and Nominating Committee considered various alternatives for moving forward, including whether to allow the strategic parties to conduct further diligence on the Company in order to refine their proposals. The Governance and Nominating Committee discussed possible ways to mitigate the inherent risks presented by allowing potential strategic buyers to access non-public information concerning the Company as part of a due diligence process. In light of Strategic Party B’s apparent decision to partner with Strategic Party A rather than submit its own proposal, the Governance and Nominating Committee considered potential benefits and risks associated with selling part, but not all, of the Company’s business, including the potential to capture a premium that Strategic Party B may be willing to pay for the Company’s sequencing business, balanced against the likely negative impact on employee morale, negative tax consequences and separation costs.

On February 27, 2013, the Board held a regularly scheduled meeting at the Company’s headquarters in Carlsbad, California, which was attended by all members of the Board. Members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis attended portions of the meeting. The Board engaged in an extensive discussion regarding the Company’s strategic review process. Representatives of Deutsche Bank, Moelis and Cravath described the current status of discussions with potential buyers. Members of the Company’s senior management led a review of potential alternative strategic plans for the Company’s operation on a standalone basis aimed at enhancing stockholder value. Members of the Company’s senior management also led the Board in a discussion of the merger-of-equals opportunity with Strategic Party E, including a review of Strategic Party E’s business and product lines, possible synergies and certain financial, regulatory and timing considerations relating to a potential combination with Strategic Party E. The Board considered whether to continue its exploration of a possible transaction with potential financial or strategic buyers and, after discussion, instructed representatives of Deutsche Bank and Moelis to seek binding offers from the potential financial and strategic buyers by mid-April, at which time the Board would reconvene to review the final proposals and determine whether and how to conclude its strategic review process. In an executive session of the independent directors and representatives of Cravath, the independent directors discussed the Company’s annual equity grants and other compensation matters, and considered various alternatives with respect to such matters in the context of a possible transaction.

Subsequent to the February 27 Board meeting, members of the Company’s management contacted representatives of Strategic Party E, and both parties agreed to put on hold talks regarding a potential transaction.

During the first week of March, Sponsor C informed Deutsche Bank and Moelis that it was no longer interested in pursuing a potential transaction. Sponsor E, which had initially indicated that it was willing to lead a consortium or join an existing consortium, and another financial firm agreed to join a consortium led by Sponsor D (collectively, the “Sponsor D Consortium”). Sponsor E and the other new member of the Sponsor D Consortium executed confidentiality agreements with the Company on March 3, 2013 and March 6, 2013, respectively. During this time period, the Company permitted the Sponsor A Consortium and the Sponsor D Consortium to engage in discussions with prospective debt financing sources regarding a potential transaction. Later in March, a new financial firm joined the Sponsor A Consortium as an equity partner and, after executing a confidentiality agreement with the Company, was also provided with access to the electronic data room.

On March 2, 2013, Mr. Lucier contacted the chairman of Strategic Party B’s board of directors, who stated that Strategic Party B would like to be included in the process and was willing to execute a customary confidentiality agreement.

On March 4, 2013, a member of Strategic Party C’s senior management orally informed Deutsche Bank and Moelis that Strategic Party C would be interested in acquiring the Company at a valuation of $62.00 to $63.00 per share.

Also on March 4, 2013, Thermo Fisher executed a confidentiality agreement with the Company.

On March 6, 2013, the Governance and Nominating Committee held a special telephonic meeting. Members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis participated in portions of the meeting. During this meeting, Mr. Lucier reported on his March 2 conversation with Strategic Party B’s chairman and, after discussion, the Governance and Nominating Committee determined to include Strategic Party B in the process and provided direction to the representatives of Deutsche Bank, Moelis and Cravath regarding the timing and nature of non-public information to be provided to Strategic Party B and the nature of the confidentiality agreement to be entered into with Strategic Party B. Representatives of Deutsche Bank then reported on the March 4 oral indication of interest from Strategic Party C and, after discussion, the Governance and Nominating Committee instructed Mr. Lucier to contact the chief executive officer of Strategic Party C to assess Strategic Party C’s degree of interest in acquiring the Company. Subsequently, the Company held informational calls to update the other members of the Board.

On March 7, 2013, Mr. Lucier spoke with the chief executive officer of Strategic Party C, who indicated that Strategic Party C had a strong interest in participating in the process and potentially completing a transaction. Strategic Party C subsequently executed a confidentiality agreement with the Company on March 14, 2013.

On March 11 and March 14, 2013, Strategic Party A and Strategic Party B, respectively, executed confidentiality agreements with the Company. In accordance with instructions from the Governance and Nominating Committee, Strategic Party A and Strategic Party B executed separate confidentiality agreements and were generally treated as separate bidders in the process. In light of the fact that Strategic Party A’s February 22 proposal was based on an assumption that Strategic Party B would acquire the Company’s sequencing business, the terms of the confidentiality agreements permitted Strategic Party A and Strategic Party B to engage in discussions with one another regarding a proposed acquisition of the Company.

During the month of March 2013, each of Thermo Fisher, Strategic Party A and Strategic Party C was provided with access to an electronic data room that contained non-public information regarding the Company, and representatives of each of these parties attended presentations by the Company’s senior management. Strategic Party B was also provided with access to an electronic data room, but only a limited amount of non-public information regarding the Company was made available to Strategic Party B in the data room. Strategic Party B was not invited to attend presentations by the Company’s senior management in light of Strategic Party B’s lack of interest in acquiring the entire Company. Throughout the month, each of these parties and the potential financial buyers conducted due diligence investigations of the Company, which included the review of numerous documents and participation in numerous calls and meetings with the Company’s senior management and with representatives of Deutsche Bank, Moelis and Cravath.

On March 13, 2013, the Governance and Nominating Committee held a special telephonic meeting, with members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis also participating, during which certain updates were provided to the Governance and Nominating Committee and the participants engaged in a discussion regarding the potential buyers’ access to potential debt financing sources.

On March 15, 2013, the Compensation and Organizational Development Committee of the Board (the “C&OD Committee”) held a special telephonic meeting. Members of the Company’s senior management also participated. At the request of the C&OD Committee, members of the Company’s senior management described the current change-in-control agreements between the Company and certain members of the Company’s management. The C&OD Committee discussed the importance of retaining the Company’s employees and keeping them engaged throughout the Board’s strategic review process. After discussion, the C&OD Committee approved the Company’s entry into new change-in-control agreements with certain employees, and provided direction to the Company’s senior management with respect to other matters concerning employee retention.

Also on March 15, 2013, Sponsor D informed representatives of Moelis that the Sponsor D Consortium was no longer interested in pursuing a potential transaction.

On March 20, 2013, a representative of Deutsche Bank distributed a draft merger agreement prepared by Cravath to Sponsor A, Thermo Fisher, Strategic Party A and Strategic Party C.

On March 21, 2013, the Governance and Nominating Committee held a special telephonic meeting, with members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis also participating, during which the participants engaged in further discussion regarding the status of potential buyers’ access to potential debt financing sources and the relationship of that access to the overall strategic review process.

On March 22, 2013, a representative of Sponsor A informed a representative of Deutsche Bank that one of the members of the Sponsor A Consortium was no longer interested in pursuing a potential transaction. After numerous discussions over the next several days, Sponsor D (whose consortium had withdrawn from the process on March 15) joined the Sponsor A Consortium on March 25, 2013.

Starting on March 25, 2013, representatives of Strategic Party C spoke with representatives of Deutsche Bank and Moelis on several occasions. During these conversations, Strategic Party C indicated that it would be challenging for Strategic Party C to bid for the entire Company on its own and that it would need a partner in order to make such a bid.

On March 28 and 29, 2013, the Company held informational calls to update the members of the Board regarding developments since the Board’s February 27 meeting, and on March 29, 2013, the Governance and Nominating Committee held a special telephonic meeting. During these calls, the members of the Board considered whether to extend the planned timeline for submission of final, binding offers from the potential buyers. After discussion, the members of the Board determined to maintain the existing timeline. During this time period, certain independent directors approached Mr. Dittamore, the chairman of the Governance and Nominating Committee, seeking additional information regarding the Company’s strategic plan for operation as a standalone company. Mr. Hoffmeister and other members of the Company’s senior management subsequently held two conference calls with these independent directors to answer their questions and provide additional details about the alternative standalone plans the Company’s management, with the assistance of Deutsche Bank and Moelis, had developed with the aim of enhancing stockholder value.

On March 29, 2013, a representative of Deutsche Bank sent letters to Sponsor A (on behalf of the Sponsor A Consortium), Thermo Fisher, Strategic Party A and Strategic Party C, inviting each of them to submit a written, final, fully-financed and binding offer to acquire the Company. The letters requested that each potential buyer submit a mark-up of the draft merger agreement (which had been distributed on March 20) by April 5, 2013, and a final offer by April 9, 2013. A representative of Deutsche Bank sent to Strategic Party B a copy of Strategic Party A’s letter concurrently with distribution of such letter to Strategic Party A.

On April 5, 2013, a representative of Thermo Fisher’s outside legal counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell”), sent a revised draft of the merger agreement on behalf of Thermo Fisher. On the same date, representatives of the Sponsor A Consortium’s outside legal counsel sent a revised draft of the merger agreement on behalf of the Sponsor A Consortium.

On April 9, 2013, representatives of JP Morgan submitted a written proposal on behalf of Thermo Fisher pursuant to which Thermo Fisher offered to acquire the Company for $71.00 per share, payable in cash. Representatives of Strategic Party A’s financial advisor submitted a written proposal on behalf of Strategic Party A pursuant to which Strategic Party A offered to acquire the Company for $70.00 per share, with 85% of the total purchase price payable in cash and 15% payable in shares of Strategic Party A’s stock. Strategic Party A’s proposal contained a “collar” mechanism applicable to the stock component of the consideration in the event of increases or decreases in the value of Strategic Party A’s stock during the period between the signing of a definitive agreement and the closing of the proposed transaction. Subsequently on the same day, representatives of Strategic Party A’s financial advisor sent a revised draft of the merger agreement on behalf of Strategic Party A. Also on April 9, 2013, the Sponsor A Consortium submitted a written offer to acquire the Company for $65.00 per share, payable in cash. Each of these three proposals included a description of the potential buyer’s financing arrangements and was accompanied by copies of debt commitment letters signed by the applicable lenders. Strategic Party C did not submit a proposal or a revised draft of the merger agreement.

On April 10, 2013, the Governance and Nominating Committee held a special telephonic meeting to review the April 9 proposals. Members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis also participated. During this meeting, representatives of Deutsche Bank and Moelis reviewed the offers from Thermo Fisher, Strategic Party A and the Sponsor A Consortium and representatives of Cravath compared the terms of the revised merger agreement drafts submitted by the respective bidders. The Governance and Nominating Committee considered the dollar amounts of the bids, the respective forms of consideration offered by the potential buyers, the perceived deal certainty and market risk associated with the proposals and the potential remedies available to the Company if the potential buyers were unable to complete a transaction. After discussion, the Governance and Nominating Committee determined that, because the prices offered by Thermo Fisher and Strategic Party A were so close in value—$71.00 per share and $70.00 per share, respectively—the advisors should promptly contact each of the three bidders and seek to obtain enhanced offers. The Governance and Nominating Committee determined that the Company would not contact or engage in further discussions with Strategic Party C, given that Strategic Party C had not submitted a proposal by the April 9 deadline.

Later on April 10, 2013, representatives of Deutsche Bank and Moelis contacted representatives of Sponsor A and the respective financial advisors to Thermo Fisher and Strategic Party A, and requested that each of them submit an improved offer by the evening of April 12, 2013, for the Board’s consideration at a meeting scheduled for April 13, 2013.

Concurrently on April 10, 2013, representatives of Cravath contacted the respective outside legal counsels to Thermo Fisher, Strategic Party A and the Sponsor A Consortium and requested that each of them submit a revised draft of the merger agreement as part of the improved offer. The representatives of Cravath highlighted specific provisions in each potential buyer’s mark-up of the merger agreement that should be improved.

On April 11, 2013, representatives of Strategic Party A’s outside legal counsel contacted representatives of Cravath for further guidance on how to enhance Strategic Party A’s draft merger agreement. In the early morning of April 12, 2013, representatives of Strategic Party A’s outside legal counsel sent to representatives of Cravath a revised draft of the merger agreement. Throughout the day, representatives of Cravath and representatives of Strategic Party A’s outside legal counsel had a number of discussions regarding the revised draft, and the Cravath representatives identified several provisions that needed further improvement.

On the evening of April 12, 2013, representatives of JP Morgan submitted a revised written proposal on behalf of Thermo Fisher pursuant to which Thermo Fisher offered to acquire the Company for $73.00 per share, payable in cash. The proposal requested that the Company execute an exclusivity agreement with Thermo Fisher on the afternoon of April 13, 2013, so that Thermo Fisher and the Company could jointly work to announce the signing of a definitive agreement on April 15, 2013. Also on the evening of April 12, 2013, representatives of Wachtell submitted a revised draft of the merger agreement. This revised draft included, among other things, a “ticking fee” provision pursuant to which the consideration payable to stockholders would increase in the event the transaction took longer than nine months to close by reason of the failure to obtain required antitrust approvals.

Later on the same night, representatives of Strategic Party A’s financial advisor submitted a revised written, “best and final” proposal on behalf of Strategic Party A pursuant to which Strategic Party A offered to acquire the Company for $75.00 per share, with 86% of the total purchase price payable in cash and 14% payable in shares of Strategic Party A’s stock. The proposal stated that Strategic Party A’s offer would terminate if, following the start of the Board meeting scheduled for April 13, 2013, the Company or the advisors engaged in negotiations or discussions with any other bidder, or if the Company did not engage with Strategic Party A on an exclusive basis by the end of the April 13 Board meeting. Strategic Party A’s revised proposal was accompanied by a revised draft of the merger agreement.

Following receipt of the revised proposals from Thermo Fisher and Strategic Party A, representatives of Deutsche Bank, Moelis and Cravath held a conference call to compare the proposals and decide what actions, if any, to take in advance of the Board meeting scheduled for the following day. The advisors discussed the all-cash nature of Thermo Fisher’s proposal and other terms of Thermo Fisher’s offer that were more favorable than Strategic Party A’s proposal, as well as the advisors’ view that Thermo Fisher was capable of increasing its offer price. The advisors also considered Strategic Party A’s request for exclusivity commencing at the start of the Board meeting and the fact that Strategic Party A’s financial advisors had indicated that $75.00 was Strategic Party A’s best and final offer, whereas it was unclear if Thermo Fisher’s bid was its best and final offer. After discussion, the advisors determined that a representative of Cravath would promptly contact Thermo Fisher’s advisors.

Accordingly, early on the morning of April 13, 2013, a representative of Cravath called a representative of JP Morgan and informed the JP Morgan representative that there was a significant gap among the bids and Thermo Fisher was not the lead bidder. The Cravath representative also indicated that it was possible that the Company would not be communicating with Thermo Fisher once the next day’s Board meeting began.

On the morning of April 13, 2013, the C&OD Committee held a special meeting at the Company’s headquarters in Carlsbad, California, which was attended by all members of the C&OD Committee. Members of the Company’s senior management attended portions of the meeting and representatives of Cravath participated by phone. During this meeting, the C&OD Committee reviewed and discussed a proposal to establish a new change-in-control severance arrangement applicable to certain of the Company’s employees who are not party to change-in-control agreements, proposed amendments to certain existing change-in-control agreements and proposed retention, transaction and integration award pools. The Cravath representatives then led a discussion regarding the estimated amounts that may be payable to the directors and executive officers of the Company in the event of a change of control of the Company.

Later on the morning of April 13, 2013, the Board held a special meeting at the Company’s headquarters in Carlsbad, California, which was attended by all members of the Board. Members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis attended portions of the meeting. In an executive session of the Board, the Cravath representatives reviewed with the Board the fiduciary duties of the Board. The Cravath representatives also reviewed with the Board updated information provided by Deutsche Bank and Moelis regarding historical investment banking fees that each had earned from members of the Sponsor A Consortium as well as information provided by Deutsche Bank and Moelis regarding historical investment banking fees that each had earned from Thermo Fisher, Strategic Party A and Strategic Party B, and discussed with the Board the potential conflicts of interest (and mitigating factors) with respect to Deutsche Bank and Moelis.

During the April 13 Board meeting, Mr. Casper called Mr. Lucier and informed Mr. Lucier that Thermo Fisher had decided to increase its offer price to $76.00 per share, payable in cash. Mr. Casper indicated in the course of this conversation that this represented Thermo Fisher’s best and final offer. Mr. Casper also reiterated Thermo Fisher’s request for a limited period of exclusivity during which the parties could finalize the terms of a transaction. Promptly following Mr. Casper’s call to Mr. Lucier, representatives of JP Morgan and Barclays contacted representatives of Deutsche Bank and Moelis to confirm Thermo Fisher’s improved proposal.

Representatives of Deutsche Bank, Moelis and Cravath then reviewed with the Board the material terms of the latest proposals that had been received from Thermo Fisher, Strategic Party A and the Sponsor D Consortium. The Board compared the $76.00 per share proposal from Thermo Fisher and the $75.00 per share proposal from Strategic Party A to the April 9 proposal from the Sponsor A Consortium. Representatives of Deutsche Bank and Moelis reported that the Sponsor A Consortium had failed to submit an increased bid by the April 12 deadline, but had indicated orally that the Sponsor A Consortium may have the ability to moderately increase the $65.00 per share proposal if a moderate increase would cause the proposal to be successful. The Board and the advisors considered whether the favorable aspects of the proposal made it worth considering as an alternative to the proposals from Thermo Fisher and Strategic Party A, and determined that the price disparity was too great. At the request of the Board, Deutsche Bank and Moelis then led the Board in a comparison of the proposals from Thermo Fisher and Strategic Party A, including the type of consideration, the operation of the “ticking fee” provision included in Thermo Fisher’s proposal and the operation of the “collar” mechanism applicable to the stock component of Strategic Party A’s proposal. The Board and the advisors compared the risks associated with the proposals from Thermo Fisher and Strategic Party A, including potential regulatory risk and the provisions in the respective merger agreements applicable to regulatory matters, the risk that either potential buyer’s financing becomes unavailable and the remedies available to the Company in that circumstance, as well as the market risk relating to the portion of the consideration Strategic Party A proposed to pay in stock. The Board also reviewed with the advisors and the Company’s management the Company’s business model and various alternatives for continued operation as a standalone company. After discussion of these and other factors, and taking into account the considerations discussed with Deutsche Bank and Moelis, the Board determined that the $76.00 all-cash proposal from Thermo Fisher was superior to the Company’s other alternatives. The Board and the advisors then considered whether it would be beneficial to seek further price improvements from the potential buyers and discussed the potential benefits and risks of doing so, including the risk of losing the current offer from Thermo Fisher given Thermo Fisher’s request for a limited period of exclusivity. The Board and the advisors also discussed the advantages and disadvantages of seeking the inclusion of shares of Thermo Fisher common stock as part of the consideration mix, including valuation uncertainty and Thermo Fisher’s possible interest in offering shares. After these discussions, the Board instructed Deutsche Bank, Moelis and Cravath to continue to negotiate with Thermo Fisher regarding certain key terms and to report back to the Board. After discussion in an executive session of the Board, the Board authorized the entry into an exclusivity agreement with Thermo Fisher for a limited period of time, subject to the prior resolution of certain open items relating to Thermo Fisher’s proposal.

Promptly following the April 13 Board meeting, at the instruction of the Board, Mr. Lucier called Mr. Casper to discuss several open items relating to Thermo Fisher’s proposal and draft merger agreement.

On the afternoon of April 13, 2013, the Company’s advisors resolved the remaining open key terms, and the Company executed an exclusivity agreement with Thermo Fisher. Under the exclusivity agreement, the Company agreed not to engage in any negotiations or discussions with any other third party regarding a potential acquisition of the Company, from the time of execution of the agreement until 4:00 p.m. Eastern Time on April 15, 2013.

Later on April 13, 2013, a representative of Cravath sent a revised draft of the merger agreement to representatives of Wachtell. During the evening of April 13 and throughout the following day, representatives of Cravath and Wachtell exchanged additional drafts of the merger agreement and the other transaction documents and engaged in negotiations of the terms of such documents. Members of the Company’s and Thermo Fisher’s respective management teams participated in these negotiations.

On the afternoon of April 14, 2013, a representative of Strategic Party A’s financial advisor submitted a revised written proposal on behalf of Strategic Party A pursuant to which Strategic Party A increased its offer price to $76.00. The proposed consideration mix was unchanged from Strategic Party A’s April 12 proposal, but Strategic Party A offered to improve the terms of the “collar” mechanism applicable to the stock component. Because the Company was subject to the exclusivity agreement with Thermo Fisher, Deutsche Bank and Moelis did not respond to this proposal.

Later on the evening of April 14, 2013, the Board held a special telephonic meeting, which was attended by all but one of the members of the Board. Members of the Company’s senior management and representatives of Cravath, Deutsche Bank and Moelis also participated in portions of the meeting. In advance of the meeting, representatives of Cravath had distributed to the Board a memorandum summarizing the key terms of the draft merger agreement with Thermo Fisher. During the meeting, representatives of Deutsche Bank and Moelis reviewed with the Board the key terms of the latest proposals from Thermo Fisher, Strategic Party A and the Sponsor A Consortium. The Deutsche Bank, Moelis and Cravath representatives led the Board in a comparison of the proposals from Thermo Fisher and Strategic Party A, including the consideration mix, the more favorable merger agreement provisions that had been negotiated with Thermo Fisher (including the “ticking fee” provision) and Thermo Fisher’s status as a larger, financially stronger company than Strategic Party A. Representatives of Cravath then reviewed in detail the provisions of the proposed merger agreement and other transaction documents relating to Thermo Fisher’s offer. Representatives of Deutsche Bank and Moelis made a presentation to the Board regarding certain financial analyses relating to the Company and the proposed merger consideration offered by Thermo Fisher. At the request of the Board, representatives of Deutsche Bank and Moelis each delivered an oral opinion (each subsequently confirmed in writing) that, based upon and subject to certain assumptions, limitations, qualifications and conditions set forth in their respective opinions, as of the date of the Board meeting, the proposed merger consideration was fair, from a financial point of view, to the holders of Company common stock, other than Thermo Fisher and its affiliates. After careful consideration, the members of the Board present at the meeting then unanimously approved the merger agreement, declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of, and fair to, the Company and its stockholders, directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company, and recommended that the stockholders of the Company vote for the adoption of the merger agreement. The Board also approved certain compensation arrangements in connection with the transaction, including a new change-in-control severance arrangement applicable to certain of the Company’s employees who are not party to change-in-control agreements, amendments to certain existing change-in-control agreements and the establishment of retention, transaction and integration award pools.

On April 14, 2013, following the Board meeting, representatives of Cravath and Wachtell and members of management of each of the Company and Thermo Fisher finalized the merger agreement and other transaction documents, and thereafter the merger agreement was executed and delivered by the parties.

On the morning of April 15, 2013, the Company and Thermo Fisher publicly announced entry into the merger agreement via a joint press release.

Recommendation of the Board

At the special meeting of the Board on April 14, 2013, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, all of the directors present at the meeting (with one director being absent due to personal reasons, but having previously and subsequently expressed his support for the merger) unanimously:

•	approved the merger agreement;

•	declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of, and fair to, the Company and its stockholders;

•	directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company; and

•	recommended that the stockholders of the Company vote for the adoption of the merger agreement.

Reasons for Recommending the Adoption of the Merger Agreement

The Board determined to approve the merger agreement and recommend the adoption of the merger agreement by the Company’s stockholders based on its belief that the merger agreement and the transactions contemplated thereby, including the merger, provide the Company’s stockholders with higher and more certain value than any other strategic alternatives available to the Company.

As described above in the section entitled “—Background of the Merger”, prior to and in reaching this determination, the Board consulted with and received the advice of financial advisors and outside legal counsel, discussed certain issues with the Company’s senior management and considered a variety of factors weighing positively in favor of the merger, including the following material factors:

•

the $76.00 per share price to be paid in cash in respect of each share of Company common stock, which represents a 38.3% premium over the closing price of the Company common stock on January 17, 2013 (the last trading day prior to the news reports that the Company had hired Deutsche Bank and Moelis to solicit interest for an acquisition of the Company), an 11.8% premium over the closing price of the Company common stock on April 12, 2013 (the last trading day prior to the Board’s approval of the merger agreement) and a valuation of the Company at a multiple of 13.7 times the Company’s EBITDA for the period from April 1, 2012 through March 31, 2013;

•	the Board’s understanding of the business, operations, financial condition, earnings and prospects of the Company;

•

the financial analyses presented to the Board by Deutsche Bank and Moelis, and the Board’s assessment, taking into account these financial analyses, of the Company’s value on a standalone basis relative to the $76.00 per share in cash to be paid in the merger;

•

the respective opinions of Deutsche Bank and Moelis, dated April 14, 2013, to the Board that, based upon and subject to certain assumptions, limitations, qualifications and conditions set forth in the opinions, as of such date, the merger consideration to be paid by Thermo Fisher was fair, from a financial point of view, to the holders of Company common stock, other than Thermo Fisher and its affiliates, as more fully described below in the sections entitled “—Opinion of Deutsche Bank Securities Inc. (Financial Advisor to the Independent Members of the Board)” and “—Opinion of Moelis & Company LLC (Financial Advisor to the Company)”;

•	the strategic review process conducted by the Board with the assistance of Deutsche Bank and Moelis prior to entering into the merger agreement, which included:

¡	a review of a variety of possible strategic alternatives other than a sale of the Company, including the possibility of continuing to operate the Company under various alternative standalone plans;

¡	a review of the range of possible benefits to the Company’s stockholders of these strategic alternatives and the timing and the likelihood of accomplishing the goals of any of these alternatives; and

¡

an assessment by the Board, taking into account, among other things, analyses prepared by Deutsche Bank and Moelis, that none of these strategic alternatives was reasonably likely to present superior opportunities for the Company, or reasonably likely to create greater value for the Company’s stockholders, than the merger;

•

the Board’s belief, taking into account, among other things, advice from Deutsche Bank, Moelis and Cravath, that the value and terms of the merger agreement and the transactions contemplated thereby, taken as a whole, are more favorable to the Company and its stockholders than the value and terms available from any other potential acquiror of the Company, based on, among other things:

¡	an assessment of numerous potential buyers;

¡

the fact that on January 17, 2013, various news organizations reported that the Company was soliciting interest in an acquisition of the Company, and that on January 18, 2013, the Board issued a statement confirming that the Board had retained Deutsche Bank and Moelis to assist in its annual strategic review, each of which gave potential acquirors an opportunity to approach the Company or its advisors to propose a possible acquisition;

¡	contact by the Board, either directly or through the Company’s management or advisors, with over 15 financial and strategic parties over the course of the Board’s strategic review process;

¡

extensive negotiations by the Board (either directly or through the Company’s management or advisors) of potential alternative transactions with several potential financial buyers and potential strategic buyers other than Thermo Fisher;

¡

the fact that the consideration to be paid by Thermo Fisher is all cash, which provides certainty of value and liquidity to the Company’s stockholders immediately upon the closing of the merger, in comparison to the risks and uncertainty that would be inherent in engaging in a transaction in which all or a portion of the consideration is payable in stock;

¡

the fact that the price and the all-cash consideration Thermo Fisher will pay to the Company’s stockholders was the result of negotiations and several price increases by Thermo Fisher from its initial proposed valuation range of $65.00 to $68.00 per share, payable in a combination of stock and cash;

¡	the fact that the merger is not subject to approval by Thermo Fisher’s stockholders; and

¡

Thermo Fisher’s large market capitalization and financial strength, the absence of a financing condition in the merger agreement, the Company’s ability to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement and the fact that Thermo Fisher has executed a commitment letter with affiliates of JP Morgan and Barclays that provides for a commitment for a $12.5 billion 364-day unsecured bridge loan facility;

•	the provisions of the merger agreement that permit the Company to explore an unsolicited superior proposal, including:

¡

the provisions of the merger agreement that allow the Company to engage in negotiations with, and provide information to, third parties under certain circumstances in response to an unsolicited takeover proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a transaction that is reasonably capable of being consummated and is more favorable from a financial point of view to the Company’s stockholders than the merger; and

¡

the provisions of the merger agreement that allow the Company, under certain circumstances (subject to compliance with certain requirements set forth in the merger agreement and the payment of a termination fee to Thermo Fisher), to terminate the merger agreement prior to obtaining approval of the merger agreement by the Company’s stockholders, in order to enter into an alternative transaction in response to an unsolicited takeover proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being consummated and is more favorable from a financial point of view to the Company’s stockholders than the merger;

•

the belief that the terms of the merger agreement, taken as a whole, provide a high degree of protection against risk that the consummation of the merger is delayed or that the merger cannot be completed in connection with antitrust regulatory approvals, based on, among other things:

¡

the fact that the conditions required to be satisfied prior to completion of the merger, such as antitrust clearance and the receipt of approval of the merger agreement by the Company’s stockholders, are expected to be fulfilled;

¡

the covenants contained in the merger agreement obligating each of the parties to use reasonable best efforts to cause the merger to be consummated and to take all actions necessary to resolve objections under any antitrust laws, subject to certain exceptions;

¡

the provision of the merger agreement that allows the end date for completing the merger to be extended to July 14, 2014, if the merger has not been completed by the initial January 14, 2014 deadline because certain required antitrust approvals have not been obtained or because of the issuance or enactment by a governmental authority of an order or law prohibiting or restraining the merger (which prohibition or restraint is in respect of an antitrust law); and

¡

the “ticking fee” provision of the merger agreement pursuant to which, if the merger does not close by January 14, 2014, by reason of the failure to obtain certain required antitrust approvals or the issuance or enactment by a governmental authority of an order or law prohibiting or restraining the merger (and such prohibition or restraint is in respect of an antitrust law), and this failure was not caused by the failure of the Company to perform in all material respects its efforts and similar obligations under the merger agreement with respect to seeking antitrust approvals, the cash price per share will increase by $0.0062466 per day during the period commencing on, and including, January 14, 2014, and ending on, and including, the closing date;

•

the belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable; and

•

the fact that a vote of the Company’s stockholders entitled to vote on the merger is required under Delaware law to adopt the merger agreement, and that stockholders who do not vote in favor of the adoption of the merger agreement and otherwise comply with Section 262 of the DGCL will have the right to demand appraisal of the fair value of their shares under Delaware law if the merger is approved and consummated.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:

•

the fact that the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions, including the approval of the transaction by antitrust regulatory authorities, and the difficulty Thermo Fisher would have in completing the merger if the financing outlined in the commitment letter Thermo Fisher has executed with affiliates of JP Morgan and Barclays becomes unavailable;

•

that the stockholders of the Company will have no ongoing equity interest in the combined company following the merger, meaning that the stockholders will not participate in Thermo Fisher’s or the Company’s future earnings or growth, or benefit from any synergies relating to the merger;

•

the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of the Company;

•

the risks and costs to the Company if the merger does not close in a timely manner or at all, including the potential negative impact on the Company’s ability to retain key employees, the diversion of management and employee attention and the potential disruptive effect on the Company’s day-to-day operations and the Company’s relationships with third parties;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•

the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and that require the Company to provide Thermo Fisher with an opportunity to propose revisions to the merger agreement prior to being able to terminate the merger agreement to accept a superior proposal;

•

the possibility that the Company’s obligation to pay Thermo Fisher a termination fee of $485,000,000 upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire the Company;

•

the significant costs involved in connection with negotiating the merger agreement and completing the merger, and that if the merger is not consummated the Company may be required to bear such costs; and

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

In addition to considering the factors described above, the Board also identified and considered a variety of other factors relevant to the merger, including the following:

•

the relationships between Deutsche Bank and Moelis, on the one hand, and the Company and Thermo Fisher, on the other hand, and the fact that Deutsche Bank and Moelis each disclosed to the Board information regarding such relationships, including with respect to prior investment banking fees received from each potential buyer participating in the Company’s strategic review process, including Thermo Fisher; and

•

the fact that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of the Company’s stockholders generally, including those interests that are a result of employment and compensation arrangements with the Company’s executive officers, as described more fully below in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger”.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board collectively reached the conclusion to approve the merger agreement and declare the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of, and fair to, the Company and its stockholders, in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and the financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.

This explanation of the Board’s reasons for recommending the adoption of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15.

The Board unanimously recommends a vote “FOR” the adoption of the merger agreement.

Prospective Financial Information

On December 26, 2012, the Company’s management provided to the Board, in connection with the Board’s evaluation of the strategic alternatives available to the Company, prospective financial information and forecasts concerning the Company, including projected total revenues, operating income (non-GAAP), depreciation expense, business consolidation costs and EBITDA. This prospective financial information was also provided to Deutsche Bank and Moelis in connection with their evaluation of the merger and the preparation of their fairness opinions, and was made available to Thermo Fisher and other potential buyers during the course of the Board’s strategic review process. The following is a summary of this prospective financial information:

Consolidated Management Projections (in millions of dollars)

	2013	2014	2015	2016	2017

Total revenue	4,035	4,205	4,403	4,613	4,918
Operating income (non-GAAP)	1,196	1,268	1,350	1,438	1,560
Depreciation	131	136	142	149	159
Business consolidation costs	(45)	(40)	(35)	(30)	(30)
EBITDA	1,282	1,364	1,457	1,558	1,689

The summary of the prospective financial information provided to the Board and set forth above is included solely to give stockholders access to the information that was made available to the Board for its evaluation of the Company’s strategic alternatives and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger or for any other purpose, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The Company does not as a matter of course make public projections as to future sales, earnings or other results beyond the current fiscal year. However, the management of the Company prepared the prospective financial information set forth above to assist the Board in its evaluation of the merger and the other strategic alternatives available to the Company. The information was not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or GAAP or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflected the best estimates and judgments available to the Company’s management at the time and presented, to the best of the Company’s management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company as of the date such information was prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of future results.

None of the Company’s independent auditors, nor any other independent accountants, had compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor had they expressed any opinion or any other form of assurance on such information or its achievability, and such parties assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information set forth above reflects numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The prospective financial information set forth above reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information set forth above constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the prospective financial information set forth above will be realized or that actual results will not be significantly higher or lower than those set forth above.

The prospective financial information set forth above covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, such prospective financial information reflects assumptions of the Company’s management as of the time such information was prepared as to certain business decisions that were and are subject to change, and such information will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. Such information cannot, therefore, be considered a guarantee of future operating results, and the information should not be relied on as such. The inclusion of this information should not be regarded as an indication that the Company, the Board, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, the Board or any of their respective financial advisors or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective financial information described above. The prospective financial information set forth above does not take into account any circumstances or events occurring after the date the forecasts were prepared, including the transactions contemplated by the merger agreement or the announcement thereof. Furthermore, such prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. None of the Company, the Board or any of their respective financial advisors or any of their respective affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the information set forth above, including if any of it is or becomes inaccurate (even in the short term). The inclusion in this proxy statement of the prospective financial information set forth above should not be deemed an admission or representation by the Company or the Board that such information is viewed by the Company or the Board as material information of the Company. Such information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

Certain of the financial information set forth above, including non-GAAP operating income and EBITDA, may be considered non-GAAP financial measures. The Company’s management provided this information to the Board because the Company believed it could be useful in evaluating the strategic alternatives available to the Company, including the merger. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

In light of the foregoing factors and the uncertainties inherent in the prospective financial information set forth above, stockholders are cautioned not to place undue, if any, reliance on such information or the fact that it is included in this proxy statement.

Opinion of Deutsche Bank Securities Inc. (Financial Advisor to the Independent Members of the Board)

At the April 14, 2013, meeting of the Board, Deutsche Bank delivered its oral opinion to the Board, subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration to be received in the merger by holders of Company common stock (other than Thermo Fisher and its affiliates) was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated April 14, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Board in connection with and for purposes of its evaluation of the merger. Deutsche Bank expressed no opinion, and its opinion does not constitute a recommendation, as to how any holder of Company common stock should vote with respect to the merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be paid in respect of each share of Company common stock to the holders of Company common stock (other than Thermo Fisher and its affiliates) as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the merger or the merger agreement. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Also, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of the Company, or any class of such persons, in connection with the merger relative to the merger consideration to be received by holders of Company common stock or otherwise.

In connection with its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. Deutsche Bank also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Company common stock;

•

compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion.

Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Thermo Fisher or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of the Company, Thermo Fisher or the combined company under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of the Board, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Board, that in all respects material to its analysis, the merger would be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by the Company and its other advisors with respect to such issues.

The independent members of the Board selected Deutsche Bank as their financial advisor in connection with the transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between the Company and Deutsche Bank, dated January 24, 2013, the Company has agreed to pay Deutsche Bank fees, which are currently estimated to be approximately $30,000,000, for its services as financial advisor to the independent members of the Board, of which $2,000,000 became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable upon Deutsche Bank advising the independent members of the Board that it was unable to render an opinion) and has been paid, and the remainder of which is contingent upon consummation of the merger. The Company has also agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank, in each case on the terms set forth in its engagement letter. The Company has also agreed to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the “DB Group”. One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Thermo Fisher or its affiliates for which they have received compensation of approximately €4.2 million in respect of financial advisory, financing and commercial banking services since January 1, 2011, and for which they may receive compensation in the future including having acted as joint book-running manager with respect to an offering of 1.850% Senior Notes due 2018 (aggregate principal amount $500,000,000) and 3.150% Senior Notes due 2023 (aggregate principal amount $800,000,000) in August 2012, as a lender under Thermo Fisher’s five-year revolving credit facility and 364-day revolving credit facility since April 2012, as joint book-running manager with respect to an offering of 2.250% Senior Notes due 2016 (aggregate principal amount $1,000,000,000) and 3.600% Senior Notes due 2021 (aggregate principal amount $1,100,000,000) in August 2011, as documentation agent for, and as a lender under, Thermo Fisher’s June 2011 bridge credit agreement and revolving credit agreement and as senior co-manager with respect to an offering of 2.050% Senior Notes due 2014 (aggregate principal amount $300,000,000), 3.200% Senior Notes due 2016 (aggregate principal amount $900,000,000) and 4.500% Senior Notes due 2021 (aggregate principal amount $1,000,000,000) in February 2011. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, certain commercial banking services to the Company or its affiliates for which they have received, and in the future may receive, compensation, but have not provided any financial advisory or financing services to the Company unrelated to the merger since January 1, 2011.

The DB Group may also provide investment and commercial banking services to Thermo Fisher and Life Technologies in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Thermo Fisher, Life Technologies and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Opinion of Moelis & Company LLC (Financial Advisor to the Company)

At the meeting of the Board on April 14, 2013, to evaluate and approve the merger agreement, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 14, 2013, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration to be received in the merger by holders of the Company common stock (other than Thermo Fisher and its affiliates) is fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion dated April 14, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of Moelis’ written opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company common stock (other than Thermo Fisher and its affiliates) and does not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the Company, including certain publicly available research analysts’ financial forecasts;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company, including financial forecasts provided to or discussed with Moelis by the Company’s management;

•

conducted discussions with members of senior management and representatives of the Company concerning the publicly available and internal information described in the foregoing, as well as the business and prospects of the Company generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•

considered the results of efforts by or on behalf of the Company, including by Moelis at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft, dated April 14, 2013, of the merger agreement;

•	participated in certain discussions and negotiations among representatives of the Company and Thermo Fisher and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Board, relied on such information being complete and accurate in all material respects. In addition, with the Company’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, Moelis assumed, at the direction of the Board, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis’ opinion did not address the fairness of the merger or any aspect or implication of the merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the merger consideration, from a financial point of view, to the holders of Company common stock (other than Thermo Fisher and its affiliates). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. At the direction of the Board, Moelis was not asked to, nor did it, offer any opinion as to any terms of the merger agreement or any aspect or implication of the merger, except for the merger consideration to the extent expressly specified in Moelis’ opinion. In rendering its opinion, Moelis assumed, with the consent of the Board, that the final executed form of the merger agreement would not differ in any material respect from the draft that Moelis reviewed, that the merger would be consummated in accordance with its terms and that the parties to the merger agreement would comply with all the material terms of the merger agreement. Except as described in this summary, the Company and the Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

The Board selected Moelis as the Company’s financial advisor in connection with the transaction based on Moelis’ substantial experience in similar transactions and familiarity with the Company. Pursuant to an engagement letter between the Company and Moelis, dated January 24, 2013, the Company has agreed to pay Moelis fees, which are currently estimated to be approximately $25,000,000, for its services as financial advisor to the Company, of which $2,000,000 became payable upon the delivery of Moelis’ opinion, regardless of the conclusion reached therein, and has been paid, and the remainder of which is contingent upon consummation of the merger. The Company has also agreed to reimburse Moelis for reasonable fees and disbursements of Moelis’ counsel and Moelis’ reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Moelis, in each case on the terms set forth in its engagement letter. In addition, the Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings and valuations for corporate and other purposes. Moelis’ affiliates, employees, officers and partners may at any time own securities of the Company and Thermo Fisher. Moelis provided investment banking and other services to the Company unrelated to the merger and have received compensation for such services. In the past two years prior to the date of the opinion, Moelis acted as, among other things, financial advisor to the Company in connection with the acquisitions of Pinpoint Genomics, Inc. and Laboratoire Service International, both of which occurred in 2012, and for which Moelis received compensation of approximately $700,000 in the aggregate.

Summary of Material Financial Analyses of Deutsche Bank and Moelis

The following is a summary of the material financial analyses presented by Deutsche Bank and Moelis to the Board at its meeting held on April 14, 2013, and that were used in connection with rendering their respective opinions described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank and Moelis, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank or Moelis. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 12, 2013, and is not necessarily indicative of current market conditions.

Historical Trading Analysis

Deutsche Bank and Moelis reviewed the historical closing trading prices for the Company common stock during the 52-week period ended January 17, 2013, the last trading day prior to publication of news reports that the Company had hired Deutsche Bank and Moelis to solicit interest for an acquisition of the Company, which ranged from a low of $39.85 per share on June 1, 2012 to a high of $54.97 per share on January 17, 2013. Deutsche Bank and Moelis also noted that the closing prices of the Company common stock on December 4, 2012, the approximate date that Deutsche Bank and Moelis began contacting financial sponsors with respect to a potential transaction, and April 12, 2013 were $48.90 per share and $68.00 per share, respectively. The closing price of the Company common stock on November 30, 2012, was $49.35.

Analyst Price Targets

Deutsche Bank and Moelis reviewed the stock price targets for the Company common stock in 19 recently published, publicly available Wall Street research analysts’ reports, which indicated low and high stock price targets ranging from $41.00 to $60.00 per share for reports published prior to January 17, 2013, the last trading day prior to publication of news reports that the Company had hired Deutsche Bank and Moelis to solicit interest for an acquisition of the Company, and low and high stock price targets ranging from $48.00 to $75.00 per share for reports published following such date and prior to April 12, 2013.

Selected Public Companies Analysis

Deutsche Bank and Moelis reviewed and compared certain financial information and commonly used valuation measurements for the Company with corresponding financial information and valuation measurements for the following selected publicly traded life science tools and diagnostics companies:

•	Agilent Technologies Inc.

•	Bio-Rad Laboratories Inc.

•	Bruker Corp.

•	Illumina Inc.

•	PerkinElmer Inc.

•	Qiagen N.V.

•	Sigma-Aldrich Corp.

•	Thermo Fisher

•	Waters Corp.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are U.S.-listed publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinions of Deutsche Bank and Moelis, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies. However, Deutsche Bank and Moelis selected Agilent Technologies Inc., PerkinElmer Inc. and Thermo Fisher for particular focus due to such companies being more comparable to the Company based on their growth profiles, business mix and return on invested capital.

Based on the closing price of the Company common stock on January 17, 2013, the last trading day prior to publication of news reports that the Company had hired Deutsche Bank and Moelis to solicit interest for an acquisition of the Company, the closing price of the Company common stock on April 12, 2013, the $76.00 per share to be paid in the merger (excluding any additional per share consideration), the closing prices of the common stock (or, in the case of Bio-Rad Laboratories Inc., the class A common stock) of the other selected companies on April 12, 2013, information contained in the most recent public filings of the selected companies, analyst consensus estimates of revenue, earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA”, and earnings per share, which we refer to as “EPS”, for the Company and the selected companies, and estimates of revenue, EBITDA and EPS for the Company provided by management of the Company, Deutsche Bank and Moelis calculated the following multiples with respect to the Company and each of the selected companies:

•	total enterprise value (defined as equity value plus net indebtedness, excluding pension liabilities), which we refer to as “TEV”, as a multiple of estimated revenue for 2013;

•	total enterprise value, as a multiple of estimated EBITDA for 2013; and

•	price as a multiple of estimated EPS, which we refer to as “P/E” multiples, for 2013.

The cash balances for the selected companies were adjusted to take into account the pro forma financial impact of recently announced acquisitions and recent stock repurchases.

The results of this analysis are summarized as follows:

	TEV/2013E Revenue	TEV/2013E EBITDA	P/E (2013E)
All Selected Companies
Mean	3.1x	12.3x	19.7x
Median	2.7x	11.7x	17.7x

Focus Group
Mean	2.3x	11.3x	15.0x
Median	2.2x	11.3x	14.9x

Life Technologies
Analyst Estimates
$54.97 closing price on 1/17/13	3.0x	9.3x	12.7x
Management
$54.97 closing price on 1/17/13	2.9x	9.3x	12.5x
$68.00 closing price on 4/12/13	3.5x	11.1x	15.4x
$76.00 to be paid in the merger	3.9x	12.3x	17.2x

Based in part upon the trading multiples of the selected companies described above and upon estimated 2013 data provided by management of the Company, and taking into account the historical premiums and discounts at which the Company traded as compared to the selected companies, Deutsche Bank and Moelis calculated a range of estimated implied values per share of Company common stock by applying multiples of TEV to 2013 estimated revenue of 2.75x to 3.25x, multiples of TEV to 2013 estimated EBITDA of 8.5x to 10.5x, and multiples of price to 2013 estimated EPS of 11.5x to 14.5x, resulting in ranges of implied value of approximately $50.66 to $61.69 per share of Company common stock, $49.56 to $63.58 per share of Company common stock, and $50.74 to $63.97 per share of Company common stock, respectively.

Sum-of-the-Parts Discounted Cash Flow Analysis

Deutsche Bank and Moelis performed a sum-of-the-parts discounted cash flow analysis of the Company using financial forecasts and other information and data provided by the Company’s management to calculate a range of implied net present values of the Company base business and its Ion Torrent business segment and an implied range of implied present values per share of Company common stock as of March 31, 2013. Deutsche Bank and Moelis believed it was appropriate to value these businesses separately because the Ion Torrent business is an emerging, high-risk and fast-growing technology business with a different profile than the Company’s diversified, stable and slower-growth base business.

In performing the discounted cash flow analysis of the Company’s base business, Deutsche Bank and Moelis applied a range of discount rates of 8.0% to 10.0% to (i) the Company’s management estimates of the after-tax unlevered free cash flows of the base business for the period March 31, 2013 through December 31, 2017, using the midyear convention, and (ii) a range of estimated terminal values of the base business derived by applying a range of multiples of 8.0x to 10.0x to the Company’s management estimates of 2017 EBITDA of the base business. In performing the discounted cash flow analysis of the Ion Torrent business segment, Deutsche Bank and Moelis applied a range of discount rates of 15.0% to 17.0% to (i) the Company’s management estimates of the after-tax unlevered free cash flows of the Ion Torrent business for the period March 31, 2013 through December 31, 2026, using the midyear convention, and (ii) a range of estimated terminal values of the Ion Torrent business derived by growing the adjusted projected 2026 unlevered after-tax free cash flow of the Ion Torrent business at an annual rate of (2.0)% to 2.0% into perpetuity. Taking into account the Company’s management estimates of cash balances (including short term investments, but excluding restricted cash) and indebtedness (including capital leases) as of March 31, 2013, all of which were allocated to the base business, and reducing the total valuation by $212 million in pension liabilities, this analysis resulted in a range of implied present values per share of Company common stock as of March 31, 2013 of approximately $53.26 to $70.70 per share.

Using the same multiples and discount rates described above, Deutsche Bank and Moelis performed a similar sum-of-the-parts discounted cash flow sensitivity analysis using upside and downside sensitivities cases to the financial forecasts for the base business and Ion Torrent business provided by the Company’s management. This analysis resulted in a range of implied present values per share of Company common stock as of March 31, 2013 of approximately $45.61 to $79.83 per share.

Selected Transactions Analysis

Based on the $76.00 per share to be paid in the merger (excluding any additional per share consideration) and the Company’s net debt as of March 31, 2013 as provided by management of the Company, Deutsche Bank and Moelis derived a total enterprise value of the Company of approximately $15.7 billion. Deutsche Bank and Moelis then calculated the multiples of the Company’s total enterprise value to its revenue and EBITDA, respectively, for the twelve-month period ended March 31, 2013 as provided by management of the Company.

Deutsche Bank and Moelis reviewed publicly available information relating to the following selected transactions in the life science tools and diagnostics industry announced since June 2008, which we refer to as the “selected transactions”.

Date Announced	Target	Acquiror

July 5, 2011	Immucor, Inc.	TPG Capital, L.P.
February 7, 2011	Beckman Coulter, Inc.	Danaher Corp.
February 28, 2010	Millipore Corp.	Merck KGaA
June 11, 2008	Applied Biosystems Inc.	Invitrogen Corp.

Although none of the selected transactions is directly comparable to the proposed merger, the companies in the selected transactions are those that, for purposes of analysis, may be considered similar to the proposed merger.

With respect to each selected transaction, Deutsche Bank and Moelis calculated the multiples of the target’s total enterprise value to its revenue and EBITDA, respectively, for the twelve-month period, which we refer to as “LTM”, prior to announcement of the applicable transaction.

The results of this analysis are summarized as follows:

TEV as Multiple of
	LTM Revenue	LTM EBITDA

Selected Transactions
Mean	3.5x	13.0x
Median	3.6x	12.0x

Proposed Merger	4.1x	13.7x

Based in part upon the multiples of the selected transactions described above, Deutsche Bank and Moelis calculated ranges of estimated implied values per share of Company common stock by applying multiples 3.0x to 4.0x to the Company’s revenue for the twelve-month period ended March 31, 2013 and 11.0x to 14.0x to the Company’s EBITDA for the twelve-month period ended March 31, 2013, resulting in ranges of implied value of approximately $52.70 to $73.61 per share of Company common stock and $59.06 to $77.90 per share of Company common stock, respectively.

Other Information

Deutsche Bank and Moelis also noted for the Board certain additional factors that were not considered part of their financial analysis with respect to their respective opinions but were referenced for informational purposes. This information included, among other things, an analysis of premiums paid in 23 selected transactions with transaction values between $5.0 billion and $20.0 billion announced since April 2009 where at least 50% of the consideration consisted of cash, including three of the four selected transactions described above. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the earlier of the date of announcement of the transaction or the date of release of a press report referencing a potential transaction and to the 52-week high closing price of the target company’s common stock prior to such date. The mean, median, high and low premiums for the selected transactions were 46.2%, 46.3%, 91.1% and 16.5%, respectively, for the one-day prior metric and 22.9%, 19.5%, 59.3% and (43.1)%, respectively, for the 52-week high metric. Deutsche Bank and Moelis also noted that the $76.00 per share to be paid in the merger represented a premium of 11.8% to the $68.00 closing price of the Company common stock on April 12, 2013, a premium of 38.3% to the $54.97 high closing price for the Company common stock for the 52-week period ended January 17, 2013, the last trading day prior to publication of news reports that the Company had hired Deutsche Bank and Moelis to solicit interest for an acquisition of the Company, a premium of 38.3% to the $54.97 closing price of the Company common stock on January 17, 2013 and a premium of 55.4% to the $48.90 closing price of the Company common stock on December 4, 2012, the date that Deutsche Bank and Moelis initially contacted financial sponsors with respect to a potential transaction.

Miscellaneous

This summary of the analyses is not a complete description of Deutsche Bank’s and Moelis’ opinions or the analyses underlying, and factors considered in connection with, Deutsche Bank’s and Moelis’ opinions. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank and Moelis believe that their analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying their opinions. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank and Moelis opinions. In arriving at their fairness determinations, Deutsche Bank and Moelis considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis. Rather, they made their fairness determinations on the basis of their experience and professional judgment after considering the results of all of their analyses. No company or transaction in the analyses described above is identical to the Company or the merger.

In conducting their analysis and arriving at their opinions, Deutsche Bank and Moelis utilized a variety of generally accepted valuation methods. The analysis was prepared solely for the purpose of enabling Deutsche Bank and Moelis to provide their opinions to the Board as to the fairness, from a financial point of view, of the merger consideration to be paid in respect of each share of Company common stock to the holders of such stock (other than Thermo Fisher and its subsidiaries) as of April 14, 2013 and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with their analysis, Deutsche Bank and Moelis made, and were provided by the management of the Company with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Moelis, Life Technologies or Thermo Fisher. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Life Technologies, Thermo Fisher or their respective advisors, Deutsche Bank and Moelis do not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the transaction, including the merger consideration, were determined through arm’s-length negotiations between the Company and Thermo Fisher and were approved by the Board. Although Deutsche

Bank and Moelis provided advice to the Board during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Board. Deutsche Bank and Moelis did not recommend any specific consideration to the Company or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger. As described above in the section entitled “Reasons for Recommending the Adoption of the Merger Agreement”, the opinions of Deutsche Bank and Moelis and their presentation to the Board were among a number of factors taken into consideration by the Board in making its determination to approve the merger agreement and the transactions contemplated by it, including the merger.

Certain Effects of the Merger

If the proposal to adopt the merger agreement receives the affirmative vote of stockholders holding at least a majority of the outstanding shares of Company common stock and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Thermo Fisher.

Thermo Fisher does not currently own any interest in the Company. Following the merger, all of the Company’s equity interests will be beneficially owned by Thermo Fisher and none of the Company’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, Life Technologies, the surviving corporation or Thermo Fisher after the consummation of the merger. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Thermo Fisher will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Upon consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Company or Thermo Fisher or their respective wholly owned subsidiaries and shares owned by stockholders who have properly exercised and perfected appraisal rights under the DGCL, will be converted into the right to receive the merger consideration, without interest, and all shares of Company common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement—Merger Consideration and Conversion of Company Common Stock” beginning on page 74.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 54 and the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity Awards” beginning on page 75.

The Company common stock is currently registered under the Exchange Act and trades on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “LIFE”. Following the consummation of the merger, shares of Company common stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock. Termination of registration of the Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company If Merger Is Not Completed

In the event that the proposal to adopt the merger agreement does not receive the required approval from the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NASDAQ, the Company common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common stock.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of the Company’s stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 89.

Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Thermo Fisher a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 90.

Financing of the Merger

The consummation of the merger is not conditioned upon Thermo Fisher’s receipt of financing. The purchase price is expected to be financed with a combination of new debt, equity or equity-linked securities and cash on Thermo Fisher’s balance sheet. Thermo Fisher executed a commitment letter, dated April 14, 2013, with affiliates of JP Morgan and Barclays that provides a commitment for a $12.5 billion 364-day unsecured bridge loan facility in connection with the merger.

Interests of the Company’s Directors and Executive Officers in the Merger

Details of the beneficial ownership of the Company’s directors and executive officers of Company common stock are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 92. In addition to their interests in the merger as stockholders, certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. In considering the recommendation of the Board to vote “FOR” the adoption of the merger agreement, you should be aware of these interests. The members of the Board were aware of and considered these interests, among other matters, in reaching the determination to approve the merger agreement and declare the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of, and fair to, the Company and its stockholders, and in recommending that the Company’s stockholders vote for the adoption of the merger agreement. For purposes of all of the agreements and plans described below, the consummation of the merger and, in some cases, the adoption of the merger agreement by the Company’s stockholders, will constitute a “change-in-control” of the Company.

The interests of the Company’s directors generally include the right to accelerated vesting and cash-out of the directors’ unvested RSUs and accelerated cash-out of the directors’ Options, vested RSUs and certain deferred compensation amounts.

The interests of the Company’s executive officers include the rights to:

•	accelerated cash-out of the executive officers’ vested Options;

•	accelerated vesting and cash-out of the executive officers’ unvested Options, Pre-2015 Vesting RSUs, PRSUs and, solely with respect to Messrs. Hoffmeister and Cottingham, NQDC RSUs granted in 2013;

•

accelerated vesting with respect to the executive officers’ Post-2014 Vesting RSUs and NQDC RSUs (other than NQDC RSUs granted in 2013 to Messrs. Hoffmeister and Cottingham) in the event of a qualifying termination of employment following the merger;

•	accelerated vesting and payment of the executive officers’ cash-based performance units;

•	certain severance payments in the event of a qualifying termination of employment following the adoption of the merger agreement by the Company’s stockholders;

•

for executive officers with (vested and unvested) account balances under the Company’s Deferred Compensation Plan (all executive officers other than Mr. Andrews), vesting and accelerated cash-out of all account balances under the Company’s Deferred Compensation Plan (including Share Equivalent Units and other deferred compensation amounts) in accordance with the terms of the merger agreement and the Company’s Deferred Compensation Plan;

•

receipt of 2013 annual bonuses if employed by the Company or its subsidiaries as of December 31, 2013, and payment of such bonuses at no less than target level in the event the merger is consummated prior to determination by the C&OD Committee of achievement of applicable performance goals; and

•	solely with respect to Ms. Richard, the ability to participate in a retention bonus program that was established by the Company in connection with the merger.

The Company’s directors and executive officers also have the right to indemnification and insurance coverage following effective time of the merger. Please see the section below entitled “—Director and Officer Indemnification and Insurance” beginning on page 62 and the section of this proxy statement entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 85.

Treatment of Equity Awards

As of the date of this proxy statement, certain of the Company’s directors hold Options and RSUs and certain of the Company’s executive officers hold Options, RSUs and PRSUs.

For information regarding beneficial ownership of Company common stock, other than the equity awards described below, by each of the Company’s directors and executive officers and all of such directors and executive officers as a group, please see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 92. The Company’s directors and executive officers will be entitled to receive, for each vested share of Company common stock, the same merger consideration in cash in the same manner as other stockholders.

Treatment of Options

Pursuant to the merger agreement, each Option, whether vested or unvested, will be canceled and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of Company common stock subject to such Option times (y) the excess, if any, of the merger consideration over the exercise price per share of Company common stock subject to such Option.

Amounts in respect of Options will be paid to holders no later than five business days after the effective time of the merger.

The table below, entitled “Payments to Directors and Executive Officers in Respect of Vested Options”, along with its footnotes, shows the number of outstanding vested Options held by the Company’s directors and executive officers (taking into account any Options that are expected to vest in accordance with their terms without regard to the merger between the date of this proxy statement and January 13, 2014), and the payments each of them can expect to receive for such vested Options. Compensation payable in respect of outstanding unvested Options held by the Company’s executive officers is quantified in the tables contained in the section below entitled “—Quantification of Payments and Benefits” beginning on page 63. As of the date of this proxy statement, the Company’s directors do not hold any unvested Options.

Payments to Directors and Executive Officers in Respect of Vested Options

Name	Number of Vested Options		Value from Vested Options ($)(1)
Directors
George F. Adam, Jr.	-		-
Raymond V. Dittamore	48,000		$1,980,940
Donald W. Grimm	48,000		$1,980,940
Balakrishnan S. Iyer	48,000		$1,980,940
Arnold J. Levine, Ph.D.(2)	38,009		$1,703,587
William H. Longfield(3)	-		-
Bradley G. Lorimier(4)	48,000		$1,980,940
Craig J. Mundie	-		-
Ronald A. Matricaria	48,000		$2,178,740
Ora H. Pescovitz, M.D.	-		-
Per A. Peterson, Ph.D.	1,918		$84,123
David C. U’Prichard, Ph.D.	3,000		$132,420
Executive Officers
Gregory T. Lucier	1,251,160		$53,769,791
Mark P. Stevenson	313,140		$13,240,950
Ronald A. Andrews	16,503		$446,173
David F. Hoffmeister	586,518		$25,925,700
Peter M. Leddy, Ph.D.	492,721		$19,987,628
John A. Cottingham	164,307	(5)	$6,813,417
Kelli A. Richard	53,120		$1,735,948

(1)

Depending on when the effective time of the merger occurs, certain Options not currently shown in the table above may become vested in accordance with their terms without regard to the merger and the Company’s directors or executive officers may exercise all or a portion of their vested Options.

(2)	Dr. Levine retired from the Board effective April 24, 2013.

(3)	Mr. Longfield retired from the Board effective April 26, 2012.

(4)	Mr. Lorimier retired from the Board effective April 24, 2013.

(5)	Does not include 30,000 Options with an exercise price of $30.53 that will expire on October 15, 2013 in accordance with their terms, unless such Options are exercised prior thereto.

Treatment of Restricted Stock Units

Pursuant to the merger agreement, RSUs will be treated as follows in connection with the consummation of the merger:

•	each Pre-2015 Vesting RSU and certain NQDC RSUs granted in 2013 will vest in full and will be canceled in exchange for the right to receive an amount in cash equal to the merger consideration;

•

each Post-2014 Vesting RSU and each NQDC RSU (other than certain NQDC RSUs granted in 2013) will be assumed by Thermo Fisher and converted into the right to receive an amount in cash equal to the merger consideration, and will vest and become payable following the merger in accordance with the terms of the applicable equity award agreement; and

•

each PRSU will vest in full at the greater of the target RSU award level and the level achieved based on the Company’s performance as of the end of the most recently completed fiscal year in the applicable performance period, except that PRSUs granted in the fiscal year in which the merger is consummated will vest at the target RSU award level, in each case, in accordance with the terms of the applicable equity award agreement, and will be canceled in exchange for the right to receive an amount in cash equal to the merger consideration.

In addition, pursuant to the merger agreement, the Company has reserved the right to grant RSUs that vest based solely on the continued service of the holder of such RSUs (or cash equivalent awards) to newly hired employees and employees promoted based on job performance in the ordinary course of business consistent with past practice, which RSUs will, upon the effective time of the merger, be assumed by Thermo Fisher and converted into the right to receive an amount in cash equal to the merger consideration, and will vest and become payable following the merger in accordance with the terms of the applicable award agreement.

The table below, entitled Payments to Directors in Respect of Vested and Unvested RSUs, along with its footnotes, shows the number of outstanding vested and unvested RSUs held by the Company’s directors and the payments each of them can expect to receive for such awards (taking into account any RSUs that are expected to vest in accordance with their terms without regard to the merger between the date of this proxy statement and January 13, 2014). Compensation payable in respect of outstanding unvested RSUs and PRSUs held by the Company’s executive officers is quantified in the tables contained in the section below entitled “—Quantification of Payments and Benefits” beginning on page 63. As of the date of this proxy statement, the Company’s executive officers do not hold any vested RSUs or vested PRSUs. Other than Messrs. Hoffmeister and Cottingham, none of the Company’s executive officers hold any vested or unvested NQDC RSUs.

Payments to Directors in Respect of Vested and Unvested RSUs

Name	Number of Vested RSUs	Value from Vested RSUs ($)(1)	Number of Unvested RSUs	Value from Unvested RSUs ($)(1)
George F. Adam, Jr.	22,467	$1,707,492	3,053	$232,028
Raymond V. Dittamore	25,103	$1,907,828	3,053	$232,028
Donald W. Grimm	27,912	$2,121,312	3,053	$232,028
Balakrishnan S. Iyer	27,076	$2,057,776	3,053	$232,028
Arnold J. Levine, Ph.D.	29,737	$2,260,012	-	-
William H. Longfield	-	-	-	-
Bradley G. Lorimier	-	-	-	-
Craig J. Mundie	-	-	3,053	$232,028
Ronald A. Matricaria	31,964	$2,429,264	3,053	$232,028
Ora H. Pescovitz, M.D.	-	-	-	-
Per A. Peterson, Ph.D.	28,238	$2,146,088	3,053	$232,028
David C. U’Prichard, Ph.D.	23,024	$1,749,824	3,053	$232,028

(1)

Depending on when the effective time of the merger occurs, certain unvested RSUs may become vested in accordance with their terms without regard to the merger. The table above does not include any grants of RSUs which may be awarded following the date of this proxy statement.

Cash-Based Performance Units

In addition to the equity awards described above, the Company’s executive officers hold long-term incentive compensation awards in the form of cash-based performance units. Each cash-based performance unit has an initial notional value of $100 and a final value ranging from $0 to $200, based on the Company’s performance relative to pre-established financial objectives over a three-year period. In connection with the consummation of the merger, each cash-based performance unit will vest and become payable at the greater of the target level and the level achieved based on the Company’s performance as of the end of the completed fiscal year or years in the applicable performance period, except that cash-based performance units granted in the fiscal year in which the merger is consummated will vest and become payable at the target level, in each case, in accordance with the applicable award agreement. Amounts payable in respect of cash-based performance units as a result of the merger are expected to be paid to holders within five business days following the effective time of the merger. Compensation payable in respect of outstanding cash-based performance units held by the Company’s executive officers is quantified in the tables contained in the section below entitled “—Quantification of Payments and Benefits” beginning on page 63. As of the date of this proxy statement, the Company’s directors do not hold any cash-based performance units.

Deferred Compensation Plan

Pursuant to the Company’s non-qualified Deferred Compensation Plan, participants (including the Company’s directors and executive officers) may defer up to 75% of base salary (100% of cash retainer with respect to directors) and/or up to 100% of the executive officer’s annual bonus. Contributions may be directed into a selection of underlying investment funds, including in the form of Share Equivalent Units in the Life Technologies Stock Fund, which invests solely in Company common stock. The Company also offers executive officers a 25% match on deferrals of annual bonus awards to the Life Technologies Stock Fund in the form of Share Equivalent Units, up to an annual maximum of 100% of the participant’s target annual bonus amount. Matching contributions are credited in the form of Share Equivalent Units to the Life Technologies Stock Fund on the date bonus awards are paid, and they fully vest on the third anniversary of the time the match is made. Pursuant to the terms of the Company’s Deferred Compensation Plan and the merger agreement, (i) each Share Equivalent Unit will vest (to the extent unvested) and be converted into the right to receive an amount in cash equal to the merger consideration and (ii) all amounts deferred by participants will be distributed in a lump-sum cash payment within 60 days of the consummation of the merger. The table below, entitled “Payments to Directors and Executive Officers in Respect of Vested Deferred Compensation Account Balances and Vested Share Equivalent Units”, along with its footnotes, shows the vested deferred compensation account balances of the Company’s directors and executive officers that are invested in investment alternatives other than Share Equivalent Units, the number of vested Share Equivalent Units held by the Company’s directors and executive officers and the payments each of them can expect to receive with respect thereto (taking into account any Share Equivalent Units that are expected to vest in accordance with their terms without regard to the merger between the date of this proxy statement and January 13, 2014). Compensation payable in respect of outstanding unvested Share Equivalent Units held by the Company’s executive officers is quantified in the tables contained in the section below entitled “—Quantification of Payments and Benefits” beginning on page 63. As of the date of this proxy statement, the Company’s directors do not hold any unvested Share Equivalent Units and only Ora H. Pescovitz, M.D., holds vested Share Equivalent Units.

Payments to Directors and Executive Officers in Respect of Vested Deferred

Compensation Account Balances and Vested Share Equivalent Units

Name	Value from Vested Deferred Compensation Account Balance (1) (2)	Number of Vested Share Equivalent Units (2)	Value from Vested Share Equivalent Units (2)
Directors
George F. Adam, Jr.	-	-	-
Raymond V. Dittamore	-	-	-
Donald W. Grimm	-	-	-
Balakrishnan S. Iyer	-	-	-
Arnold J. Levine, Ph.D.	$45,262	-	-
William H. Longfield	-	-	-
Bradley G. Lorimier	-	-	-
Ronald A. Matricaria	-	-	-
Craig J. Mundie	-	-	-
Ora H. Pescovitz, M.D.	-	4,393	$333,868
Per A. Peterson, Ph.D.	-	-	-
David C. U’Prichard, Ph.D.	-	-	-
Executive Officers
Gregory T. Lucier	$4,711	30,948.21	$2,352,064
Mark P. Stevenson	$13,047	28,004.42	$2,128,336
Ronald A. Andrews	-	-	-
David F. Hoffmeister	$4,204	15,443.15	$1,173,680
Peter M. Leddy, Ph.D.	$98,558	8,879.52	$674,844
John A. Cottingham	$4,204	2,275.82	$172,962
Kelli A. Richard	$4,204	-	-

(1)

The amounts shown in this column reflect the value of the vested deferred compensation account balances as of the close of business on March 31, 2013, and do not reflect increases or decreases in value between such date and the date of this proxy statement.

(2)

Depending on when consummation of the merger occurs, the Company’s directors and executive officers may defer additional amounts under the Company’s Deferred Compensation Plan and may or may not elect to invest such amounts in Company common stock. The table above does not include any such deferrals which may occur following the date of this proxy statement.

Change-in-Control Agreements

The Company is a party to change-in-control agreements with each of its executive officers, which provide for certain payments and benefits in the event that an executive officer’s employment is terminated by the Company without “cause” (as defined in the change-in-control agreement) or by the executive officer for “good reason” (as defined in the change-in-control agreement and described below) in anticipation of or within the two-year period following a “change-in-control” of the Company (as defined in the change-in-control agreement and which would include, among other things, the adoption of the merger agreement by the Company’s stockholders) (such termination, a “Qualifying Termination”).

In the event of a Qualifying Termination, the executive officer is entitled to:

•

accrued obligations, which include, among other things, a lump-sum payment in an amount equal to a prorated portion of the annual bonus and any long-term incentive bonus paid, guaranteed to be paid or payable to the executive officer but for any deferral for the then-most-recently-completed fiscal year during the two-year period following a “change-in-control” of the Company, based on the relative portion of the then-current year during which the executive officer was employed by the Company and its subsidiaries;

•

a lump-sum payment in an amount equal to two times (1.33 times in the case of Ms. Richard) the sum of (i) the executive officer’s then-current annual base salary, plus (ii) the greater of (x) the average of the annualized bonuses paid or payable to the executive officer, but for any deferral, in respect of the previous three years (or lesser number of years during which the executive officer was employed by the Company and its subsidiaries) and (y) the executive officer’s then-current annual bonus target;

•	any guaranteed or targeted awards under the Company’s long-term incentive plans that would have been payable within two years of the executive officer’s termination;

•

an amount equal to any unvested portion of any contribution previously made by the Company to the executive officer’s 401(k) or other similar savings or individual account plan, plus a gross-up payment to make the executive officer whole for any income taxes imposed on such payment;

•	up to $25,000 for executive outplacement services;

•

continued welfare benefits coverage for the executive officer and, where applicable, the executive officer’s family for up to two years, as may be amended as described in the section below entitled “New Management Arrangements” beginning on page 62;

•	accelerated vesting of outstanding equity-based awards; and

•	reimbursement of certain relocation expenses if the executive officer relocated at the request of the Company in the then-current or immediately preceding calendar year.

The lump-sum payments described above will be made within 30 days following the date of termination, or to the extent necessary to comply with Section 409A, the earlier of six months and one day following termination of employment and the executive officer’s death. For purposes of the Company’s change-in-control agreements, “good reason” is generally defined to mean any of the following: (i) a substantial diminution of the executive officer’s position, authority, duties or responsibilities (or, for certain executive officers, a substantial diminution of the executive officer’s authority, duties or responsibilities, measured in the aggregate, when compared to the position the executive officer held immediately prior to the change-in-control, provided that changes only to the executive officer’s reporting relationships, level of reporting relationships, and/or title will not alone establish “good reason”) as contemplated under the change-in-control agreement, excluding non-substantial changes in title or office, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof; (ii) any failure by the Company to comply with the provisions of the change-in-control agreement governing the compensation and benefits to be provided to the executive officer following the change-in-control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof; (iii) the Company requiring the executive officer to be based at any office or location other than the location where the executive officer was employed immediately prior to the change-in-control or any office or location less than 50 miles from such location, or requiring the executive officer to travel away from his or her office in the course of discharging responsibilities or duties which is significantly more frequent (in terms of either consecutive days or aggregate days in any calendar year) than was required prior to the change-in-control; (iv) any purported termination by the Company of the executive officer’s employment otherwise than as expressly permitted by the change-in-control agreement; or (v) any failure by any successor to the Company to expressly assume and agree to perform under the change-in-control agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. With respect to certain executive officers, a good faith determination by the executive officer that any of the foregoing events has occurred will be conclusive.

For purposes of the Company’s change-in-control agreements, “cause” is generally defined to mean any of the following events: (i) repeated violations by the executive officer of the executive officer’s material responsibilities and material duties under the change-in-control agreement which are demonstrably willful and deliberate on the executive officer’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (ii) commission of an intentional act of fraud, embezzlement or theft by the executive officer in connection with the executive officer’s duties or in the course of the executive officer’s employment with the Company or its affiliated companies; (iii) violation of any law, regulation, or rule applicable to the Company’s business or reputation, including, without limitation, securities laws; (iv) causing intentional wrongful damage to property of the Company or its affiliated companies; (v) intentionally and wrongfully disclosing secret processes or confidential information of the Company or its affiliated companies; (vi) conviction of, or plea of nolo contendere to, a felony, which conviction or plea materially harms the business or reputation of the Company; or (vii) participating, without the Company’s express written consent, in the management of any business enterprise which engages in substantial and direct competition with the Company or its affiliated companies, provided that in the case of clauses (i) through (vi), any such act or omission will have been materially harmful to the Company or its affiliated entities.

Additional Payment

Pursuant to their respective change-in-control agreements, each of Messrs. Lucier, Stevenson, Hoffmeister and Cottingham and Dr. Leddy is entitled to receive an additional payment in respect of any “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, in order to adjust, on an after-tax basis, for the amount of any such tax. Based on the Company’s analysis as of the date of this proxy statement, in the event that the merger is consummated on January 13, 2014, and, as of such date, the executive officer experiences a Qualifying Termination under his or her change-in-control agreement, it is anticipated that Mr. Stevenson is the only executive officer for whom such payment may be required.

Retention Bonus Program

Pursuant to the merger agreement, the Company may, between the date of the merger agreement and the effective time of the merger, establish a retention bonus program with an aggregate maximum award pool of up to $30,000,000 for the benefit of the employees of the Company and its subsidiaries, excluding the Company’s executive officers (other than Ms. Richard). The Company entered into a transaction bonus agreement with Ms. Richard in the amount of $258,750 that is payable upon the consummation of the merger, subject to Ms. Richard’s continued employment with the Company and its subsidiaries through the consummation of the merger under the retention program. In the event Ms. Richard is terminated by the Company without “cause”, as defined in her RSU equity award agreements, prior to the date her transaction bonus award vests and becomes payable in full in accordance with its terms, Ms. Richard’s transaction bonus award will be paid to her within 30 days following the date of such termination.

2013 Annual Bonuses

Pursuant to the merger agreement, the Company may, between the date of the merger agreement and the effective time of the merger, provide that, with respect to the Life Technologies 2010 Incentive Compensation Plan (“2010 ICP”), (a) in the event that the effective time of the merger does not occur on or prior to the normal determination of performance by the C&OD Committee in respect of the 2013 performance period, annual bonuses in respect of the 2013 performance period under the 2010 ICP will be paid to all participants in the 2010 ICP who are employed by the Company and its subsidiaries as of December 31, 2013, in accordance with the terms of the 2010 ICP in the ordinary course of business and consistent with past practice, and (b) in the event the effective time of the merger occurs prior to the normal determination of performance by the C&OD Committee in respect of the 2013 performance period, annual bonuses in respect of the 2013 performance period under the 2010 ICP will be deemed to have been earned at the greater of target or actual Company performance under the 2010 ICP for the 2013 performance period relative to the performance goals approved by the C&OD Committee in February 2013, determined in the ordinary course of business and consistent with past practice, for each participant who is employed by the Company and its subsidiaries as of December 31, 2013. Messrs. Lucier’s, Stevenson’s, Andrews’, Hoffmeister’s, and Cottingham’s, Dr. Leddy’s and Ms. Richard’s target bonuses under the 2010 ICP in respect of the 2013 performance period are $1,950,000, $775,000, $560,000, $470,250, $394,500, $390,000 and $172,500, respectively.

New Management Arrangements

As of the date of this proxy statement, neither the Company nor Thermo Fisher has entered into any employment agreements with the Company’s executive officers in connection with the merger. The Company has, however, reserved the right to make changes to its change-in-control agreements to provide for a cash payout (grossed up for taxes) in lieu of continuation of medical and dental benefits and to clarify that restricted stock units held by certain employees will vest upon a Qualifying Termination and has amended its change-in-control agreement with Ms. Richard to increase the severance multiple thereunder from one to 1.33.

Post-Closing Arrangements with Thermo Fisher

The merger agreement states that Thermo Fisher intends to nominate at least one member of the Board, selected by Thermo Fisher, for appointment to Thermo Fisher’s board of directors at the effective time of the merger. As of the date of this proxy statement, Thermo Fisher has not taken any action to nominate a member of the Board for appointment to Thermo Fisher’s board of directors.

Director and Officer Indemnification and Insurance

Under the Company’s Bylaws, the Company is required to indemnify its current and former directors, officers, employees and agents, in each case to the fullest extent authorized by the DGCL, against all expenses, liability and losses reasonably incurred or suffered in connection with such persons being made a party to or otherwise involved in any action or proceeding by reason of their status or service at the Company. The Bylaws also provide that, subject to certain exceptions, the Company will advance expenses incurred by these indemnified persons in advance of the final disposition of any action or proceeding upon delivery to the Company of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it should be determined ultimately that such indemnified person is not entitled to be indemnified under the Bylaws. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers containing provisions that may require the Company, among other things, to indemnify those officers and directors against liabilities that may arise by reason of their status or service as officers or directors and to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified.

The Company also carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Under the merger agreement, Thermo Fisher has agreed to assume all obligations of the Company and its subsidiaries to each individual who is or was a director or officer of the Company or any of its subsidiaries in respect of indemnification and exculpation as provided in the Company’s organizational documents and indemnification agreements in effect as of the date of the merger agreement, and to indemnify the Company’s current and former officers and directors from and after the consummation of the merger in connection with matters arising out of such persons’ service with the Company or its subsidiaries or acts or omissions (in such person’s capacity as an officer or director) occurring prior to the closing, to the fullest extent permitted under applicable Law. In addition, Thermo Fisher has agreed that, for a period of six years following the effective time of the merger, the surviving corporation will maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance policies with respect to pre-closing matters or, in the alternative, the Company may (or, if requested by Thermo Fisher, will) purchase a six-year prepaid “tail policy” with substantially equivalent coverage, subject in each case to limitations on the costs of such policies.

For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification and liability insurance, please see the section of this proxy statement entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 85.

Quantification of Payments and Benefits

The following tables show the amounts of payments and benefits that each executive officer of the Company would receive in connection with the merger, assuming the consummation of the merger occurred on January 13, 2014 and the employment of the executive officer was terminated by the surviving corporation without “cause” on such date. The amounts shown reflect the terms of the executive officers’ compensation arrangements with the Company as in effect on the date of this proxy statement and, as such, do not reflect the impact of any changes to such arrangements that the Company has reserved the right to make (as described above in the section entitled “—New Management Arrangements”).

The first table below, entitled “Potential Change-in-Control Payments to Named Executive Officers”, along with its footnotes, shows the compensation payable to the Company’s chief executive officer, chief financial officer and three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement (each, a “named executive officer”), and is subject to an advisory vote of the Company’s stockholders, as described below in the section entitled “—Non-Binding Compensation Proposal”.

The second table below, entitled “Potential Change-in-Control Payments to Other Executive Officers”, along with its footnotes, shows the compensation payable to the Company’s other executive officers and is not subject to an advisory vote.

Potential Change-in-Control Payments to Named Executive Officers

Name	Cash ($) (1)	Equity ($) (7)	Pension/ NQDC ($)(8)	Perquisites/ Benefits ($)(9)	Tax Reimbursement (10)	Other ($)(10)	Total ($)
Gregory T. Lucier	$6,569,452 (2)	$26,248,673	$588,016	$198,490	-	$4,500,000	$38,104,631
Mark P. Stevenson	$3,127,603 (3)	$11,817,550	$490,310	$168,814	$4,534,083	$2,000,000	$22,138,360
Ronald A. Andrews	$2,362,158 (4)	$5,440,054	-	$168,648	-	$850,000	$8,820,860
David F. Hoffmeister	$2,211,249 (5)	$6,072,418	$281,925	$142,635	-	$1,000,000	$9,708,227
Peter M. Leddy, Ph.D.	$1,855,051 (6)	$4,008,642	$168,711	$168,894	-	$600,000	$6,801,298

(1)

As described above, these payments are equal to (i) a prorated portion of the annual bonus and any long-term incentive bonus paid, guaranteed to be paid or payable to the executive officer but for any deferral for the then-most-recently-completed fiscal year, based on the relative portion of the then-current year during which the executive officer was employed by the Company and its subsidiaries, and (ii) two times the sum of the named executive officer’s annual base salary in effect as of the date the merger is consummated and the greater of (A) the average of the annualized bonuses paid or payable to the named executive officer, but for any deferral, in respect of the three years prior to the year in which the merger is consummated (or such lesser number of years during which the named executive officer was employed by the Company and its subsidiaries) and (B) the named executive officer’s target annual bonus as in effect as of the date of the consummation of the merger. The amount in respect to Mr. Andrews also reflects his unvested 401(k) Company make-up match on an after-tax basis. As of the date of this proxy statement, none of the named executive officers are entitled to be paid any long-term incentive bonus with respect to any past or future fiscal year of the Company. The amounts shown in this column will be payable within 30 days following the date of termination, or to the extent necessary to comply with Section 409A, the earlier of six months and one day following termination of employment and the named executive officer’s death. These payments are “double-trigger”, as they will only be payable in the event of a termination of employment by the Company without “cause”, or by the named executive officer for “good reason”, following the adoption of the merger agreement by the Company’s stockholders and during the term specified in such agreements, as described above.

Pursuant to their respective change-in-control agreements, each of Messrs. Lucier, Stevenson, and Hoffmeister and Dr. Leddy is entitled to receive a payment in respect of any “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, in order to adjust, on an after-tax basis, for the amount of any such tax. Based on the Company’s analysis as of the date of this proxy statement, in the event that the merger is consummated on January 13, 2014, and, as of such date, the named executive officer experiences a Qualifying Termination under his or her change-in-control agreement, it is anticipated that such payment will only be required for Mr. Stevenson.

(2)

Represents 13/365ths, or approximately 3.6% (the “pro-rata fraction”), of Mr. Lucier’s 2013 target annual bonus of $1,950,000, plus two times Mr. Lucier’s current annual base salary of $1,300,000, plus two times Mr. Lucier’s 2013 target annual bonus of $1,950,000.

(3)

Represents the pro-rata fraction of Mr. Stevenson’s 2013 target annual bonus of $775,000, plus two times Mr. Stevenson’s current annual base salary of $775,000, plus two times Mr. Stevenson’s 2013 target annual bonus of $775,000.

(4)

Represents the pro-rata fraction of Mr. Andrews 2013 target annual bonus of $560,000, plus two times Mr. Andrews current annual base salary of $560,000, plus two times the average of the annualized bonuses paid to Mr. Andrews in respect of the two years prior to the consummation of the merger equal to $602,709.

(5)

Represents the pro-rata fraction of Mr. Hoffmeister’s 2013 target annual bonus of $470,250, plus two times Mr. Hoffmeister’s current annual base salary of $627,000, plus two times Mr. Hoffmeister’s 2013 target annual bonus of $470,250.

(6)

Represents the pro-rata fraction of Dr. Leddy’s 2013 target annual bonus of $394,500, plus two times Dr. Leddy’s current annual base salary of $526,000, plus two times Dr. Leddy’s 2013 target annual bonus of $394,500.

(7)

As described above, the amounts shown in this column represent the accelerated vesting and cash-out of the named executive officers’ unvested Options, Pre-2015 Vesting RSUs, PRSUs and the NQDC RSUs granted in 2013 to Mr. Hoffmeister, which, in each case, are “single-trigger” in that such vesting and cash-out will occur upon consummation of the merger, whether or not such named executive officer’s employment is terminated. The following table shows the amounts in this column attributable to the named executive officers’ unvested Options, Pre-2015 Vesting RSUs, PRSUs and the NQDC RSUs granted in 2013 to Mr. Hoffmeister (taking into account any such awards that are expected to vest in accordance with their terms between the date of this proxy statement and January 13, 2014):

Name	Number of Unvested Options (1)	Value from Unvested Options ($)(1)	Number of Pre-2015 Vesting RSUs (1)	Value from Pre-2015 Vesting RSUs ($)(1)	Number of PRSUs (1)(2)	Value from PRSUs ($)(1)(2)	Number of NQDC RSUs (1)(3)	Value from NQDC RSUs ($)(1)(3)
Gregory T. Lucier	180,872	$4,711,793	77,954	$5,924,504	69,626	$5,291,576	-	-
Mark P. Stevenson	75,804	$1,988,242	36,793	$2,796,268	30,170	$2,292,920	-	-
Ronald A. Andrews	49,505	$1,338,410	10,898	$828,248	17,018	$1,293,368	-	-
David F. Hoffmeister	43,573	$1,128,162	-	-	15,472	$1,175,872	15,487	$1,177,012
Peter M. Leddy, Ph.D.	26,143	$676,878	13,423	$1,020,148	9,282	$705,432	-	-

(1)

Depending on when consummation of the merger occurs, certain awards shown as unvested in the table may become vested in accordance with their terms without regard to the merger. The table above does not include any grants of awards which may occur following the date of this proxy statement.

(2)

The number and value of the PRSUs shown in this table assume the PRSUs vest at 200% of the target PRSU award level pursuant to the terms of the applicable equity award agreement, assuming maximum actual performance with respect to 2013.

(3)

The RSUs granted to the named executive officers in 2013 provide that, in the event the named executive officer is eligible for retirement at the time such awards are granted or will become eligible for retirement at any time during the vesting period for such awards, then any such awards that are unvested on the date of the consummation of the merger will become vested upon the consummation of the merger. Other than Mr. Hoffmeister, none of the named executive officers is or will become eligible for retirement during the vesting period of the RSUs granted in 2013.

As described above, the amounts shown in this column also represent the accelerated vesting of the named executive officers’ Post-2014 Vesting RSUs and the NQDC RSUs granted prior to 2013 to Mr. Hoffmeister. These payments are “double-trigger” as they will be payable in the event of either (a) continued employment with the surviving corporation through the date specified in the applicable equity award agreement, (b) a termination of the named executive officer’s employment by the surviving corporation without “cause” or by the named executive officer for “good reason” following the consummation of the merger or (c) with respect to the NQDC RSUs granted prior to 2013 to Mr. Hoffmeister, a termination of Mr. Hoffmeister’s employment as a result of retirement following the consummation of the merger. All payments in respect of the named executive officers’ Post-2014 Vesting RSUs and the NQDC RSUs granted prior to 2013 to Mr. Hoffmeister will be made in accordance with the terms of the applicable equity award agreement, unless earlier accelerated pursuant to certain qualifying terminations of employment. The following table shows the amounts in this column attributable to such RSUs:

Name	Number of Post- 2014 Vesting RSUs (1)	Value from Post- 2014 Vesting RSUs ($) (1)	Number of NQDC RSUs (1)(2)	Value from NQDC RSUs ($)(1)(2)
Gregory T. Lucier	135,800	$10,320,800	-	-
Mark P. Stevenson	62,370	$4,740,120	-	-
Ronald A. Andrews	26,053	$1,980,028	-	-
David F. Hoffmeister	-	-	34,097	$2,591,372
Peter M. Leddy, Ph.D.	21,134	$1,606,184	-	-

(1)

Depending on when consummation of the merger occurs, certain Post-2014 Vesting RSUs shown as unvested in the table above may become vested in accordance with their terms without regard to the merger. The table above does not include any grants of RSUs which may occur following the date of this proxy statement.

(2)

The RSUs granted to the named executive officers prior to 2013 provide for accelerated vesting in the event of a termination of the named executive officer’s employment as a result of retirement following the consummation of the merger. Other than Mr. Hoffmeister, none of the named executive officers is or will become eligible for retirement during the vesting period of the RSUs granted prior to 2013.

(8)

As described above, the amounts shown in this column represent the accelerated vesting and cash-out of the named executive officers’ unvested Share Equivalent Units under the terms of the merger agreement and the Company’s Deferred Compensation Plan, which are “single-trigger” in that such vesting and cash-out will occur upon consummation of the merger, whether or not such named executive officer’s employment is terminated.

(9)

The amounts shown in this column represent $25,000 of executive outplacement services, the cost of up to two years of executive financial planning services consistent with past practice plus the estimated cost to the Company to continue welfare benefits coverage for the named executive officer and, where applicable, the named executive officer’s family for up to two years (assuming the named executive officer were terminated on the date that the merger is consummated) as provided under the named executive officers’ change-in-control agreements. These benefits are “double-trigger”, as they will only be provided in the event of a termination of employment by the Company without “cause”, or by the named executive officer for “good reason” following the adoption of the merger agreement by the Company’s stockholders and during the term specified in such agreements described above. The amounts shown in this column are based in part on the welfare benefit levels in effect on May 1, 2013 and estimated benefit levels and associated costs during the two year period following consummation of the merger; therefore, if welfare benefit levels are increased after such date, the value of the benefits provided to the named executive officers may be greater than those shown in the table above.

(10)

As described above, the amounts shown in this column represent the accelerated vesting and payments of the named executive officers’ outstanding cash-based performance units at the target award level, which are “single-trigger” in that such vesting and payment will occur upon consummation of the merger, whether or not such named executive officer’s employment is terminated. If the Company’s performance exceeds certain levels during 2013, actual payments to the named executive officers may be greater than those shown in the table above.

Potential Change-in-Control Payments to Other Executive Officers

Name	Cash ($) (1)	Equity ($) (4)	Pension/ NQDC ($)(5)	Perquisites/ Benefits($) (6)	Other (7)	Total ($)
John A. Cottingham	$1,833,890 (2)	$3,521,606	$43,240	$134,350	$600,000	$6,133,086
Kelli A. Richard	$695,547 (3)	$1,821,491	-	$121,155	$558,750	$3,196,943

(1)

As described above, these payments are equal to (i) a prorated portion of the annual bonus and any long-term incentive bonus paid, guaranteed to be paid or payable to the executive officer but for any deferral for the then-most-recently-completed fiscal year, based on the relative portion of the then-current year during which the executive officer was employed by the Company and its subsidiaries, and (ii) two times (in the case of Mr. Cottingham) or 1.33 times (in the case of Ms. Richard) the sum of the executive officer’s annual base salary in effect as of the date the merger is consummated and the greater of (A) the average of the annualized bonuses paid or payable to the executive officer, but for any deferral, in respect of the three years prior to the year in which the merger is consummated (or such lesser number of years during which the executive officer was employed by the Company and its subsidiaries) and (B) the executive officer’s target annual bonus as in effect as of the date of the consummation of the merger. As of the date of this proxy statement, none of the executive officers is entitled to be paid any long-term incentive bonus with respect to any past or future fiscal year of the Company. The amounts shown in this column will be payable within 30 days following the date of termination, or to the extent necessary to comply with Section 409A, the earlier of six months and one day following termination of employment and the executive officer’s death. These payments are “double-trigger”, as they will only be payable in the event of a termination of employment by the Company without “cause”, or by the executive officer for “good reason” following the adoption of the merger agreement by the Company’s stockholders and during the term specified in such agreements, as described above. Pursuant to his change-in-control agreement, Mr. Cottingham is entitled to receive a payment in respect of any “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, in order to adjust, on an after-tax basis, for the amount of any such tax. Based on the Company’s analysis as of the date of this proxy statement, in the event that the merger is consummated on January 13, 2014, and, as of such date, the executive officer experiences a Qualifying Termination under his or her change-in-control agreement, it is anticipated that no such payment will be required.

(2)

Represents the pro-rata fraction of Mr. Cottingham’s 2013 target annual bonus of $390,000, plus two times Mr. Cottingham’s current annual base salary of $520,000, plus two times Mr. Cottingham’s 2013 target annual bonus of $390,000.

(3)

Represents the pro-rata fraction of Ms. Richard’s 2013 target annual bonus of $172,500, plus 1.33 times Ms. Richard’s current annual base salary of $345,000, plus 1.33 times the average of the annualized bonuses paid to Ms. Richard in respect of the three years prior to the consummation of the merger equal to $173,349.

(4)

As described above, the amounts shown in this column represent the accelerated vesting and cash-out of the executive officers’ unvested Options, Pre-2015 Vesting RSUs, PRSUs and the NQDC RSUs granted in 2013 to Mr. Cottingham, which, in each case, are “single-trigger” in that such vesting and cash-out will occur upon consummation of the merger, whether or not such executive officer’s employment is terminated. The following table, including its footnotes, shows the amounts in this column attributable to unvested Options, Pre-2015 Vesting RSUs, PRSUs and the NQDC RSUs granted in 2013 to Mr. Cottingham (taking into account any such awards that are expected to vest in accordance with their terms between the date of this proxy statement and January 13, 2014):

Name	Number of Unvested Options (1)	Value from Unvested Options ($)(1)	Number of Pre-2015 Vesting RSUs (1)	Value from Pre-2015 Vesting RSUs ($) (1)	Number of PRSUs (1)(2)	Value from PRSUs ($)(1)(2)	Number of NQDC RSUs (1)(3)	Value from NQDC RSUs ($)(1)(3)
John A. Cottingham	21,072	$555,174	-	-	9,282	$705,432	9,292	$706,192
Kelli A. Richard	13,071	$338,427	5,510	$418,760	4,640	$352,640	-	-

(1)

Depending on when consummation of the merger occurs, certain awards shown as unvested in the table may become vested in accordance with their terms without regard to the merger. The table above does not include any grants of awards which may occur following the date of this proxy statement.

(2)

The number and value of the PRSUs shown in this table assume the PRSUs vest at 200% of the target PRSU award level pursuant to the terms of the applicable equity award agreement, assuming maximum actual performance with respect to 2013.

(3)

The RSUs granted to the executive officers in 2013 provide that, in the event the executive officer is eligible for retirement at the time such awards are granted or will become eligible for retirement at any time during the vesting period for such awards, then any such awards that are unvested on the date of the consummation of the merger will become vested upon the consummation of the merger. Mr. Cottingham will become eligible for retirement during the vesting period of the RSUs granted in 2013, and Ms. Richard is not and will not become eligible for retirement during the vesting period of the RSUs granted in 2013.

As described above, the amounts shown in this column also represent the accelerated vesting of the executive officers’ Post-2014 Vesting RSUs and the NQDC RSUs granted prior to 2013 to Mr. Cottingham. These payments are “double-trigger” as they will be payable in the event of either (a) continued employment with the surviving corporation through the date specified in the applicable equity award agreement, (b) a termination of the executive officer’s employment by the surviving corporation without “cause” or by the executive officer for “good reason” following the consummation of the merger or (c) with respect to the NQDC RSUs granted prior to 2013 to Mr. Cottingham, a termination of Mr. Cottingham’s employment as a result of retirement following the consummation of the merger. All payments in respect of the executive officers’ Post-2014 Vesting RSUs and the NQDC RSUs granted prior to 2013 to Mr. Cottingham will be made in accordance with the terms of the applicable equity award agreement, unless earlier accelerated pursuant to certain qualifying terminations of employment. The following table shows the amounts in this column attributable to such RSUs:

Name	Number of Post- 2014 Vesting RSUs (1)	Value from Post- 2014 Vesting RSUs ($) (1)	Number of Certain NQDC RSUs (1)(2)	Value from Certain NQDC RSUs ($)(1)(2)
John A. Cottingham	-	-	20,458	$1,554,808
Kelli A. Richard	9,364	$711,664	-	-

(1)

Depending on when consummation of the merger occurs, certain Post-2014 Vesting RSUs shown as unvested in the table above may become vested in accordance with their terms without regard to the merger. The table above does not include any grants of RSUs which may occur following the date of this proxy statement.

(2)

The RSUs granted to the executive officers prior to 2013 provide for accelerated vesting in the event of a termination of the executive officer’s employment as a result of retirement following the consummation of the merger. Mr. Cottingham will become eligible for retirement during the vesting period of the RSUs granted prior to 2013, and Ms. Richard is not and will not become eligible for retirement during the vesting period of the RSUs granted prior to 2013.

(5)

As described above, the amounts shown in this column represent the accelerated vesting and cash-out of the executive officers’ unvested Share Equivalent Units, which are “single-trigger” in that such vesting and cash-out will occur upon consummation of the merger, whether or not such executive officer’s employment is terminated.

(6)

The amounts shown in this column represent $25,000 of executive outplacement services, the cost of up to two years of executive financial planning services consistent with past practice plus the estimated cost to the Company to continue welfare benefits coverage for the executive officer and, where applicable, the executive officer’s family for up to two years (assuming the executive officer were terminated on the date that the merger is consummated) provided under the executive officers’ change-in-control agreements. These benefits are “double-trigger”, as they will only be provided in the event of a termination of employment by the Company without “cause”, or by the executive officer for “good reason” following the adoption of the merger agreement by the Company’s stockholders and during the term specified in such agreements described above. The amounts shown in this column are based in part on the welfare benefit levels in effect on May 1, 2013 and estimated benefit levels and associated costs during the two year period following consummation of the merger; therefore, if welfare benefit levels are increased after such date, the value of the benefits provided to the executive officers may be greater than those shown in the table above.

(7)

As described above, the amounts shown in this column represent the accelerated vesting and payments of the executive officers’ outstanding cash-based performance units at the target award level, which are “single-trigger” in that such vesting and payment will occur upon consummation of the merger, whether or not such executive officer’s employment is terminated. If the Company’s performance exceeds certain levels during 2013, actual payments to the executive officers may be greater than those shown in the table above.

As described above, the amounts shown in this column also represent a $258,750 transaction bonus payment to Ms. Richard pursuant to a retention bonus program established by the Company. Ms. Richard’s transaction bonus is “single-trigger”, as it will vest and be payable in cash upon the consummation of the merger, or earlier in the event Ms. Richard’s employment is terminated by the Company without “cause”.

Non-Binding Compensation Proposal

In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation that may be payable to its named executive officers in connection with the merger. As required by those rules, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table entitled “Potential Change-in-Control Payments to Named Executive Officers”, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED”.

The Board unanimously recommends a vote “FOR” the approval of the non-binding compensation proposal.

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to approve the merger and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the non-binding compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Company common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Company common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Company common stock through the exercise of options or otherwise as compensation, holders who hold their Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who exercise appraisal rights, and holders who own or have owned (directly, indirectly or constructively) five percent or more of the Company’s stock (by vote or value). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Company common stock that is not a U.S. holder.

U.S. Holders

The conversion of shares of Company common stock into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company common stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any.

Dividends

The Company has not paid dividends in the last two years. Under the terms of the merger agreement, the Company is prohibited from establishing a record date for, declaring, setting aside for payment or paying any dividends on, or making any other distribution in respect of, any shares of our capital stock or other equity or voting interests without obtaining Thermo Fisher’s written consent (which may not be unreasonably withheld, delayed or conditioned). Accordingly, we do not expect to declare or pay any dividends prior to the consummation of the merger.

Regulatory Approvals Required for the Merger

Under the HSR Act, and the related rules and regulations issued by the Federal Trade Commission (the “FTC”), certain transactions, including the merger, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting periods have expired or terminated.

The Company and Thermo Fisher are also required to make filings with, and obtain clearance from, certain foreign antitrust authorities in connection with the merger, including antitrust authorities in the European Union and the People’s Republic of China.

The Company and Thermo Fisher have made or are preparing to make the filings and other notifications required under applicable antitrust laws.

At any time before or after the effective time of the merger, the DOJ, the FTC, antitrust authorities in foreign jurisdictions or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the consummation of the merger, conditionally approving the merger upon the divestiture of assets of the Company or Thermo Fisher, subjecting the consummation of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the merger agreement, the respective obligations of the Company, Thermo Fisher and Merger Sub to consummate the merger are subject to, among other things, the expiration of the waiting period (and any extension thereof) or the granting of early termination applicable to the consummation of the merger under the HSR Act, and the receipt of antitrust approvals in certain other jurisdictions. In the event that the merger has not closed by January 14, 2014, by reason of the failure to obtain certain required antitrust approvals or the issuance or enactment by a governmental authority of an order or law prohibiting or restraining the merger (and such prohibition or restraint is in respect of an antitrust law), then the deadline for completing the merger will be automatically extended to July 14, 2014, unless an earlier date is agreed in writing by the Company and Thermo Fisher, and if this failure was not caused by the failure of the Company to perform in all material respects its efforts and similar obligations under the merger agreement with respect to seeking antitrust approvals, the cash price payable per share in the merger will increase by $0.0062466 per day during the period commencing on, and including, January 14, 2014, and ending on, and including, the closing date. For a description of Thermo Fisher’s and the Company’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this proxy statement entitled “The Merger Agreement—Efforts to Obtain Regulatory Approvals” beginning on page 84.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the consummation of the merger by early in 2014; however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

Delisting and Deregistration of the Company’s Common Stock

If the merger is completed, the shares of Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

Litigation Relating to the Merger

Since the announcement of the merger on April 15, 2013, the Company and certain of its current and former directors have been named as defendants in eight substantively similar putative class action lawsuits brought by and on behalf of stockholders of the Company.

The following four actions brought by and on behalf of stockholders of the Company are pending in the Superior Court of the State of California, County of San Diego:

•	Choi v. Life Technologies Corporation, et al., Case No. 37-2013-00044671-CU-BT-CTL, filed on April 18, 2013;

•	Rogers Living Trust DTD 1/4/2007 v. Adam, et al., Case No. 37-2013-00044711-CU-SL-NC, filed on April 18, 2013;

•	Noch v. Life Technologies Corporation, et al., Case No. 37-2013-00046405-CU-BT-CTL, filed on April 29, 2013; and

•	Louisiana Municipal Police Employees’ Retirement System v. Adam, et al., Case No. 37-2013-00045787-CU-MC-CTL, filed on April 24, 2013.

The following four actions brought by and on behalf of stockholders of the Company are pending in the Delaware Court of Chancery:

•	David Shaev Profit Sharing Account v. Life Technologies Corporation, et al., C.A. No. 8488-VCL, filed on April 18, 2013;

•	Smilow v. Life Technologies Corporation, et al., Case No. 8504, filed on April 24, 2013;

•	Cavatore v. Life Technologies Corporation, et al., Case No. 8512, filed on April 30, 2013; and

•	Gordon v. Life Technologies Corporation, et al., Case No. 8517, filed on May 1, 2013.

On May 21, 2013, the Delaware Court of Chancery entered an Order of Consolidation and Appointment of Co-Lead Counsel in respect of the four suits pending in the Delaware Court of Chancery. Pursuant to this order, the four Delaware cases have been consolidated under the caption In re Life Technologies Corporation— Stockholders Litigation, Consolidated Case No. 8488-VCL.

Each of the eight actions described above is a putative class action suit filed on behalf of a proposed class of Life Technologies stockholders against the Company and certain of its current and former directors. Thermo Fisher has been named as a defendant in each of the suits other than the Smilow suit, and Merger Sub is named as a defendant in the David Shaev Profit Sharing Account, Cavatore and Gordon suits. The complaints filed in connection with each of these suits allege, among other things, that the Company’s directors breached their fiduciary duties to the Company’s stockholders in connection with the merger. Each of the actions seeks, among other things, the issuance of an injunction preventing the consummation of the merger.

One of the conditions to the Company’s and Thermo Fisher’s respective obligations to consummate the merger is that no governmental authority of competent authority shall have issued any order, writ, injunction, decree, judgment, award, settlement or stipulation, or enacted any law that prohibits, restrains or makes illegal the consummation of the merger. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

The Company and its directors believe that the claims in each of these lawsuits are without merit, and they intend to vigorously defend all pending actions relating to the merger.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, dated as of April 14, 2013, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the contractual document that governs this merger.

Additional information about the Company and Thermo Fisher may be found elsewhere in this proxy statement and in other public reports and documents filed with the SEC. Please see the section of this proxy statement entitled “Where You Can Find Additional Information”, beginning on page 102.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by the Company, Thermo Fisher and Merger Sub were qualified and subject to important limitations agreed to by the Company, Thermo Fisher and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as a wholly owned subsidiary of Thermo Fisher.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until the earlier of their resignation or removal or until their respective successors have been duly elected and qualified. The officers of the surviving corporation will, from and after the effective time of the merger, consist of the officers of the Company until the earlier of their resignation or removal or until their respective successors have been duly elected and qualified.

At the effective time of the merger, the certificate of incorporation and by-laws of the surviving corporation will be amended and restated to be in the forms agreed upon by the Company and Thermo Fisher until amended in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger

The closing of the merger, which we refer to as the “closing”, will take place on the second business day following the date on which the last of the conditions to closing (described in this section below entitled “—Conditions to the Merger”), other than the conditions that by their terms are to be satisfied at the closing, have been satisfied or (to the extent permitted by applicable law) waived, or such other date as the Company and Thermo Fisher may agree.

The effective time of the merger will occur as soon as practicable on the date of the closing upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as the Company and Thermo Fisher may agree and specify in the certificate of merger.

Merger Consideration and Conversion of Company Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Company or Thermo Fisher or their respective wholly owned subsidiaries and shares owned by stockholders who have properly exercised and perfected appraisal rights under the DGCL, will be canceled and converted into the right to receive $76.00 in cash, without interest, subject to adjustment as described in the following sentence. If the merger does not close by January 14, 2014, by reason of the failure to obtain certain required antitrust approvals or the issuance or enactment by a governmental authority of an order or law prohibiting or restraining the merger (and such prohibition or restraint is in respect of an antitrust law), and this failure was not caused by the failure of the Company to perform in all material respects its efforts and similar obligations under the merger agreement with respect to seeking antitrust approvals, the cash price per share will increase by $0.0062466 per day during the period commencing on, and including, January 14, 2014, and ending on, and including, the closing date. We refer to this additional amount, if payable, as the “additional per share consideration” and, together with the $76.00 in cash to be paid in the merger, the “merger consideration”.

At the effective time of the merger, each share of Company common stock owned by the Company as treasury stock (other than certain shares held by the Company in a rabbi trust on behalf of third parties) or owned by Thermo Fisher immediately prior to the effective time will be canceled without payment of consideration, and each share of Company common stock owned by any wholly owned subsidiary of the Company or of Thermo Fisher immediately prior to the effective time will, at the election of Thermo Fisher, either be converted into common stock of the surviving corporation or be canceled without payment of consideration.

Shares of Company common stock owned by stockholders who have not voted in favor of the merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares in accordance with Section 262 of the DGCL will not be canceled and converted into the merger consideration. Such stockholders will instead be entitled to the appraisal rights granted by Section 262 of the DGCL, as described in the section of this proxy statement entitled “Appraisal Rights”.

Exchange and Payment Procedures

Prior to the closing, Thermo Fisher will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the payment of the merger consideration. At or prior to the effective time of the merger, Thermo Fisher will deposit or cause to be deposited with the paying agent an amount in cash sufficient to pay the aggregate merger consideration payable to holders of Company common stock in the merger. Within three business days after the effective time of the merger, the paying agent will mail to each registered holder of a certificate that represented shares of Company common stock a letter of transmittal describing the procedure for surrendering such certificate in exchange for the merger consideration.

If you hold stock certificates representing shares of Company common stock, you will not be entitled to receive the merger consideration until you surrender your stock certificates along with a duly completed and validly executed letter of transmittal to the paying agent. If ownership of your stock certificate is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the certificate is properly endorsed and the applicable letter of transmittal is accompanied by all documents reasonably required to evidence that any applicable stock transfer taxes have been paid or are not applicable. If you hold shares of Company common stock in uncertificated book-entry form, you will not be required to deliver a stock certificate or an executed letter of transmittal to the paying agent to receive the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

The aggregate merger consideration payable in respect of each stock certificate that, immediately prior to the effective time of the merger, represented shares of Company common stock, or to any holder of shares held in uncertificated book-entry form, will be rounded to the nearest whole cent. Thermo Fisher, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the merger consideration. In the event any amount is withheld from the merger consideration otherwise payable to any person (and is paid over to the taxing authorities), that amount will be treated as having been paid to that person.

After the effective time of the merger, there will be no transfers on the stock transfer books of the surviving corporation of shares of Company common stock. If, after the effective time of the merger, any person presents to the surviving corporation or the paying agent any stock certificates representing shares of Company common stock that were canceled in the merger, such stock certificates will be canceled in exchange for the applicable cash payment.

Any portion of the funds deposited with the paying agent that remains undistributed to holders of stock certificates that formerly represented shares of Company common stock for one year after the effective time of the merger may be delivered to Thermo Fisher. Holders of stock certificates who have not complied with the exchange and payment procedures described above may thereafter look only to Thermo Fisher for payment of the merger consideration. None of Thermo Fisher, Merger Sub, the Company, the surviving corporation or the paying agent will be liable to any person in respect of any cash delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any certificate has not been surrendered within five years after the effective time of the merger (or such earlier date on which the merger consideration in respect of such certificate would escheat to a governmental authority), any merger consideration in respect of such certificate will become the property of the surviving corporation (to the extent permitted by law).

Lost Stock Certificates

If any stock certificate has been lost, stolen or destroyed, then the person claiming the stock certificate to be lost, stolen or destroyed must make an affidavit of that fact in order to be entitled to receive the merger consideration in respect of such stock certificate and, if required by the surviving corporation, such person must post a bond in a reasonable amount (as determined by the surviving corporation) as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Equity Awards

At the effective time of the merger:

•

each outstanding Option, whether vested or unvested, will be canceled and will entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of Company common stock subject to such Option times (y) the excess, if any, of the merger consideration over the exercise price per share of Company common stock subject to such Option;

•

each outstanding NQDC RSU will be assumed by Thermo Fisher and converted into the right to receive an amount in cash equal to the merger consideration, and will vest and become payable following the merger or, with respect to NQDC RSUs granted in 2013, upon consummation of the merger, in each case, in accordance with the terms of the applicable equity award agreement;

•	each outstanding Pre-2015 Vesting RSU will vest in full and will be canceled in exchange for the right to receive an amount in cash equal to the merger consideration;

•

each outstanding Post-2014 Vesting RSU will be assumed by Thermo Fisher and converted into the right to receive an amount in cash equal to the merger consideration, and will vest and become payable following the merger in accordance with the terms of the applicable equity award agreement;

•

each outstanding PRSU will vest in full at the greater of the target RSU award level and the level achieved based on the Company’s performance as of the end of the most recently completed fiscal year in the applicable performance period, except that PRSUs granted in the fiscal year in which the merger is consummated will vest at the target RSU award level, in each case, in accordance with the terms of the applicable equity award agreement, and will be canceled in exchange for the right to receive an amount in cash equal to the merger consideration; and

•

each stock unit credited to a participant’s account under the Company’s Deferred Compensation Plan, which we refer to as a “Share Equivalent Unit”, will vest (to the extent unvested) and be converted into the right to receive an amount in cash equal to the merger consideration, and will be paid in accordance with the terms of the Company’s Deferred Compensation Plan.

Amounts in respect of Options will be paid to holders no later than five business days after the effective time of the merger and amounts in respect of RSUs will be paid to holders in accordance with the terms of the applicable equity plan and equity award agreement governing such RSUs and amounts in respect of Share Equivalent Units will be paid to holders in accordance with the terms of the Company’s Deferred Compensation Plan.

In addition, under the merger agreement, the Company has reserved the right to grant RSUs that vest based solely on the continued service of the holder of such RSUs (or cash equivalent awards) to newly hired employees and employees promoted based on job performance in the ordinary course of business consistent with past practice, which RSUs will, upon the effective time of the merger, be assumed by Thermo Fisher and converted into the right to receive an amount in cash equal to the merger consideration, and will vest and become payable following the merger in accordance with the terms of the applicable award agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Thermo Fisher and Merger Sub to each other. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure letter delivered by the Company in connection therewith). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The representations and warranties made by the Company (including, in certain cases, with respect to its subsidiaries) to Thermo Fisher and Merger Sub relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to conduct business;

•	ownership of subsidiaries;

•	capitalization and the absence of preemptive or other similar rights;

•

corporate authority to execute and deliver, to perform the Company’s obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against the Company;

•	the declaration of advisability of the merger agreement by the Board, and the approval of the merger agreement and the merger by the Board;

•

the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of the Company entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	governmental consents and approvals;

•	the required vote of the Company’s stockholders to adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement;

•	the Company’s SEC filings since January 1, 2011 and the financial statements included therein;

•	the absence of indebtedness and certain undisclosed liabilities;

•	internal controls over financial reporting and disclosure controls and procedures;

•	the conduct of business in all material respects in the ordinary course of business since December 31, 2012, and the absence of a “material adverse effect” (as defined below) since December 31, 2012;

•	the absence of legal proceedings and governmental orders;

•	compliance with applicable laws, governmental orders and permits;

•	tax matters;

•	employee benefits matters;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	the absence of a rights agreement and the inapplicability of anti-takeover laws to the merger;

•	title to real and personal property;

•	the accuracy of the information provided in this proxy statement;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	the receipt of opinions from Deutsche Bank and Moelis; and

•	the absence of broker’s or finder’s fees.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “material adverse effect”. For purposes of the merger agreement, “material adverse effect”

means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, (i) would prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the merger and the other transactions contemplated by the merger agreement on a timely basis or (ii) has a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, provided that with respect to clause (ii) above, none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, will be taken into account, individually or in the aggregate, in determining whether a material adverse effect has occurred or may occur:

•

changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates (in each case, only to the extent it does not have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other industry participants);

•

changes generally affecting the industries in which the Company and its subsidiaries operate (only to the extent it does not have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other industry participants);

•

changes or prospective changes in law or U.S. generally accepted accounting principles (“GAAP”) or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions (in each case, only to the extent it does not have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other industry participants);

•

changes proximately caused by the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement (other than for purposes of certain specified representations and warranties), including the impact thereof (to the extent proximately caused thereby) on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or governmental authorities, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated thereby;

•

acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism (in each case, only to the extent it does not have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other industry participants);

•

volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters (in each case, only to the extent it does not have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other industry participants);

•

any action taken by the Company or its subsidiaries that is required by the merger agreement or with Thermo Fisher’s written consent or at Thermo Fisher’s written request, or the failure to take any action by the Company or its subsidiaries if that action is prohibited by the merger agreement;

•	changes resulting or arising from the identity of, or any facts or circumstances relating to, Thermo Fisher, Merger Sub or any of their respective affiliates;

•

changes or prospective changes in the Company’s credit ratings or changes in the price or trading volume of the Company common stock (except that the underlying cause of any such change or prospective change, to the extent not falling within any of the other exceptions described above, may be taken into account); or

•

any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (except that the underlying cause of any such failure, to the extent not falling within any of the other exceptions described above, may be taken into account).

The representations and warranties made by Thermo Fisher and Merger Sub to the Company are more limited and relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate authority to conduct business;

•

corporate authority to execute and deliver, to perform Thermo Fisher’s and Merger Sub’s obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Thermo Fisher and Merger Sub;

•

the declaration of advisability of the merger agreement by the respective boards of directors of Thermo Fisher and Merger Sub, and the approval of the merger agreement and the merger by the respective boards of Thermo Fisher and Merger Sub;

•

the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of Thermo Fisher and Merger Sub entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	governmental consents and approvals;

•	the absence of legal proceedings and governmental orders;

•	capitalization, ownership and operations of Merger Sub;

•	the accuracy of information provided by or on behalf of Thermo Fisher or Merger Sub for inclusion in this proxy statement;

•	ownership by Thermo Fisher and Merger Sub of Company common stock;

•	availability of cash to make all required payments in connection with the merger;

•	enforceability of the commitment letter Thermo Fisher executed with affiliates of JP Morgan and Barclays;

•	the absence of certain arrangements between Thermo Fisher or Merger Sub, on the one hand, and the Company’s management or directors, on the other hand;

•	enforceability and compliance with the confidentiality agreement between Thermo Fisher and the Company;

•	the absence of broker’s or finder’s fees; and

•

the independent investigation conducted by Thermo Fisher and Merger Sub of the Company’s business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects.

Many of the representations and warranties of Thermo Fisher and Merger Sub are qualified as to, among other things “materiality” or “Parent material adverse effect”. For purposes of the merger agreement, “Parent material adverse effect” means any effect, change, event, circumstance or occurrence that would prevent or materially delay, interfere with, impair or hinder (i) the consummation by Thermo Fisher or Merger Sub of the merger and the other transactions contemplated by the merger agreement on a timely basis or (ii) the compliance by Thermo Fisher or Merger Sub with their obligations under the merger agreement.

All representations and warranties contained in the merger agreement will terminate upon the earlier of the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Covenants Relating to the Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business between the date of the merger agreement and the effective time of the merger. Prior to the closing, subject to certain exceptions specified in the merger agreement and the disclosure letter delivered by the Company in connection with the merger agreement, unless Thermo Fisher gives its written consent (which cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are required to cause their businesses to be conducted in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent therewith, to use commercially reasonable efforts to preserve their business organizations substantially intact and preserve existing relations with key customers, suppliers and other persons with whom they have significant business relationships.

In addition, subject to certain exceptions specified in the merger agreement and the disclosure letter delivered by the Company in connection with the merger agreement, unless Thermo Fisher gives its written consent (which cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are restricted from, among other things:

•

amending the organizational documents of the Company, or amending the organizational documents of any of the Company’s subsidiaries in any material respect or in any respect adversely impacting Thermo Fisher or Merger Sub;

•	entering into written agreements with the Company’s stockholders in their capacity as such;

•

issuing, selling, encumbering or granting shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries (or certain rights or securities related thereto), subject to certain exceptions;

•

redeeming, purchasing or otherwise acquiring any outstanding shares of capital stock of, or other equity or voting interests in the Company or any of its subsidiaries, or any rights, warrants or options to acquire any such shares or interests, subject to certain exceptions;

•	establishing a record date for, declaring, setting aside for payment or paying any dividend or distribution in respect of any shares of the Company’s capital stock or other equity or voting interests;

•	splitting, combining, subdividing or reclassifying any shares of the Company’s capital stock or other equity or voting interests;

•

incurring indebtedness under the Company’s existing credit facility or existing bank lines of credit such that the amount outstanding is in excess of $450,000,000 or incurring any other indebtedness, subject to certain exceptions;

•	making any loans, capital contributions or advances to any person outside of the ordinary course of business consistent with past practice, other than to the Company or its wholly owned subsidiaries;

•	adopting or implementing any stockholder rights plan or similar arrangement;

•

selling, leasing, licensing or otherwise transferring any properties or assets, including any owned or licensed intellectual property, if the value or purchase price, individually or in the aggregate, exceeds $100,000,000, subject to certain exceptions, including an exception for transfers in the ordinary course of business consistent with past practice;

•	making or authorizing capital expenditures in any calendar year that, individually or in the aggregate, exceed the amounts budgeted in the Company’s current capital expenditure plan by more than 10%;

•

making any acquisition of or investment in any properties, assets, securities or business if the value or purchase price exceeds $50,000,000 individually or $100,000,000 in the aggregate, except in the ordinary course of business consistent with past practice;

•

subject to certain exceptions, including an exception for actions required by law or under the terms of existing benefit plans or contracts: granting to any director, executive officer, employee or consultant any increase in compensation, or paying or awarding any bonuses or incentive compensation, other than increases and payouts of compensation to employees other than executive officers in the ordinary course of business consistent with past practice; granting to any current or former director, executive officer or employee any increase in severance, retention or termination pay; granting or amending any equity awards; entering into or modifying any employment or consulting agreement with any current or former director, executive officer, employee or consultant pursuant to which the annual base salary under such agreement exceeds $500,000 per annum; hiring or engaging any employee or consultant whose base salary and target bonus opportunity exceeds $500,000 per annum, other than the hiring or engagement of a replacement employee or replacement consultant on terms substantially consistent with those applicable to the predecessor employee or consultant; establishing, adopting, entering into or amending in any material respect any material collective bargaining agreement or material benefit plan or agreement; or taking any action to accelerate any rights or benefits under any benefit plan or agreement;

•	making material changes to financial accounting methods, principles or policies of the Company or its subsidiaries, subject to certain exceptions;

•

adopting a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, subject to certain exceptions;

•	granting any liens other than certain permitted liens, other than to secure certain permitted indebtedness;

•

entering into any settlement or compromise of litigation that involves injunctive or equitable relief or imposes restrictions on the business of the Company or its subsidiaries, that involves any license, cross license or similar arrangement with respect to intellectual property or that requires payment by the Company or its subsidiaries of amounts that either are not reflected or reserved against in the Company’s financial statements or that, individually or in the aggregate, exceed the amounts reflected or reserved against in the Company’s financial statements by $100,000,000 or more;

•

making any material change in any method of tax accounting or annual tax accounting period, making, changing or rescinding any material tax election, settling any material tax liability, audit claim or assessment, surrendering any right to claim a material tax refund, filing any amended tax return with respect to any material tax, entering into any closing agreement with respect to any material tax or waiving or extending the statute of limitations with respect to any tax return reporting a tax liability in excess of $5,000,000, subject to certain exceptions;

•	entering into, renewing, extending, materially amending or terminating certain material contracts; and

•	agreeing, authorizing or committing to do any of the foregoing.

In addition, each of the Company, Thermo Fisher and Merger Sub has agreed not to knowingly take or permit its affiliates to take any action that could reasonably be expected to prevent, impede, interfere with or hinder, or delay in any material respect, the consummation of the merger and the other transactions contemplated by the merger agreement, subject in the Company’s case to the provisions of the merger agreement described below in the sections entitled “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation”.

No Solicitation by the Company

The Company has agreed under the merger agreement, subject to certain exceptions described below, that the Company will cease all then-existing discussions or negotiations with respect to a takeover proposal (as defined below) and will not, and will cause its subsidiaries and its and their respective officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, affiliates and other representatives not to, directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any takeover proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, any takeover proposal.

Under the merger agreement, a “takeover proposal” means any inquiry, proposal or offer from any person or group of persons (other than Thermo Fisher and its subsidiaries) relating to:

•

any direct or indirect acquisition, in a single transaction or a series of related transactions, of 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value of such assets, as determined in good faith by the Board), including by way of merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its subsidiaries;

•	any direct or indirect acquisition, in a single transaction or series of related transactions, of 20% or more of the outstanding shares of common stock or voting power of the Company;

•

any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding shares of common stock or voting power of the Company; or

•

any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, pursuant to which such person or group of persons (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity.

In the event any of the Company or its subsidiaries or its or their representatives receives a takeover proposal, the Company must notify Thermo Fisher within 24 hours of receipt and provide to Thermo Fisher the identity of the person or group of persons making such takeover proposal and a copy of such takeover proposal. Upon the request of Thermo Fisher, the Company must keep Thermo Fisher reasonably informed of any developments with respect to any such takeover proposal.

Notwithstanding the general restrictions described above, if at any time prior to the adoption of the merger agreement by the Company’s stockholders, the Company receives an unsolicited written takeover proposal, the Company and its representatives may:

•	contact the person or group of persons making the takeover proposal to clarify the terms and conditions of such proposal; and

•

if the Board or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such takeover proposal either constitutes or would reasonably be expected to lead to a superior proposal (as defined below) and the failure to take the following actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, (i) enter into a confidentiality agreement (generally containing confidentiality provisions no less favorable in the aggregate to the Company than those contained in the confidentiality agreement between the Company and Thermo Fisher) with the person or group of persons making the takeover proposal and furnish information, including non-public information, to such person or group of persons (provided that if any material non-public information has not previously been made available to Thermo Fisher, the Company must furnish such information to Thermo Fisher within 24 hours) and (ii) engage or participate in discussions or negotiations with the person or group of persons making the takeover proposal.

Under the merger agreement, a “superior proposal” means a bona fide written takeover proposal to acquire more than 50% of the consolidated assets of the Company and its subsidiaries or more than 50% of the outstanding shares of common stock or voting power of the Company, that the Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) is reasonably capable of being consummated on the terms proposed, taking into account all material financial, legal, regulatory and other aspects of such proposal, including all material conditions contained therein, and (ii) to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by the merger agreement, after taking into account any changes to the merger agreement proposed by Thermo Fisher in response to such proposal.

Changes in the Board’s Recommendation

The Company has agreed under the merger agreement, subject to certain exceptions described below, that neither the Board nor any committee thereof will (i) withhold or withdraw (or modify in a manner adverse to Thermo Fisher), or publicly propose to withhold or withdraw (or modify in a manner adverse to Thermo Fisher), the Board’s recommendation of the merger to the Company’s stockholders, (ii) make any public statement that is inconsistent with the Board’s recommendation (including by failing to recommend against any takeover proposal structured as a tender offer or exchange offer within 10 business days after its commencement), (iii) approve or adopt, or recommend the approval or adoption of, or publicly propose to recommend, approve or adopt, any takeover proposal (any of the foregoing, an “adverse recommendation change”).

The Company has also agreed under the merger agreement, subject to certain exceptions described below, that neither the Board nor any committee thereof will authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal (other than a confidentiality agreement that complies with the terms of the merger agreement).

Notwithstanding the general restrictions described above, at any time prior to the adoption of the merger agreement by the Company’s stockholders, the Board and any committee thereof may, subject to compliance with the following paragraph:

•

make an adverse recommendation change if the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; or

•

cause the Company to enter into an agreement with respect to an unsolicited takeover proposal and terminate the merger agreement if the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes a superior proposal.

Prior to taking any action described in the immediately preceding paragraph, the Board or a committee thereof, as applicable, must provide at least five days’ prior written notice to Thermo Fisher of its intention to take such action, which notice must specify the reasons for such proposed action and, if relating to a takeover proposal, include unredacted copies of the superior proposal and related transaction agreements and specify the identity of the person or group of persons making such superior proposal. During the five-day notice period, the Company is obligated to negotiate in good faith with Thermo Fisher, to the extent Thermo Fisher wishes to negotiate, to enable Thermo Fisher to propose in writing an improved, binding offer, and following the end of the five-day notice period, the Board must consider such improved, binding offer from Thermo Fisher in good faith.

The merger agreement does not prohibit the Company or the Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or making any disclosure to the Company’s stockholders required by applicable law (but any such action will have the effects otherwise set forth in the merger agreement).

Stockholders’ Meeting

The Company has agreed under the merger agreement that, unless the merger agreement is terminated, it will take all necessary actions in accordance with applicable law, the Company’s organizational documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement, for the purpose of obtaining the stockholder approval required by the merger agreement, notwithstanding any adverse recommendation change. The Company may, in its sole discretion, adjourn, recess or postpone the stockholders’ meeting (i) after consultation with Thermo Fisher, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the stockholders’ meeting or (ii) if as of the time for which the stockholders meeting is originally scheduled there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholders’ meeting. Subject to the provisions of the merger agreement described above in the sections entitled “—No Solicitation by the Company” and “—Changes in the Board’s Recommendation”, the Board will use its reasonable best efforts to obtain the stockholder approval required by the merger agreement.

Thermo Fisher has agreed under the merger agreement that it will vote any shares of Company common stock owned by it or any of its subsidiaries, or with respect to which Thermo Fisher or any of its Subsidiaries have the power to cause to be voted, in favor of the adoption of the merger agreement.

Efforts to Obtain Regulatory Approvals

The Company, Thermo Fisher and Merger Sub have each agreed, subject to the exceptions described in the following paragraph, to:

•

make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable antitrust law with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable after execution of the merger agreement;

•	supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable antitrust law;

•

take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and other applicable antitrust laws and to obtain all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the merger and the other transactions contemplated by the merger agreement; and

•

use best efforts to cooperate with the other parties in connection with filings or submissions with governmental authorities, and keep the other parties informed in all material respects of communications received from governmental authorities regarding the transactions contemplated by the merger agreement.

In connection with the agreements described in the immediately preceding paragraph, the Company, Thermo Fisher and Merger Sub have each agreed to take or cause to be taken all actions necessary to resolve objections that may be asserted under any antitrust law with respect to the transactions contemplated by the merger agreement, including defending any lawsuits challenging the merger agreement or the consummation of the merger, executing settlements, undertakings, stipulations or other agreements with governmental authorities or other persons, selling, divesting, conveying, holding separate particular products, assets or businesses of the parties and effectuating any other change or restructuring of the Company or Thermo Fisher or their respective subsidiaries to the extent necessary to obtain all consents under the HSR Act or other applicable antitrust laws or to resolve any objections asserted by any governmental authority with competent jurisdiction. The foregoing obligations are subject to certain exceptions, including that (i) Thermo Fisher is not required to, and the Company is not permitted to, take any action or agree or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Thermo Fisher or on the Company and its subsidiaries (including, after the closing, the surviving corporation and its subsidiaries), in each case measured on a scale relative to Thermo Fisher and its subsidiaries, taken as a whole, and (ii) the Company is not obligated to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the closing. Without limiting Thermo Fisher’s obligations described above, if any products, businesses or assets of the Company or Thermo Fisher or their respective subsidiaries are to be sold, divested or disposed of, Thermo Fisher may select the products, businesses or assets to be sold, divested or disposed of.

Other Filings and Consents

The Company, Thermo Fisher and Merger Sub have each agreed to cooperate with the other parties and use reasonable best efforts to promptly take all actions and assist and cooperate with the other parties in doing all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable, and to obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations necessary, proper or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the merger agreement, in each case other than actions relating to antitrust laws, with respect to which the parties’ obligations are described above in the section entitled “—Efforts to Obtain Regulatory Approvals”.

Access to Information; Cooperation with Financing

The Company has agreed under the merger agreement, subject to certain limited exceptions, that it will afford to Thermo Fisher and its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, affiliates and other representatives, reasonable access during normal business hours during the period prior to the closing to the Company’s officers, employees, agents, properties, books, contracts and records, and furnish to Thermo Fisher and Thermo Fisher’s representatives information concerning the Company’s business, personnel, assets, liabilities and properties as Thermo Fisher may reasonably request.

In addition, the Company has agreed under the merger agreement, subject to certain exceptions, that the Company and its subsidiaries will provide all cooperation, and use reasonable best efforts to cause the Company’s officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, affiliates and other representatives to provide all cooperation, that is necessary, customary or advisable and reasonably requested by Thermo Fisher to assist Thermo Fisher in the arrangement of any third party debt or equity financing for the purpose of financing all required payments in connection with the merger.

Director and Officer Indemnification and Insurance

Thermo Fisher has agreed under the merger agreement that, from and after the effective time of the merger, each of Thermo Fisher and the surviving corporation will (i) indemnify and hold harmless (and will advance expenses to) each individual who is or was a director or officer of the Company or any of its subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that such person was a director or officer of the Company or one of its subsidiaries or acts or omissions (in such person’s capacity as an officer or director) occurring at or prior to the effective time, in each case to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and its subsidiaries to each individual who is or was a director or officer of the Company or any of its subsidiaries in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the Company’s organizational documents or any indemnification agreement in effect as of the date of the merger agreement. The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to such persons with respect to the limitation of liabilities of directors and officers and indemnification than are set forth in the Company’s organizational documents in effect on April 14, 2013.

In addition, Thermo Fisher has agreed that, for a period of six years following the effective time of the merger, the surviving corporation will maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance policies with respect to matters arising on or prior to the effective time of the merger, provided that if the aggregate annual cost of such policies exceeds 300% of the aggregate annual premium under the Company’s current policies, Thermo Fisher will provide a policy with the best coverage available up to such amount. In the alternative, prior to the effective time of the merger, the Company may (or, if requested by Thermo Fisher, will), in consultation with Thermo Fisher, purchase a six-year prepaid “tail policy” with substantially equivalent coverage, provided that the aggregate cost does not exceed 600% of the aggregate annual premium under the Company’s current policies.

Under the merger agreement, Thermo Fisher and the surviving corporation are not permitted to settle, compromise or consent to the entry of any judgment in any threatened or actual action relating to any acts or omissions covered by the provisions described above for which indemnification has been sought unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability (or the indemnified party otherwise consents).

The current and former directors and officers of the Company are third-party beneficiaries of the provisions described above, and such persons will have the right to enforce these provisions of the merger agreement.

Employee Benefit Matters

Thermo Fisher has agreed under the merger agreement that it will, and will cause the surviving corporation after the closing, to:

•

from the effective time of the merger until December 31, 2014, provide each of the Company’s employees and the employees of its subsidiaries employed immediately prior to the effective time of the merger with target total compensation (including equity-based incentive compensation) and benefits, in each case, that are no less favorable in the aggregate than the target total compensation and benefits provided to such employees immediately prior to the effective time of the merger (provided that base salaries will remain no less favorable than immediately prior to the effective time of the merger until December 31 of the calendar year following the calendar year in which the effective time of the merger occurs);

•

assume and honor in accordance with their terms all of the Company Plans (as defined below) (including any change-in-control severance agreement or other arrangement that is a Company Plan), in each case, as in effect at the effective time of the merger, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the merger agreement (either alone or in combination with any other event), which will not limit Thermo Fisher’s right to amend any Company Plans in accordance with their terms;

•

cause any benefit plan in which the Company’s employees or the employees of its subsidiaries are eligible to participate in following the effective time to credit all years of service by such employees for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies to the extent such years of service were credited under one of the Company’s comparable employee benefit plan, subject to certain exceptions;

•

waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the surviving corporation or any of its subsidiaries in which the Company’s employees or the employees of its subsidiaries are eligible to participate in following the effective time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the effective time of the merger; and

•

use commercially reasonable efforts to comply fully with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its subsidiaries in connection with the transactions contemplated by the merger agreement (with respect to employees based outside of the United States, such obligations to be modified to the extent necessary to comply with applicable laws of the foreign countries).

Under the merger agreement, “Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, employees or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, (iii) a stock option, stock purchase, or other equity or equity-based agreement, program or plan, (iv) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute to or has or may have any liability, each as may be amended from time to time.

Post-Closing Arrangements

The merger agreement states that Thermo Fisher intends to maintain the “Life Technologies” name as a brand of the combined company following the closing of the merger, and to nominate at least one member of the Board, selected by Thermo Fisher, for appointment to Thermo Fisher’s board of directors effective at the effective time of the merger.

Other Covenants and Agreements

The merger agreement contains additional agreements between the Company and Thermo Fisher relating to, among other things, the following:

•	preparation of this proxy statement;

•	using reasonable best efforts to ensure that no state takeover statute or similar law becomes applicable to the merger or the other transactions contemplated by the merger agreement;

•	consulting with the other party regarding public announcements with respect to the transactions contemplated by the merger agreement;

•	ensuring exemptions of certain transactions in connection with the merger under Rule 16b-3 under the Exchange Act;

•	notifying the other party of any litigation that relates to the merger agreement or the transactions contemplated thereby; and

•	delivering a tax certificate.

Conditions to the Merger

The respective obligations of the Company, Thermo Fisher and Merger Sub to consummate the merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver on or prior to the date of closing of the following conditions:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Company common stock;

•

the expiration of the waiting period (and any extension thereof) or the granting of early termination applicable to the consummation of the merger under the HSR Act, and the receipt of antitrust approvals in certain other jurisdictions; and

•	the absence of any order issued by any governmental authority of competent authority or any law that is in effect and prohibits, restrains or makes illegal the consummation of the merger.

The obligations of Thermo Fisher and Merger Sub to consummate the merger are further subject to the satisfaction or (to the extent permitted under applicable law) waiver by Thermo Fisher on or prior to the date of the closing of the following additional conditions:

•

the representations and warranties of the Company set forth in the merger agreement regarding (i) the Company’s capitalization must be true and correct, except for de minimis inaccuracies, as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the corporate power and authority of the Company to execute the merger agreement and consummate the merger, the approval of the merger agreement and the merger by the Board, the execution and enforceability of the merger agreement, the absence of violations of, or conflicts with, the Company’s organizational documents, the absence of a rights agreement and the inapplicability of anti-takeover laws to the merger and the absence of broker’s or finder’s fees, must be true and correct in all material respects as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other matters must be true and correct, disregarding all qualifications or limitations as to “materiality” or “material adverse effect” or words of similar import set forth therein, as of the closing date with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, and the receipt by Thermo Fisher of a certificate signed on behalf of the Company by an officer of the Company to such effect;

•

the Company’s performance of or compliance in all material respects with its obligations under the merger agreement on or prior to the closing date, and the receipt by Thermo Fisher of a certificate signed on behalf of the Company by an officer of the Company to such effect; and

•

the absence of any effect, change, event, circumstance or occurrence since the date of the merger agreement that has had or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

The Company’s obligation to consummate the merger is further subject to the satisfaction or (to the extent permitted under applicable law) waiver by the Company on or prior to the date of the closing of the following additional conditions:

•

the representations and warranties of Thermo Fisher and Merger Sub set forth in the merger agreement must be true and correct, disregarding all qualifications or limitations as to “materiality” or “Parent material adverse effect” or words of similar import set forth therein, as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent material adverse effect, and the receipt by the Company of a certificate signed on behalf of Thermo Fisher and Merger Sub by an officer of Thermo Fisher to such effect; and

•

Thermo Fisher’s and Merger Sub’s performance of or compliance in all material respects with their respective obligations under the merger agreement on or prior to the closing date, and the receipt by the Company of a certificate signed on behalf of Thermo Fisher and Merger Sub by an officer of Thermo Fisher to such effect.

The receipt or availability of funds or financing is not a condition to the consummation of the merger.

Before the closing, the Company and Thermo Fisher may each waive any of their respective conditions to closing and consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permitted by applicable law.

Neither Thermo Fisher and Merger Sub nor the Company may rely on the failure of any closing condition to be satisfied if such failure was caused by such party’s failure to perform in all material respects its obligations under the merger agreement, to act in good faith or to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The Company and Thermo Fisher may, by mutual written consent duly authorized by each of their respective boards of directors, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by the Company’s stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger in the following circumstances:

•	by either Thermo Fisher or the Company, if:

¡

the merger is not consummated on or before January 14, 2014, except that if, on January 14, 2014, certain required antitrust approvals have not been obtained or a governmental authority of competent authority has issued an order or enacted a law is in effect and prohibits, restrains or makes illegal the consummation of the merger (and such prohibition or restraint is in respect of an antitrust law), but all other closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), then the deadline will be automatically extended to July 14, 2014, or such earlier date as may be agreed in writing by the Company and Thermo Fisher, provided that neither Thermo Fisher nor the Company may rely on this provision to terminate the merger agreement if such party’s failure to fulfill any obligation under the merger agreement materially contributed to the failure of the merger to be consummated before the deadline;

¡	any governmental authority of competent authority issues a final nonappealable order or enacts a law that prohibits, restrains or makes illegal the consummation of the merger; or

¡	at a duly convened meeting of the Company’s stockholders, or any adjournment or postponement thereof, the Company’s stockholders fail to adopt the merger agreement;

•	by Thermo Fisher, if:

¡	the Company breaches any of its representations and warranties or fails to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform

(i) would give rise to the failure of a condition to Thermo Fisher’s and Merger Sub’s obligation to effect the merger relating to the accuracy of the Company’s representations and warranties or compliance by the Company with its obligations under the merger agreement and (ii) is incapable of being cured prior to January 14, 2014 (or July 14, 2014, as applicable), provided that Thermo Fisher may not rely on this provision to terminate the merger agreement if either Thermo Fisher or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

¡	prior to the adoption of the merger agreement by the Company’s stockholders, the Board effects an adverse recommendation change;

•	by the Company:

¡

if either Thermo Fisher or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the Company’s obligation to effect the merger relating to the accuracy of Thermo Fisher’s and Merger Sub’s representations and warranties or compliance by Thermo Fisher and Merger Sub with their obligations under the merger agreement and (ii) is incapable of being cured prior to January 14, 2014 (or July 14, 2014, as applicable), provided that the Company may not rely on this provision to terminate the merger agreement if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

¡

prior to the adoption of the merger agreement by the Company’s stockholders, in connection with entering into an agreement with respect to an unsolicited superior proposal (subject to the payment of a termination fee).

Termination Fee

The Company is required to pay Thermo Fisher a termination fee of $485,000,000 in cash if the merger agreement is terminated under the following circumstances:

•

the Company terminates the merger agreement in connection with entering into an agreement with respect to a superior proposal, in which case the termination fee must be paid simultaneously with such termination;

•

Thermo Fisher terminates the merger agreement because the Board has effected an adverse recommendation change, in which case the termination fee must be paid within two business days after such termination; or

•

(i) a bona fide takeover proposal has been publicly made, proposed or communicated (and not withdrawn), after the date of the merger agreement and prior to the completion of the Company’s stockholders’ meeting to approve the adoption of the merger agreement (including any adjournment or postponement thereof) or prior to the termination of the merger agreement if earlier than completion of such stockholders’ meeting, (ii) following the making, proposal or communication of such bona fide takeover proposal, either the Company or Thermo Fisher terminates the merger agreement because the merger has not been consummated by January 14, 2014 (or July 14, 2014, as applicable) or because the Company’s stockholders failed to adopt the merger agreement at a duly convened meeting, or Thermo Fisher terminates the merger agreement because the Company has breached its representations, warranties, covenants or agreements, which breach has given rise to the failure of a closing condition relating to the accuracy of the Company’s representations and warranties or compliance by the Company with its obligations under the merger agreement and is incapable of being cured prior to January 14, 2014 (or July 14, 2014, as applicable) and (iii) within twelve months of the date the merger agreement is terminated, the Company enters into a definitive agreement with respect to, or consummates, any takeover proposal involving more than 50% of the consolidated assets of the Company and its subsidiaries or more than 50% of the outstanding shares of common stock or voting power of the Company, whether or not such takeover proposal was the same takeover proposal referred to in clause (i), in which case the termination fee must be paid within two business days of the earlier of entering into such definitive agreement and the consummation of such takeover proposal.

Remedies; Specific Enforcement

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties have agreed that they are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, without proof of damages, in addition to any other remedy to which the parties are entitled under the merger agreement. If, prior to January 14, 2014 (or July 14, 2014, as applicable), any party brings any action for specific enforcement of the merger agreement against any other party, such deadline will be automatically extended for the period during which such action is pending plus 10 business days, or by such other time period established by the court presiding over such action, as the case may be.

In the event that Thermo Fisher receives full payment of the termination fee (described above in the section entitled “—Termination Fee”), the receipt of such termination fee will be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Thermo Fisher, Merger Sub, any of their respective affiliates or any other person in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement (and the abandonment thereof) or any matter forming the basis for such termination.

Amendment or Supplement of the Merger Agreement

At any time prior to the effective time of the merger, the merger agreement may be amended or supplemented in any and all respects, by action taken by the respective boards of directors of each of the parties to the merger agreement. However, following adoption of the merger agreement by the Company’s stockholders, there will be no amendments to the merger agreement that would by law require further approval of the Company’s stockholders without obtaining such approval.

Any amendment or supplement to the merger agreement will be valid only if set forth in a writing signed on behalf of each party.

Governing Law

The merger agreement is governed by the law of the State of Delaware, and provides that any litigation arising out of or relating to the merger agreement or the transactions contemplated thereby will be heard and determined in the Court of Chancery of the State of Delaware.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 15, 2013 regarding the beneficial ownership of Company common stock by (i) each person known by the Company to own beneficially more than five percent (>5%) of the outstanding Company common stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. Except as otherwise indicated, the address for each beneficial owner is c/o Life Technologies Corporation, 5791 Van Allen Way, Carlsbad, California 92008.

Stock Ownership Table

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percentage of Common Stock
Paulson & Co., Inc.(2)	14,773,700	8.6%
PRIMECAP Management Company(3)	14,657,427	8.5%
Glenview Capital Management LLC(4)	14,539,992	8.4%
BlackRock, Inc.(5)	10,978,751	6.4%
The Vanguard Group, Inc.(6)	10,685,089	5.9%
Gregory T. Lucier(7)	1,767,099	1.0%
David F. Hoffmeister(8)	686,765	*
Peter M. Leddy, Ph.D.(9)	541,927	*
Mark P. Stevenson(10)	438,404	*
John A. Cottingham(11)	228,722	*
Kelli A. Richard(12)	63,984	*
Ronald A. Andrews(13)	23,860	*
George F. Adam, Jr.(14)	25,214	*
Raymond V. Dittamore(15)	105,176	*
Donald W. Grimm(16)	75,912	*
Balakrishnan S. Iyer(17)	83,964	*
Ronald A. Matricaria(18)	149,964	*
Craig J. Mundie(19)	0	*
Ora H. Pescovitz, M.D.(20)	5,143	*
Per A. Peterson, Ph.D.(21)	30,156	*
David C. U’Prichard, Ph.D.(22)	30,964	*
All Directors and Section 16 Executive Officers as group (16 individuals) Total	4,257,254	2.5%

*	Less than 1%.

(1)

We determined the number of shares of Company common stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from questionnaires, company records and filings with the SEC. In cases of holders who are not directors, director nominees and/or executive officers, public filings (and, consequently, ownership reflected here) often reflect holdings as of a date prior to May 15, 2013 (i.e., March 31, 2013, or December 31, 2012). In the case of holders who are not directors, director nominees and/or executive officers, the information presented here is based on Schedule 13G filings made by such holders with the SEC and, where believed by us to improve the accuracy of such information, upon subsequent Schedule 13F filings made by such holders with the SEC. Percentage of beneficial ownership is, in all cases, based on the number of shares of Company common stock outstanding as of May 15, 2013. The information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Company common stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days after May 15, 2013, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2)

Based on information obtained from a Schedule 13F filed with the SEC on May 15, 2013, by Paulson & Co. Inc. (“Paulson”), Paulson reported sole voting and dispositive power as to 14,773,700 shares. In a Schedule 13G filed with the SEC on February 14, 2013, Paulson stated that all shares reported in such Schedule 13G were owned by Paulson’s advisory clients, none of which to Paulson’s knowledge owned more than 5% of the class. Paulson itself disclaimed beneficial ownership of all such shares. The address for Paulson is 1251 Avenue of the Americas, New York, New York 10020. The number of shares held by Paulson and its related entities may have changed since the filing of the Schedule 13F.

(3)

Based on information obtained from a Schedule 13F filed with the SEC on May 14, 2013, by PRIMECAP Management Company (“PRIMECAP”), PRIMECAP reported sole voting power as to 4,165,551 shares and sole dispositive power as to 14,657,427 shares. The address for PRIMECAP is 225 South Lake Avenue, Suite 400, Pasadena, California 91101. The number of shares held by PRIMECAP and its related entities may have changed since the filing of the Schedule 13F.

(4)

Based on information obtained from a Schedule 13F filed with the SEC on May 15, 2013, by Glenview Capital Management, LLC (“Glenview Capital”), Glenview Capital reported sole voting and dispositive power as to 14,539,992 shares. In a Schedule 13G filed with the SEC on February 14, 2013, Glenview Capital reported that it held the shares reported in such Schedule 13G for the accounts of Glenview Capital Partners, L.P., Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P., Glenview Offshore Opportunity Master Fund, Ltd., Glenview Capital Opportunity Fund, L.P.; and GCM Opportunity Fund, L.P. Effective January 1, 2013, GCM Opportunity Fund, L.P. merged with and into Glenview Capital Opportunity Fund, L.P., and as a result the shares previously held for the account of GCM Opportunity Fund, L.P. are held for the account of Glenview Capital Opportunity Fund, L.P. The address for Glenview Capital is 767 Fifth Avenue, 44th Floor, New York, New York 10153. The number of shares held by Glenview Capital and its related entities may have changed since the filing of the Schedule 13F.

(5)

Based on information obtained from a Schedule 13G filed with the SEC on February 5, 2013, by BlackRock, Inc. (“BlackRock”), on behalf of itself and its wholly owned subsidiaries BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., and BlackRock Investment Management (UK) Limited, BlackRock reported sole voting and dispositive power as to 10,978,751 shares. Such shares were beneficially owned by BlackRock and its wholly owned subsidiaries identified above. The address for BlackRock is 40 East 52nd Street, New York, New York 10022. The number of shares held by BlackRock and its related entities may have changed since the filing of the Schedule 13G.

(6)

Based on information obtained from a Schedule 13F filed with the SEC on April 15, 2013 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported sole dispositive power as to 10,393,859 shares and shared dispositive power as to 291,230 shares. Vanguard reported sole voting power as to 300,684 shares. In a Schedule 13G filed with the SEC on February 12, 2013, Vanguard reported that certain shares reported in such Schedule 13G were beneficially owned by Vanguard’s wholly-owned subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The number of shares held by Vanguard and its related entities may have changed since the filing of the Schedule 13F.

(7)	Includes 484,991 shares owned directly by Mr. Lucier, 30,948.21 shares under the deferred compensation plan, and 1,251,160 shares issuable upon exercise of options exercisable within 60 days.

(8)	Includes 84,804 shares owned directly by Mr. Hoffmeister, 15,443.15 shares under the deferred compensation plan, and 586,518 shares issuable upon exercise of options exercisable within 60 days.

(9)	Includes 40,326 shares owned directly by Dr. Leddy, 8879.52 shares under the deferred compensation plan, and 492,721 shares issuable upon exercise of options exercisable within 60 days.

(10)	Includes 97,260 shares owned directly Mr. Stevenson, 28,004.42 shares under the deferred compensation plan, and 313,140 shares issuable upon exercise of options exercisable within 60 days.

(11)

Includes 20,248 shares owned by a family trust in which Mr. Cottingham has a beneficial interest, 11,891 shares owned directly by Mr. Cottingham, 2,275.82 shares under the deferred compensation plan, and 194,307 shares issuable upon exercise of options exercisable within 60 days.

(12)	Includes 11,754 shares owned directly by Ms. Richard and 52,230 shares issuable upon exercise of options exercisable within 60 days.

(13)	Includes 7,357 shares owned directly by Mr. Andrews and 16,503 shares issuable upon exercise of options exercisable within 60 days.

(14)	Includes 2,747 shares owned directly by Mr. Adam and 22,467 fully vested restricted stock units issuable upon termination.

(15)

Includes 28,073 shares owned directly, 4,000 shares owned by a family trust in which Mr. Dittamore has a beneficial interest, 25,103 fully vested restricted stock units issuable upon termination, and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(16)	Includes 27,912 fully vested restricted stock units issuable upon termination to Mr. Grimm and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(17)	Includes 8,888 shares owned directly by Mr. Iyer, 27,076 fully vested restricted stock units issuable upon termination, and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(18)

Includes 70,000 shares owned directly by Mr. Matricaria, 31,964 fully vested restricted stock units issuable upon termination, and 48,000 shares issuable upon exercise of options exercisable within 60 days.

(19)	Elected as a director on April 24, 2013.

(20)	Includes 750 shares owned directly by Dr. Pescovitz and 4,393 shares under the deferred compensation plan.

(21)	Includes 28,238 fully vested restricted stock units issuable upon termination to Dr. Peterson and 1,918 shares issuable upon exercise of options exercisable within 60 days.

(22)

Includes 4,940 shares owned directly by Dr. U’Prichard, 23,024 fully vested restricted stock units issuable upon termination, and 3,000 shares issuable upon exercise of options exercisable within 60 days.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting of stockholders, and you make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of Company common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL and the law relating to appraisal rights, and is qualified in its entirety by reference to Annex D. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Company common stock. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be the fair value.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of Company common stock and Section 262 of the DGCL is attached to this proxy statement as Annex D and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights in accordance with Section 262 of the DGCL, you must not vote for the adoption of the merger agreement and you must deliver to the Company, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of Company common stock. If you sign and return a proxy card or vote by submitting a proxy via the internet or by telephone, without abstaining or expressly directing that your shares of Company common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights with respect to shares represented by the proxy because such shares will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of Company common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy via the internet or by telephone, in favor of the proposal to adopt the merger agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy via the internet or by telephone against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a stockholder of record is entitled to assert appraisal rights for the shares of Company common stock registered in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the holder’s name appears on the stock certificates, or in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, bank, trust or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker, bank, trust or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, bank, trust or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, bank, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to the Company’s Corporate Secretary at our principal executive offices at 5791 Van Allen Way, Carlsbad, California 92008, Attention: Corporate Secretary, prior to the vote on the adoption of the merger agreement.

Within 10 days after the effective time of the merger, Life Technologies, as the surviving corporation in the merger, will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement of the effective date of the merger. Within 120 days after the effective time of the merger, but not thereafter, Life Technologies, as the surviving corporation in the merger, or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all such stockholders. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from Life Technologies, as the surviving corporation in the merger, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received, and the aggregate number of holders of such shares. Such statement will be mailed within 10 days after the written request therefor has been received by Life Technologies, as the surviving corporation in the merger, or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Company common stock held either in a voting trust or by a broker, bank, trust or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from Life Technologies, as the surviving corporation, the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon Life Technologies, then as the surviving corporation in the merger we will be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights and who hold stock certificates representing shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceeding as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares, and that investment banking opinions as to the fairness from a financial point of view of the merger consideration to be paid in the merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation”. In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the shares of Company common stock for which appraisal rights have been properly exercised and perfected, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Company common stock have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares offered under the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with the written consent of Life Technologies, as the surviving corporation in the merger. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective date of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if such stockholder had not demanded appraisal of the shares. No appraisal proceeding timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned on such terms as the Court of Chancery deems just; however, this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party to withdraw his or her demand for appraisal and accept the merger consideration offered under the merger agreement within 60 days after the effective date of the merger, as described in the first sentence of this paragraph.

If you properly demand appraisal of your shares of Company common stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal as provided in the DGCL, your shares of Company common stock will be converted into the right to receive the merger consideration under the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, a stockholder may withdraw his or her demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered under the merger agreement as described above.

If you desire to exercise your appraisal rights in accordance with Section 262 of the DGCL, you must not vote for adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL.

In view of the complexity of Section 262 of the DGCL, stockholders who wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock trades on the NASDAQ Global Select Market under the symbol “LIFE”. The table below provides the high and low sales prices of the Company common stock for the periods indicated, as reported by NASDAQ.

	High	Low
Year ended December 31, 2013
Second quarter (through May 17, 2013)	$73.76	$64.57
First quarter	$65.27	$50.76

Year ended December 31, 2012
Fourth quarter	$51.97	$45.67
Third quarter	$50.27	$40.50
Second quarter	$49.07	$39.73
First quarter	$50.84	$39.80

Year ended December 31, 2011
Fourth quarter	$43.31	$36.07
Third quarter	$52.61	$35.30
Second quarter	$56.71	$49.85
First quarter	$57.25	$49.18

The Company has not paid dividends in the last two years. Under the terms of the merger agreement, the Company is prohibited from paying dividends prior to the merger without obtaining Thermo Fisher’s written consent. Accordingly, we do not expect to declare or pay any dividends prior to consummation of the merger.

On January 17, 2013, the last trading day prior to publication of news reports that the Company had hired Deutsche Bank and Moelis to solicit interest for an acquisition of the Company, the reported closing price for the Company common stock was $54.97 per share. The $76.00 per share to be paid for each share of Company common stock in the merger represents a premium of approximately 38.3% over the closing price on January 17, 2013. On April 12, 2013, the last trading day prior to the Board’s approval of the merger agreement, the reported closing price for the Company common stock was $68.00 per share. The $76.00 per share to be paid for each share of Company common stock in the merger represents a premium of approximately 11.8% over the closing price on April 12, 2013. On May 17, 2013, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the Company common stock was $73.54. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the close of business on the record date, there were [            ] shares of Company common stock outstanding and entitled to vote, held by [            ] stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations, or other entities identified in security positions listings maintained by depository trust companies.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain stockholders, we are sending only one copy of this proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at ir@lifetech.com or by mail to Investor Relations, Life Technologies Corporation, 5791 Van Allen Way, Carlsbad, CA 92008, or by phone at (760) 603-7208. We will promptly send additional copies of this proxy statement upon receipt of such request. You may also contact the Company if you received multiple copies of this proxy statement and would prefer to receive a single copy in the future.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Life Technologies stock at two different brokerage firms, your household will receive two copies of the Life Technologies Annual Meeting materials—one from each brokerage firm.

STOCKHOLDER PROPOSALS

If the merger is completed, the Company does not expect to hold an annual meeting of stockholders in 2014. If the merger is not completed, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and we will hold a 2014 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2014 annual meeting will be held. If the 2014 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2014 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s Bylaws, as described below.

Stockholders interested in submitting a proposal for inclusion in our proxy materials for our 2014 annual meeting of stockholders must do so by sending such proposal to the Company’s Corporate Secretary at our principal executive offices at 5791 Van Allen Way, Carlsbad, California 92008, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2014 annual meeting of stockholders is November 15, 2013, unless the date of the annual meeting is changed by more than 30 days from the anniversary of the 2013 meeting, in which case a proposal must be received a reasonable time before we print and mail our proxy materials. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2014 annual meeting, any such stockholder proposal must be received by our Corporate Secretary on or before such date, and comply with the procedures and requirements in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the applicable requirements of the Company’s Bylaws discussed below. Any stockholder proposal received after such date will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with the Company’s Bylaws.

The Company’s Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice to the Company’s Corporate Secretary must be received at our principal executive offices not less than 120 days or more than 150 days prior to the anniversary date of the mailing of the proxy materials for the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. For the Company’s 2014 Annual Meeting of Stockholders, proper notice of business that is intended for inclusion in the Company’s proxy statement must be received no earlier than October 16, 2013, nor later than the close of business on November 15, 2013, unless the date of the annual meeting is changed by more than 30 days from the anniversary of the 2013 meeting, in which case the deadline is a reasonable time before we begin to print and mail our proxy materials, and not later than the close of business on the later of (i) the 90th day prior to the scheduled annual meeting or (ii) the 15th day following the day on which public announcement of the date of annual meeting was first made.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investor Relations” section of our website at www.ir.lifetechnologies.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting the Company’s Investor Relations Department at 5791 Van Allen Way, Carlsbad, California 92008, or by calling (760) 603-7208.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 15, 2013, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

•	our Current Reports on Form 8-K filed on April 24, 2013, April 16, 2013 and April 15, 2013.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

LIFE TECHNOLOGIES CORPORATION,

THERMO FISHER SCIENTIFIC INC.

and

POLPIS MERGER SUB CO.

Dated as of April 14, 2013

Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	By-laws of Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 14, 2013, among Life Technologies Corporation, a Delaware corporation (the “Company”), Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), and Polpis Merger Sub Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS the parties intend that Merger Sub, upon the terms and subject to the conditions set forth in this Agreement, be merged (the “Merger”) with and into the Company, with the Company surviving the Merger and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) subject to Section 5.02, resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS the respective Boards of Directors of Parent and Merger Sub have (i) determined that it is in the best interests of the stockholders of Parent and Merger Sub, respectively, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time). The Closing shall be held at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019. Notwithstanding the foregoing, the Closing may take place at such other date, time or place as Parent and the Company may agree to in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). At or prior to the Closing, the parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as

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Parent and the Company shall agree and shall specify in the Certificate of Merger. The time the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05. Certificate of Incorporation and By-laws. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached hereto as Exhibit A until thereafter amended as provided therein or by applicable Law (subject to Section 5.07) and (b) the by-laws of the Surviving Corporation shall be amended and restated in their entirety to be in the form attached hereto as Exhibit B until thereafter amended as provided therein or by applicable Law (subject to Section 5.07).

SECTION 1.06. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock;

Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.01, of the Company (the “Company Common Stock”) or any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Owned by Company Subsidiaries. Each share of Company Common Stock that is owned by the Company as treasury stock (other than any share of Company Common Stock that is held on behalf of a third party in the Company Rabbi Trust) or that is owned by Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or of Parent shall not represent the right to receive the Merger Consideration and shall be, at the election of Parent, either (i) converted into shares of common stock of the Surviving Corporation or (ii) canceled.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of common stock of the Surviving Corporation in accordance with Section 2.01(b) and any Appraisal Shares) shall be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to the

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sum of $76.00, without interest, and the Additional Per Share Consideration, if any (together, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each holder of shares of Company Common Stock held in uncertificated book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), in the case of certificated shares, and automatically in the case of Book-Entry Shares. For purposes of this Agreement, “Additional Per Share Consideration” means, if the Effective Time occurs after the nine-month anniversary of the date hereof (and the End Date has automatically been extended pursuant to Section 7.01(b)(i)) and the failure of the Effective Time to occur on or prior to such date was not caused by the failure of the Company to perform in all material respects its obligations under Sections 5.04(c) and 5.04(d), an amount in cash equal to $0.0062466 for each day during the period commencing on, and including, January 14, 2014, and ending on, and including, the Closing Date.

(d) Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Appraisal Shares”) shall not be canceled and converted into the right to receive the Merger Consideration as provided in Section 2.01(c), and the holders of Appraisal Shares shall be entitled to only such rights as are granted by Section 262 of the DGCL. The Company shall promptly notify Parent of any written demands received by the Company for appraisal of any shares of Company Common Stock and attempted withdrawals of such demands, and Parent shall have the right to participate in negotiations and proceedings with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent or as otherwise required by an Order, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.02. Exchange of Shares. (a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, shall prior to the Closing Date enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement to the holders of Company Common Stock, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by each of Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion. Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.02(a). The Paying Agent shall be required to hold the Exchange Fund for the benefit of holders of Company Common Stock, and to promptly make the payments provided for in this Article II. The Exchange Fund shall not be used for any purpose not expressly provided for in this Agreement. Nothing contained in this Section 2.02(a) and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration as provided herein.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time (but in no event more than three Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each registered holder of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the

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Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of such Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancellation, together with the associated letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall, subject to Section 2.01(d), be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. The aggregate Merger Consideration payable in respect of each Certificate shall be rounded to the nearest whole cent. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall, subject to Section 2.01(d), automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than three Business Days thereafter), the Merger Consideration for each Book-Entry Share. The aggregate Merger Consideration payable to a holder of Book-Entry Shares shall be rounded to the nearest whole cent.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of Certificates (or automatically, in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificates or such Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, any Certificate is presented to the Surviving Corporation or the Paying Agent for any reason, it shall be canceled and exchanged as provided in this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of its claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving

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Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay and deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate.

(g) Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder, or any provision of U.S. state or local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Options or RSUs or to Share Equivalent Unit Holders in respect of which such deduction and withholding was made.

SECTION 2.03. Company Equity Awards. (a) At or prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Board of Directors of the Company or, if appropriate, any committee thereof administering the Company Stock Plans, including the Company Deferred Compensation Plan) to provide that:

(i) subject to Section 2.02(g) and except as otherwise agreed by Parent and the holder thereof, each unexercised option to purchase shares of Company Common Stock granted under a Company Stock Plan (each, an “Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Option multiplied by (ii) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time;

(ii) subject to Section 2.02(g) and except as otherwise agreed by Parent and the holder thereof, each restricted stock unit award, or portion thereof, granted under a Company Stock Plan that vests based solely on the continued service of the holder of such award, that is payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock (each, a “Time-Based RSU”), and is not nonqualified deferred compensation subject to Section 409A of the Code whether vested or unvested, that is outstanding immediately prior to the Effective Time and that would otherwise vest in accordance with its terms (without regard to the occurrence of a Change in Control (as defined in the applicable award agreement)) prior to January 1, 2015 shall, as of the Effective Time, be deemed to be fully vested and nonforfeitable and shall be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Time-Based RSU that would vest prior to January 1, 2015;

(iii) subject to Section 2.02(g) and except as otherwise agreed by Parent and the holder thereof, each restricted stock unit award granted under a Company Stock Plan that is subject to performance-based vesting and is payable in shares of Company Common Stock or the value of which is determined with reference to the value of shares of Company Common Stock (each, a “Performance-Based RSU” and, together with Time-Based RSUs, “RSUs”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be deemed to be fully vested and nonforfeitable at the level determined in accordance with the terms of the applicable equity award agreement and shall be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Performance-Based RSU determined in accordance with the terms of the applicable equity award agreement relating to such RSU;

(iv) subject to Section 2.02(g) and except as otherwise agreed by Parent and the holder thereof, each Time-Based RSU, or portion thereof, that is not nonqualified deferred compensation subject to

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Section 409A of the Code, that is outstanding immediately prior to the Effective Time and that would vest in accordance with its terms (without regard to the occurrence of a Change in Control (as defined in the applicable award agreement)) on or after January 1, 2015 shall, as of the Effective Time, be assumed by Parent and converted into an award (“Assumed Time-Based RSU”) representing a right to receive a cash amount equal to the product of (A) the Merger Consideration (the “Assumed RSU Merger Consideration”) multiplied by (B) the number of shares of Company Common Stock subject to such Time-Based RSU that would have been delivered to the holder in connection with each vesting date of such Time-Based RSU that occurs on or after January 1, 2015. Such Assumed Time-Based RSU shall continue to vest and be settled in accordance with the terms of the applicable Company Stock Plan and of the award agreements evidencing the corresponding Time-Based RSU as in effect immediately prior to the Effective Time (including with respect to accelerated vesting and settlement upon termination of employment (including, for the avoidance of doubt, after a Change in Control));

(v) subject to Section 2.02(g) and except as otherwise agreed by Parent and the holder thereof, each Time-Based RSU, or portion thereof, that is nonqualified deferred compensation subject to Section 409A of the Code, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be assumed by Parent and converted into an Assumed Time-Based RSU representing a right to receive a cash amount equal to the product of (A) the Assumed RSU Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such Time-Based RSU that would have vested or been settled on each vesting date of such Time-Based RSU that occurs after the Effective Time. Such Assumed Time-Based RSU shall continue to vest and/or be settled in accordance with the terms of the applicable Company Stock Plan and of the award agreements evidencing the corresponding Time-Based RSU as in effect immediately prior to the Effective Time (including with respect to accelerated vesting and settlement upon termination of employment (including, for the avoidance of doubt, after a Change in Control)); and

(vi) subject to Section 2.02(g) and except as otherwise agreed by Parent and the holder thereof, each stock unit credited to the account of any participant in the Company Deferred Compensation Plan that is payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock (each, a “Share Equivalent Unit”, and each such participant, a “Share Equivalent Unit Holder”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be deemed to be fully vested and nonforfeitable and shall be canceled, with the applicable Share Equivalent Unit Holder becoming entitled to receive an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Share Equivalent Unit immediately prior to the Effective Time.

(b) Payments with respect to Company Equity Awards. Promptly after the Effective Time (but in any event no later than five Business Days after the Effective Time), the Surviving Corporation shall pay through its payroll systems the amounts due pursuant to Section 2.03(a)(i) to the holders of Options (the aggregate amount of such cash payable to the holders of Options, the “Option Consideration”). The Surviving Corporation shall pay the amounts due pursuant to Sections 2.03(a)(ii), 2.03(a)(iii), 2.03(a)(iv) and 2.03(a)(v) to the holders of RSUs (the aggregate amount of such cash payable to the holders of RSUs, the “RSU Consideration”) and shall pay the amounts due pursuant to Section 2.03(a)(vi) to the Share Equivalent Unit Holders (the aggregate amount of such cash payable to Share Equivalent Unit Holders, the “Share Equivalent Unit Consideration”, and together with the Option Consideration and the RSU Consideration, the “Equity Award Consideration”), for RSUs in accordance with the terms of the agreement, plan or arrangement relating to such RSU and for Share Equivalent Units, in accordance with the terms of the Company Deferred Compensation Plan.

SECTION 2.04. Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration and the Equity Award Consideration, as applicable, shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

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ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (i) set forth in the disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (ii) disclosed in the Company SEC Documents or any other report, schedule, form, statement or other document (including exhibits and other information incorporated therein) filed with, or furnished to, the SEC after January 1, 2010 and publicly available prior to the date of this Agreement, other than any risk factor disclosures contained in the “Risk Factors” section thereof or other similarly cautionary or predictive statements therein:

SECTION 3.01. Organization and Standing; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, true and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) and the Seventh Amended and Restated Bylaws of the Company (the “Company Bylaws”).

(b) Section 3.01(b) of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company that, as of the date hereof, is a significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company (each, a “Significant Subsidiary”), together with the jurisdiction of incorporation or formation of each such Significant Subsidiary. All of the outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company is directly or indirectly owned by the Company. All the shares of capital stock of, or other equity or voting interests in, each such Subsidiary of the Company have been duly authorized and validly issued and are fully paid and, in the case of shares of capital stock, nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests. Each Significant Subsidiary is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or similar power, qualification, license and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, qualification, license and authority would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Capital Stock. (a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 6,405,884 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on April 11, 2013 (the “Capitalization Date”): (i) 221,930,188 shares of Company Common Stock were issued and outstanding, of which 50,100,084 shares of Company Common Stock were held by the Company in its treasury (including 257,942 shares held on behalf of a third party in the Company Rabbi Trust), (ii) 7,273,988 shares were subject to outstanding Options, (iii) 3,717,918 shares were subject to outstanding RSUs (assuming settlement of outstanding Performance-Based RSUs based on maximum achievement of applicable performance goals) and (iv) 53,734 shares were subject to outstanding Share Equivalent Units, and (v) no shares of Company Preferred Stock were issued or outstanding.

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(b) Except as set forth in Section 3.02(a), as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing or dividends paid thereon (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”). There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (except pursuant to the forfeiture of Options, RSUs, Share Equivalent Units or other equity awards or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of Options, or for purposes of satisfying Tax withholding obligations with respect to holders of Options, RSUs, Share Equivalent Units or other equity awards), or obligate the Company or any Subsidiary of the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No Subsidiary of the Company owns any Company Common Stock. Neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of Company Securities or dividends paid thereon, other than pursuant to Options, RSUs or Share Equivalent Units that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

SECTION 3.03. Authority; Noncontravention. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company, and except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement and (iii) subject to Section 5.02, resolved to recommend the adoption of this Agreement by the stockholders of the

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Company (such recommendation, the “Company Board Recommendation”). The Board of Directors of the Company has directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement.

(c) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Lien upon, any of the properties or assets of the Company or any of its Subsidiaries under, (i) subject to receipt of the Company Stockholder Approval, the Company Certificate or the Company Bylaws or the comparable organizational documents of any of the Significant Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license, contract or agreement (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (iii) subject to receipt of the Company Stockholder Approval and the governmental filings and other matters referred to in Section 3.03(d), any (A) statute, law (including common law), ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Authority (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority or competent arbitral tribunal (each, an “Order”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancelation or acceleration, losses or Liens that would not reasonably be expected to have a Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, including those set forth in Section 3.03(d)(i) of the Company Disclosure Letter (including the expiration or termination of the applicable waiting periods under the HSR Act, the “Required Antitrust Approvals”), (ii) compliance with applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (iii) compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with any applicable international, federal or state securities or “blue sky” Laws and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Voting Requirements. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

SECTION 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the SEC all material reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act or the Exchange Act since January 1, 2011 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all

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material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (and, if amended, as of the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, had been prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the most recent audited balance sheet (including the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents filed prior to the date hereof, (ii) incurred after December 31, 2012, in the ordinary course of business consistent with past practice, (iii) expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby or (iv) as would not reasonably be expected to have a Material Adverse Effect.

(d) The Company has designed and maintains a system of internal controls over financial reporting and accounting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

SECTION 3.06. Absence of Certain Changes. From December 31, 2012, through the date hereof, (a) there has not been any Material Adverse Effect and (b) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

SECTION 3.07. Litigation. There are no actions, suits, claims or proceedings (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any Order to which the Company or any of its Subsidiaries is subject, except, in each case, for those that would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Compliance with Laws; Permits. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries (a) are, and have been since January 1, 2010 in compliance with all Laws, Orders and Permits applicable to the Company and its Subsidiaries and (b) to the Knowledge of the Company, are not under investigation by any Governmental Authority with respect to, and have not been threatened to be charged with or given notice by any Governmental Authority of, any violation of any such Law or Order, including the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the U.S. Food and Drug Administration promulgated thereunder, and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder. The Company and each of its

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Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold a Permit would not reasonably be expected to have a Material Adverse Effect. This Section 3.08 does not relate to the Company SEC Documents or financial statements, which are the subject of Section 3.05, employee benefit matters, which are the subject of Sections 3.10 and 3.11, labor matters, which are the subject of Sections 3.10 and 3.11, environmental matters, which are the subject of Section 3.12, or Intellectual Property matters, which are the subject of Section 3.13.

SECTION 3.09. Tax Matters. (a) Except as would not reasonably be expected to have a Material Adverse Effect:

(i) the Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate;

(ii) all Taxes of the Company and each of its Subsidiaries that are due (whether or not shown as due on a Tax Return) have been timely paid or adequately reserved against in accordance with GAAP;

(iii) as of the date hereof, the Company has not received written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries;

(iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(v) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law);

(vi) no deficiency for any Tax has been asserted or assessed by any Taxing Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn;

(vii) neither the Company nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to a assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); and

(viii) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) Other than those matters described in Sections 3.05, 3.06(a), 3.08 and 3.10, this Section 3.09 contains the sole and exclusive representations and warranties of the Company with respect to Taxes and Tax matters.

SECTION 3.10. Employee Benefits. (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each material U.S. Company Plan. With respect to each material U.S. Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report, (iii) the most recent IRS

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determination or opinion letter received by the Company, (iv) the most recent summary plan description and (v) each insurance or group annuity contract or other funding vehicle.

(b) Each U.S. Company Plan has been administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect. Each U.S. Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such U.S. Company Plan, except where such loss of qualification status would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any U.S. Company Plan or any trust related thereto that could reasonably be expected to result in any liability to the Company or any of its Subsidiaries, and no audit or other proceeding by a Governmental Authority is pending or, to the Knowledge of the Company, threatened or anticipated with respect to such U.S. Company Plan.

(c) With respect to each U.S. Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not reasonably be expected to have a Material Adverse Effect, (i) no such Company Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (ii) neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or, to the Knowledge of the Company, is expected to be incurred by the Company or any of its Subsidiaries and (iv) all contributions required to be made with respect thereto (whether pursuant to the terms of such U.S. Company Plan or by applicable Law) have been made.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, (i) maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (ii) incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA. For the purposes of this Agreement “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(e) Section 3.10(e) of the Company Disclosure Letter sets forth, as of the date hereof, each U.S. Company Plan that provides health, medical or life insurance or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Law, (ii) required to be provided pursuant to an individual employment, change in control or similar agreement or (iii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation payable by the Company or any of its Subsidiaries to any of their respective current or former directors, officers or employees, (ii) cause the Company to transfer or set aside any assets to fund any benefits

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under any Company Plan or (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time. No Company Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, all Foreign Company Plans (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(h) Other than the matters described in Sections 3.02, 3.05, 3.06(a) and 3.11, this Section 3.10 contains the sole and exclusive representations and warranties of the Company with respect to employee benefit matters.

SECTION 3.11. Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other material Contract with any labor union or similar organization with respect to employees based in the United States. The Company has made available to Parent copies of its material collective bargaining agreements and similar Contracts with respect to employees based outside of the United States, other than any such Contracts that are industry-wide or nation-wide. Except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, (a) to the Knowledge of the Company, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization and (b) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries.

(b) Other than the matters described in Sections 3.05, 3.06(a), and 3.10, this Section 3.11 contains the sole and exclusive representations and warranties of the Company with respect to labor matters.

SECTION 3.12. Environmental Matters. (a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all Laws and Orders relating to pollution or the protection of the environment or natural resources (collectively, “Environmental Laws”) applicable to the Company and its Subsidiaries, (ii) the Company and its Subsidiaries hold and comply with all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted and (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of, or to the Knowledge of the Company is the subject of, any Action by any person asserting an obligation on the part of the Company or any of its Subsidiaries to conduct investigations or clean-up activities under Environmental Laws, alleging non-compliance by the Company or any of its Subsidiaries with any Environmental Law or alleging liability of the Company or any of its Subsidiaries under any Environmental Law.

(b) Other than those matters described in Sections 3.05 and 3.06(a), this Section 3.12 contains the sole and exclusive representations and warranties of the Company with respect to Environmental Laws or other environmental matters.

SECTION 3.13. Intellectual Property. (a) Except as would not reasonably be expected to have a Material Adverse Effect:

(i) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens, other than Permitted Liens;

(ii) to the Knowledge of the Company, all Intellectual Property owned by the Company or its Subsidiaries and required for or used in the operation of their businesses as currently conducted is valid, enforceable, has been duly maintained and is in full force and effect;

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(iii) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any valid and enforceable Intellectual Property of any person, to the Knowledge of the Company, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property owned or licensed by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no Intellectual Property owned or licensed by the Company or any of its Subsidiaries is being used or enforced by the Company or its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property;

(iv) neither the Company nor any of its Subsidiaries has received any written notice or written threat since January 1, 2011, from any person, and there are no pending Actions against the Company or any of its Subsidiaries, (A) asserting the infringement, misappropriation or other violation of any Intellectual Property by the Company or any of its Subsidiaries or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of its Subsidiaries with respect to, any Intellectual Property;

(v) neither the Company nor any of its Subsidiaries has sent any written notice or written threat since January 1, 2011, to any person, and there are no pending Actions by the Company or any of its Subsidiaries, (A) asserting the infringement, misappropriation or other violation of any Intellectual Property or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any person with respect to, any Intellectual Property; and

(vi) neither the Company nor any of its Subsidiaries is subject to any Order restricting the rights of the Company or its Subsidiaries with respect to any of the Intellectual Property owned or licensed by the Company or its Subsidiaries, or restricting the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate a person’s rights to Intellectual Property, nor is any Action pending (nor has the Company or any of its Subsidiaries received any written notice or written threat since January 1, 2011) against the Company or any of its Subsidiaries seeking any such Order.

(b) This Section 3.13 and Sections 3.05 and 3.06(a) contain the sole and exclusive representations and warranties of the Company with respect to Intellectual Property matters.

SECTION 3.14. Rights Agreement; Anti-Takeover Provisions. (a) The Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.06, the Board of Directors of the Company has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law (collectively, “Takeover Laws”) applicable to the Company does not, and will not, apply to this Agreement or the transactions contemplated hereby.

SECTION 3.15. Real and Personal Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have (i) good and valid fee simple title to all of their respective owned real property, (ii) good and valid title to all the personal properties and assets reflected on the most recent audited balance sheet of the Company and its Subsidiaries included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except for properties and assets that have been disposed of in the ordinary course of business consistent with past practice since the date thereof) and (iii) valid leasehold interests in all of their respective leased real property, in each case free and clear of all Liens, other than Permitted Liens.

SECTION 3.16. Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time it is first published or mailed to the stockholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material

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fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.17. Material Contracts. (a) Section 3.17(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (other than this Agreement and the Company Plans) that:

(i) is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(ii) with respect to a joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(iii) provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $100 million, other than (A) Indebtedness solely between or among any of the Company and any of its Subsidiaries and (B) letters of credit;

(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $150 million (A) that was entered into after January 1, 2012, or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by the Company or any of its Subsidiaries of more than $50 million (in each case excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(v) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of any guarantee by the Company or any of its Subsidiaries;

(vi) is (or contains provisions described in this clause (vi) that are or would reasonably be expected to be) material to the business of the Company and its Subsidiaries, taken as a whole, and contains provisions that prohibit the Company or any of its Subsidiaries or any person that controls, or is under common control with, the Company from competing in or conducting any line of business or grants a right of exclusivity or “most favored nation” right to any person that prevents the Company or any of its Subsidiaries from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(vii) is a license, royalty or similar Contract with respect to Intellectual Property (other than generally commercially available “off-the-shelf” software programs) that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of $15 million or more per any twelve-month period; or

(viii) would reasonably be expected to involve payments by or, to the Knowledge of the Company, to the Company or any of its Subsidiaries of $100 million or more per any twelve-month period and is not otherwise covered by clauses (i) through (vii) of this Section 3.17(a).

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(b) Except as would not reasonably be expected to have a Material Adverse Effect (i) each Material Contract is valid and binding on the Company or its applicable Subsidiary, and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect in accordance with its terms, except to the extent such Material Contract has expired in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries is (and to the Knowledge of the Company, no other party is) in breach or violation of, or in default under, any Material Contract and (iii) no event or condition exists which (with or without notice or lapse of time, or both) would constitute a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party under any Material Contract.

SECTION 3.18. Opinions of Financial Advisors. The Board of Directors of the Company has received the opinions of Deutsche Bank Securities Inc. and Moelis & Company LLC, in each case, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock is fair from a financial point of view to such holders. It is agreed and understood that such opinions are for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

SECTION 3.19. Brokers and Other Advisors. Except for Deutsche Bank Securities Inc. and Moelis & Company LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

SECTION 4.01. Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement, true and complete copies of Parent’s and Merger Sub’s certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof.

SECTION 4.02. Authority; Noncontravention. (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized and approved by the respective Boards of Directors of Parent and Merger Sub, and except for the approval of the Merger by Parent in its capacity as the sole stockholder of Merger Sub (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a

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legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The respective Boards of Directors of Parent and Merger Sub have (i) determined that it is in the best interests of the stockholders of Parent and Merger Sub, respectively, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

(c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and compliance with Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Lien upon, any of the properties or assets of Parent or any of its Subsidiaries under, (i) the certificate of incorporation, by-laws or other comparable charter or organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (iii) subject to receipt of the governmental filings and other matters referred to in Section 4.02(d), any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancelation or acceleration, losses or Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03. Litigation. There are no Actions pending or, to the Knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub or any of their respective Affiliates, or any Order to which Parent or Merger Sub or any of their respective Affiliates is subject, except, in each case, for those that would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04. Ownership and Operations of Merger Sub. (a) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Liens.

(b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.

SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the stockholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the

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circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading.

SECTION 4.06. No Ownership of Company Common Stock. None of Parent, Merger Sub or any of their Affiliates is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent, Merger Sub or any of their controlled Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three years has been) a party to any Contract (other than this Agreement and the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

SECTION 4.07. Financing. (a) Parent has, or will have prior to the Closing, sufficient cash to enable Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration, the Equity Award Consideration, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated hereby and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Parent and Merger Sub, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement.

(b) Parent has delivered to the Company, prior to the date of this Agreement, a true and complete copy of an executed commitment letter among Parent, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and Barclays Bank PLC, including all exhibits, schedules and annexes thereto, and excerpts of those portions of each fee letter associated therewith that contain any conditions to funding (including market flex provisions) (other than fee amounts, pricing caps and other economic terms that could not adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing contemplated by such commitment letter) regarding the terms of the debt financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which the parties thereto (other than Parent) have committed to provide, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein. As of the date of this Agreement, (i) the Commitment Letter is (A) a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto, (B) enforceable in accordance with its terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, in each case subject to the Bankruptcy and Equity Exception and (C) in full force and effect, (ii) the Commitment Letter has not been amended or modified, (iii) none of the respective obligations and commitments contained in the Commitment Letter has been withdrawn, terminated or rescinded in any respect, and no such amendment, modification, withdrawal, termination or rescission is contemplated by Parent or, to the Knowledge of Parent, by any other party thereto and (iv) no event has occurred which (with or without notice or lapse of time, or both) would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or, to the Knowledge of Parent, any other parties thereto under the Commitment Letter. Parent has fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the date hereof, and will pay in full any such amounts due on or before the Closing Date.

(c) Without limiting Section 8.08, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

SECTION 4.08. Certain Arrangements. As of the date hereof, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries, the Company Common Stock or the

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transactions contemplated by this Agreement or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Superior Proposal.

SECTION 4.09. Confidentiality Agreement. The Confidentiality Agreement is in full force and effect and is a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, and no event has occurred which is a breach, or would reasonably be expected to constitute a breach, on the part of Parent under the Confidentiality Agreement.

SECTION 4.10. Brokers and Other Advisors. Except for Barclays Capital Inc. and JPMorgan Securities Inc., the fees and expenses of which will be paid by Parent or Merger Sub, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

SECTION 4.11. Independent Investigation. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business and assets of the Company and the Company’s Subsidiaries.

ARTICLE V

Covenants and Agreements

SECTION 5.01. Conduct of Business. (a) During the period from the date hereof until the Effective Time, except as required by applicable Law, as expressly contemplated, required or permitted by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business consistent with past practice. To the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relations with key customers, suppliers and other persons with whom the Company or its Subsidiaries have significant business relationships, in each case, consistent with past practice. Without limiting the generality of the foregoing, and except as required by applicable Law, as expressly contemplated, required or permitted by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, during such period, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend the Company Certificate or the Company Bylaws or amend in any material respect (or in any respect adversely impacting Parent or Merger Sub) the comparable organizational documents of any Subsidiary of the Company, or enter into any written agreement with any of the Company’s stockholders in their capacity as such;

(ii) (A) issue, sell, encumber or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for any issuance,

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sale or grant (1) solely between or among the Company and its wholly owned Subsidiaries or (2) required pursuant to the exercise or settlement of Options, RSUs, Share Equivalent Units or other equity awards or obligations under the Company Plans outstanding on the date hereof in accordance with the terms of the applicable Company Plan in effect on the date hereof or granted after the date hereof not in violation of this Agreement, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (x) pursuant to written commitments in effect as of the date hereof with former directors or employees in connection with the termination of their services to the Company or any of its Subsidiaries or (y) in connection with the satisfaction of Tax withholding obligations with respect to Options, RSUs, Share Equivalent Units or other equity awards, acquisitions by the Company in connection with the forfeiture of such equity awards, or acquisitions by the Company in connection with the net exercise of Options, (C) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(iii) (A) incur any Indebtedness, except for (1) Indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries, (2) letters of credit issued in the ordinary course of business, (3) Indebtedness incurred under (x) the Credit Agreement (including in respect of letters of credit) or (y) bank lines of credit in effect as of the date hereof used to fund short term working capital requirements of Subsidiaries of the Company organized outside of the United States so long the aggregate principal amount outstanding under the clauses (x) and (y) (including in respect of letters of credit) does not exceed at any time $450 million, and (4) trade credit or trade payables in the ordinary course of business consistent with past practice, or (B) make any loans, capital contributions or advances to any person outside of the ordinary course of business consistent with past practice, other than to the Company or any wholly owned Subsidiary of the Company;

(iv) adopt or implement any stockholder rights plan or similar arrangement;

(v) sell, lease, license or otherwise transfer to any person, in a single transaction or series of related transactions, any of its properties or assets, including any Intellectual Property owned or licensed by it, the value or purchase price of which, individually or in the aggregate, exceeds $100 million, except (A) dispositions of obsolete, worn out or surplus assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers solely between or among the Company and its wholly owned Subsidiaries, (C) leases and subleases of real property owned by the Company or its Subsidiaries and leases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant, in each case following prior consultation with Parent and involving lease payments (x) over the life of any particular lease not exceeding $25 million and (y) on an annual basis with respect to any particular lease not exceeding $5 million and voluntary terminations or surrenders of such leases (other than pursuant to the expiration of such leases in accordance with their terms) in each case involving lease payments (x) over the life of any particular lease not exceeding $25 million and (y) on an annual basis with respect to any particular lease not exceeding $5 million, (D) pursuant to existing license agreements as in effect on the date hereof or other existing Contracts as in effect on the date hereof and listed in Section 5.01(a)(v) of the Company Disclosure Letter or (E) in the ordinary course of business consistent with past practice (which for the avoidance of doubt shall include sales or other dispositions of supplies, inventory, merchandise or products in the ordinary course of business, but shall not include licenses or sublicenses of Intellectual Property reasonably expected to involve annual payments to or from the Company or any of its Subsidiaries in excess of $15 million);

(vi) make or authorize capital expenditures in any calendar year that, individually or in the aggregate, exceed the amounts budgeted in the Company’s current plan, which amounts are set forth in Section 5.01(a)(vi) of the Company Disclosure Letter, by more than 10%;

(vii) make any acquisition of or investment in any properties, assets, securities or business (whether by merger, sale of stock, sale of assets, entry into a joint venture or partnership or similar third-party business

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enterprise or otherwise) the value or purchase price of which, individually exceeds $50 million or in the aggregate exceeds $100 million, except in the ordinary course of business consistent with past practice (which for the avoidance of doubt shall include acquisitions of supplies, inventory, merchandise or products in the ordinary course of business);

(viii) except, (A) as required pursuant to the terms of any Company Plan or other written agreement, in each case, in effect on the date hereof, (B) as required by, or in order to comply with, applicable Law or (C) as otherwise expressly permitted by this Agreement (including any clause of this Section 5.01(a)(viii)), (1) grant to any director, executive officer, employee or consultant any increase in compensation, or pay or award any bonuses or incentive compensation, other than increases and payouts of compensation to employees other than executive officers in the ordinary course of business consistent with past practice, (2) grant to any current or former director, executive officer or employee any increase in severance, retention or termination pay, (3) grant or amend any equity awards, except grants permitted by and consistent with the parameters set forth in item 1 of Section 5.01(a)(ii) of the Company Disclosure Letter, (4) enter into any new or modify any existing employment or consulting agreement with any current or former director, executive officer, employee or consultant pursuant to which the annual base salary under such agreement exceeds $500,000 per annum, (5) hire any employee or engage any consultant, in each case for a new (i.e., non-replacement) position, whose base salary and target bonus opportunity exceeds $500,000 per annum, or hire any replacement employee or engage any replacement consultant, in each case whose base salary and target bonus opportunity exceeds $500,000 per annum, other than on terms substantially consistent with those applicable to the predecessor employee or consultant, as applicable, (6) establish, adopt, enter into or amend in any material respect any material collective bargaining agreement or material Company Plan, or (7) take any action to accelerate any rights or benefits under any Company Plan; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants, but excluding any individual severance arrangements) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(ix) make any material change in its financial accounting methods, principles or policies affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as may be required by a change in GAAP;

(x) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than, following prior consultation with Parent, (A) dormant Subsidiaries or (B) with respect to any merger, consolidation, restructuring, recapitalization or reorganization, solely among the Company and any wholly owned Subsidiary of the Company or solely among wholly owned Subsidiaries of the Company;

(xi) grant any Lien, other than Permitted Liens (for the avoidance of doubt, ignoring for this purpose clause (iv) of the definition of Permitted Liens to the extent such licenses are otherwise restricted under this Agreement), on any of its material assets other than to secure Indebtedness permitted under Section 5.01(a)(iii);

(xii) settle or compromise any pending or threatened Action, other than settlements or compromises that (A) require payment by the Company or any of its Subsidiaries of cash amounts that (x) are reflected or reserved against in respect of such Action in the most recent consolidated balance sheet (including the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents filed prior to the date hereof or (y) to the extent in excess of and/or not covered by clause (x), do not, individually or in the aggregate, exceed $100 million and (B) do not involve any injunctive or equitable relief or impose restrictions on the business of the Company or its Subsidiaries, or involve any license, cross license or similar arrangement with respect to Intellectual Property;

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(xiii) other than in the ordinary course of business, and following prior consultation with Parent, (A) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any material Tax election, (C) settle or compromise any material Tax liability, audit claim or assessment, (D) surrender any right to claim a material Tax refund, (E) file any amended Tax Return with respect to any material Tax, (F) enter into any closing agreement with respect to any material Tax or (G) waive or extend the statute of limitations with respect to any Tax Return reporting a Tax liability in exceess of $5 million, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business; or

(xiv) enter into, renew or extend (other than renewals and extensions in the ordinary course of business consistent with past practice), materially amend or terminate any Material Contract or Contract that if entered into prior to the date hereof would be a Material Contract, other than entering into any Contract (to the extent not otherwise requiring consent under this Section 5.01(a)) effecting a capital expenditure that would not be prohibited under clause (vi) of this Section 5.01(a), effecting an acquisition that would not be prohibited under clause (vii) of this Section 5.01(a), or effecting a disposition that would not be prohibited by clause (v) of this Section 5.01(a); or

(xv) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) None of Parent, Merger Sub or (subject to Section 5.02) the Company shall knowingly take or permit any of their respective Affiliates to take any action that could reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Merger and the other transactions contemplated hereby.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02. No Solicitation; Change in Recommendation. (a) The Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any persons with respect to a Takeover Proposal that existed on or prior to the date of this Agreement and (ii) from the date hereof until the Effective Time, not, directly or indirectly, (A) initiate, solicit or knowingly facilitate or encourage the making of any Takeover Proposal or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with a Takeover Proposal.

(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 5.02, (i) the Company and its Representatives may contact such person or group of persons making the Takeover Proposal solely to clarify the terms and conditions thereof and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the person or group of persons making the Takeover Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the person or group of persons who has made such Takeover Proposal and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Takeover Proposal. In the event that, pursuant to clause (x) of the foregoing sentence, the

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Company furnishes to a person or group of persons making a Takeover Proposal any material non-public information concerning the Company or its Subsidiaries that has not previously been furnished or made available to Parent or its Representatives, the Company shall promptly (and in any event within 24 hours) furnish such information to Parent. As used in this Agreement, the term “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company from and after the date hereof that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include a standstill provision.

(c) The Company shall promptly (and in any event within 24 hours after receipt) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal, which notice shall include the identity of the person or group of persons making such Takeover Proposal and a copy of the Takeover Proposal, and the Company shall, upon the request of Parent, keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto, and including by providing copies of any materially revised or material new documents evidencing or delivered in connection with such Takeover Proposal). The Company represents and agrees that it and its Subsidiaries have not entered into, and will not, after the date of this Agreement, enter into any confidentiality agreement with any person that prohibits the Company from providing any information to Parent in accordance with this Section 5.02.

(d) Except as set forth in this Section 5.02(d), neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold or withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (B) make any public statement that is inconsistent with the Company Board Recommendation (including by failing to recommend against any Takeover Proposal structured as a tender or exchange offer within ten Business Days after commencement of such offer) or (C) approve or adopt, or recommend the approval or adoption of, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”, it being understood that a customary “stop, look and listen” communication by the Board of Directors of the Company or any committee thereof pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not, in and of itself, constitute an Adverse Recommendation Change) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.02(b) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company and any committee thereof may (1) make an Adverse Recommendation Change if the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (2) cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 5.02 and terminate this Agreement pursuant to Section 7.01(d)(ii), if the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Board of Directors of the Company or a committee thereof, as applicable, shall not, and shall cause the Company not to, take any action set forth in clause (1) or clause (2) unless (A) the Company has given Parent at least five calendar days’ prior written notice of its intention to take such action (which notice shall specify the reasons therefor and, if relating to a Takeover Proposal, include an unredacted copy of any such Superior Proposal and an unredacted copy of any relevant proposed transaction agreements and specify the identity of the person or group of persons making such Superior Proposal), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal (or, if the action set forth in clause (1) does not

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relate to a Takeover Proposal, such that the failure to make an Adverse Recommendation Change would not be inconsistent with the directors’ fiduciary duties under applicable Law) and (C) following the end of such notice period, the Board of Directors of the Company has considered in good faith such binding offer, and has determined that the Superior Proposal would continue to constitute a Superior Proposal (or, if the action set forth in clause (1) does not relate to a Takeover Proposal, that the failure to effect an Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable Law) if the revisions proposed in such binding offer were to be given effect. Without limiting other covenants under this Section 5.02, after complying with the foregoing proviso with respect to any Superior Proposal (x) the Company shall have no further obligations under such proviso with respect to such Superior Proposal (including with respect to any revisions or changes thereto), and (y) the Board of Directors of the Company or a committee thereof, as applicable, shall not be required to comply with such obligations with respect to such Superior Proposal (including with respect to any revisions or changes thereto).

(e) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided, however, that neither clause (i) nor clause (ii) will in any way eliminate or modify the effect that any such action would otherwise have under this Agreement.

(f) As used in this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group of persons (other than Parent and its Subsidiaries) relating to (i) any direct or indirect acquisition, in a single transaction or series of related transactions, of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company), including by way of merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company), (ii) any direct or indirect acquisition, in a single transaction or series of related transactions, of 20% or more of the outstanding Company Common Stock or voting power of the Company, (iii) any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding Company Common Stock or voting power of the Company or (iv) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, pursuant to which such person or group of persons (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the transactions contemplated by this Agreement.

(g) As used in this Agreement, the term “Superior Proposal” means any bona fide written Takeover Proposal that the Board of Directors of the Company has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (x) is reasonably capable of being consummated on the terms proposed, taking into account all material financial, legal, regulatory and other aspects of such proposal, including all material conditions contained therein and (y) to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated hereby (taking into account any changes to this Agreement proposed by Parent in response to such Takeover Proposal); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

SECTION 5.03. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and

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file it with the SEC. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Subject to Section 5.03(a), and notwithstanding any Adverse Recommendation Change, the Company shall take all necessary actions in accordance with applicable Law, the Company Certificate, the Company Bylaws and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement, and, prior to the termination of this Agreement in accordance with its terms, shall not submit any Takeover Proposal for approval or adoption by the stockholders of the Company. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding any provision of this Agreement to the contrary, the Company may, in its sole discretion, adjourn, recess or postpone the Company Stockholders’ Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting or (ii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

SECTION 5.04. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement, in the case of each of clauses (i) through (iv), other than with respect to filings,

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notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are the subject of Sections 5.04(c) and 5.04(d).

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the transactions contemplated by this Agreement and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the transactions contemplated by this Agreement, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the transactions contemplated hereby.

(c) Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable following the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws and to obtain all consents under any Antitrust Laws that may be required by any Governmental Authority with competent jurisdiction, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto shall take or cause to be taken all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including (A) defending any Actions challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed), (B) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other person, (C) selling, divesting, conveying or holding separate or otherwise taking any other action that limits Parent’s and its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of Parent or the Company or their respective Subsidiaries, or agreeing to take any such action, (D) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (E) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries, in each case, to the extent necessary to obtain all consents that may be required under the HSR Act or any other applicable Antitrust Laws or to resolve any objections asserted by any Governmental Authority with competent jurisdiction; provided, however, that it is expressly understood and agreed that nothing in this Agreement, including any provision of this Section 5.04, shall be deemed to require Parent (or permit the Company, without Parent’s prior written consent) to take, or agree or commit to take, any action, or agree to any condition or restriction, involving the Company or Parent or their respective Subsidiaries pursuant to this Section 5.04 or otherwise in connection with obtaining the expiration or termination of the applicable waiting periods under the HSR Act or any other applicable Antitrust Laws or any consents under any Antitrust Laws that may be required by any Governmental Authority with competent jurisdiction, that would, or would reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Parent, or on the Company and its Subsidiaries (for the avoidance of doubt, including, after the Closing, the Surviving Corporation and its Subsidiaries), in each case measured on a scale relative to the Parent and its Subsidiaries, taken as a whole. Nothing in this Section 5.04 shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing, or permit the Company or any of its Subsidiaries to take or agree to any action or other matter pursuant to this Section 5.04 referred to in clauses (B)-(E) above without Parent’s prior written consent (which consent shall be granted in accordance with the immediately preceding sentence), including that (but without limiting Parent’s obligations pursuant to the immediately preceding sentence) if any products, businesses or assets of the Company or Parent or their respective Subsidiaries are to be sold, divested or disposed of pursuant to this Section 5.04, Parent shall have the right to select the products, businesses and/or assets to be sold, divested or disposed of.

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(d) Each of the parties hereto shall use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority by any person in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority, or in any filings or submissions in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, other than documents submitted under Item 4(c) or 4(d) of the Notification and Report Form pursuant to the HSR Act, and (iv) to the extent practicable and permitted by the FTC, the DOJ or such other applicable Governmental Authority or private party, as the case may be, give the other parties hereto the opportunity to attend and participate in any meetings and conferences.

(e) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any third party debt or equity financing for the purpose of financing the aggregate Merger Consideration, the Equity Award Consideration, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated hereby and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent and Merger Sub (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Merger); provided, however, that nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries, (B) require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified or (C) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Certificate, the Company Bylaws, any applicable Laws, the Credit Agreement or any Material Contract. Such cooperation shall include, without limitation, (i) participating in a reasonable number of meetings, presentations and due diligence sessions, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with the Financing, and (iii) as promptly as reasonably practical, and in any event at least 10 days prior to the Closing Date, furnishing Parent and its financing sources with (i) unaudited consolidated balance sheets and related statements of operations and comprehensive income and cash flows for the Company for the fiscal quarter ended March 31, 2013 and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least 45 days before the Closing Date and (ii) (in the event that the Closing Date occurs on a date that is more than 90 days following December 31, 2013) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2013, in each case prepared in accordance with GAAP. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding for the avoidance of doubt, the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.04(e), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (a) any information provided by the Company or

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any of its Subsidiaries or (b) any fraud or intentional misrepresentation or willful misconduct by any such persons.

SECTION 5.05. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that the foregoing shall not apply to any release or other public statement to the extent containing information that is consistent with the joint press release referred to below or any other release or public statement previously issued or made in accordance with this Section 5.05; provided further, that the Company need not consult Parent in connection with the matters referred to in and in accordance with Section 5.02, including any press release or public statement to be issued or made in order to effect an Adverse Recommendation Change made pursuant to and in accordance with Section 5.02, and Parent need not consult the Company in connection with any matters referred to in Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be in the form heretofore agreed to by Parent and the Company. Except as expressly contemplated by this Agreement (including the first sentence of this Section) or as required by Law, no party shall issue any press release or make any public statement regarding the other party or the other party’s operations, directors, officers or employees without obtaining the other party’s prior written consent.

SECTION 5.06. Access to Information; Confidentiality. Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company. The Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege, work product doctrine or other legal privilege or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. For the avoidance of doubt, until the Effective Time, all information provided by or on behalf of the Company or its Subsidiaries pursuant to this Section 5.06 or pursuant to Section 5.02 will be subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms; provided, that, notwithstanding anything to the contrary in the Confidentiality Agreement, it is expressly acknowledged and agreed by each party hereto that, from and after the date hereof, for all purposes hereunder and under the Confidentiality Agreement, the restrictions in paragraph 11 of the Confidentiality Agreement shall be deemed to have expired and been terminated and be of no further force and effect.

SECTION 5.07. Indemnification and Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of

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the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Certificate and the Company Bylaws and the organizational documents of such Subsidiaries as in effect on the date hereof or in any agreement in existence as of the date hereof providing for indemnification between the Company and any Indemnitee. Without limiting the foregoing, Parent, commencing at the Effective Time and continuing for a period of six years, shall cause, unless otherwise required by Law, the certificate of incorporation and the by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date hereof in the Company Certificate and the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 5.07 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.07) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.07(a) or under applicable Law.

(b) None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action relating to any acts or omissions covered under this Section 5.07 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or prior to the Effective Time; provided that, if the aggregate annual premium for such insurance exceeds 300% of the current annual premium for such insurance, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as is then available at a cost up to but not exceeding 300% of such current aggregate annual premium. The Company may (or if requested by Parent, the Company shall), in consultation with Parent, purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby, at an aggregate cost up to but not exceeding 600% of the current annual premium for such insurance. If such prepaid “tail” policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 5.07(c).

(d) The provisions of this Section 5.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution

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for, any other rights to indemnification or contribution that any such individual may have under the Company Certificate or the Company Bylaws, by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee has consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.07.

(f) Nothing in this Agreement is intended to, shall be construed to or shall, release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under such policies.

SECTION 5.08. Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.09. Employee Matters. (a) During the period commencing at the Effective Time and ending on December 31, 2014 (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to provide, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”) with target total compensation (which, for the avoidance of doubt, shall include equity-based incentive compensation) and benefits, in each case, that are no less favorable in the aggregate than the target total compensation and benefits provided to the Company Employees immediately prior to the Effective Time; provided, that solely with respect to base salary, the Continuation Period shall be deemed to be the later of December 31, 2014 and December 31 of the calendar year following the calendar year in which the Effective Time occurs.

(b) Without limiting the generality of Section 5.09(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms all of the Company Plans (including any change in control severance agreement or other arrangement that is a Company Plan), in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event) it being understood that the foregoing shall not limit the right of Parent and its Subsidiaries, including the Surviving Corporation, to amend any Company Plan in accordance with its terms.

(c) With respect to all employee benefit plans of the Surviving Corporation and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for all purposes (except as set forth below), including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its

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successors and assigns); provided, however, that such service need not be recognized to the extent that such recognition would (i) result in any duplication of benefits for the same period of service, (ii) apply for purposes of determining an accrued benefit under any defined benefit retirement plan, (iii) to the extent not recognized by the Company for similar purposes, or (iv) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation.

(d) Without limiting the generality of Section 5.09(a), Parent shall, or shall cause the Surviving Corporation to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) Prior to the Closing, the parties shall use commercially reasonable efforts to fully comply with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement. With respect to any Company Employees based outside of the United States, Parent’s obligations under this Section 5.09 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.

(f) For the avoidance of doubt, for purposes of any Company Plan containing a definition of “change in control” or “change of control”, the Closing shall be deemed to constitute a “change in control” or “change of control”.

(g) Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 5.09 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.09 (i) is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, (ii) obligates Parent or any of its Subsidiaries (including the Surviving Corporation) to retain the employment of any particular employee of the Company or any of its Subsidiaries following the Effective Time or (iii) results in any current or former director, employee, consultant or any other individual associated therewith being regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

SECTION 5.10. Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation, Parent the Merger or the other transactions contemplated hereby and (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors relating to this Agreement or the transactions contemplated hereby, and no such settlement shall be agreed to or offered without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

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SECTION 5.11. Parent Vote. (a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Company Common Stock beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted or to provide a consent, in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 5.12. Post-Closing Arrangements. (a) Following the Effective Time, Parent intends to maintain the “Life Technologies” name as a brand of the combined company. To support the scale of the combined business, Parent expects to invest further to expand its global capabilities, especially in the Carlsbad, California area.

(b) Parent intends to nominate at least one member of the Board of Directors of the Company, selected by Parent, for appointment to the Board of Directors of Parent effective at the Effective Time.

SECTION 5.13. Tax Certificate. The Company shall deliver to Parent at the Closing a certification satisfying the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations certifying that interests in the Company are not “U.S. real property interests” within the meaning of Section 897(c) of the Code.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by applicable Law) waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and (ii) all other Required Antitrust Approvals shall have been obtained.

(c) No Injunctions or Restraints. No Governmental Authority of competent authority shall have issued an Order or enacted a Law that is in effect and prohibits, restrains or makes illegal the consummation of the Merger (collectively, “Restraints”).

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable Law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.02 shall be true and correct, except for any de minimis inaccuracies, as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Sections 3.03 (other than clauses (c)(ii) and (c)(iii) and (d)), 3.14 and 3.19 shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly

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made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by applicable Law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

SECTION 6.04. Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Section 6.01 or 6.03 to be satisfied if such failure was caused by its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, including as required by and subject to Section 5.04. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or 6.02 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform in all material respects any of their obligations under this Agreement, to act in good faith or to use their reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, including as required by and subject to Section 5.04.

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

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(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the nine-month anniversary of the date hereof (as such date may be extended pursuant to Section 8.08, the “End Date”); provided, however, that (x) if, on the End Date, any of the conditions to the Closing set forth in Section 6.01(b) or 6.01(c) (if such Restraint is in respect of an Antitrust Law) shall not have been satisfied or (to the extent permitted by applicable Law) waived by both the Company and Parent, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then the End Date shall, without any action on the part of the parties hereto, be extended to the fifteen-month anniversary of the date hereof, or such earlier date as may be agreed in writing by Parent and the Company, and such date shall become the End Date for purposes of this Agreement and (y) the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Governmental Authority of competent authority issues a final nonappealable Order or enacts a Law that prohibits, restrains or makes illegal the consummation of the Merger; or

(iii) if the Company Stockholder Approval is not obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent:

(i) if the Company breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) prior to receipt of the Company Stockholder Approval, if the Board of Directors of the Company effects an Adverse Recommendation Change; or

(d) by the Company:

(i) if either Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement in accordance with Section 5.02(d)(2).

SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02, Section 7.03, Article VIII and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the Sections specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for fraud.

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SECTION 7.03. Termination Fees. (a) In the event that:

(i) (A) a bona fide Takeover Proposal has been publicly made, proposed or communicated (and not withdrawn) after the date hereof and prior to the completion of the Company Stockholders’ Meeting (including any adjournment or postponement thereof), or prior to the termination of this Agreement, if earlier than such completion of such Company Stockholders’ Meeting, if any, (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) or 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i) and (C) within twelve months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to, or consummates, any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided, that for purposes of clause (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii);

then the Company shall pay to Parent a termination fee of $485 million in cash (the “Company Termination Fee”), (x) in the case of Section 7.03(a)(i), within two Business Days after the earlier of entering into such definitive agreement with respect to such Takeover Proposal and the consummation of a Takeover Proposal, (y) in the case of Section 7.03(a)(ii), simultaneously with such termination and (z) in the case of Section 7.03(a)(iii), within two Business Days after such termination (it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion).

(b) In the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.03(a) under circumstances where a Company Termination Fee was payable, the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination.

ARTICLE VIII

Miscellaneous

SECTION 8.01. No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by action taken by the respective Boards of Directors of each of the parties hereto; provided, however, that following approval of this Agreement by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval. Any amendment or supplement to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.03. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it

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being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by email), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06. Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties. (a) This Agreement and any exhibits, annexes or schedules hereto, including the Company Disclosure Letter, together with the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, and except for (i) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration and the right of the holders of Options, the holders of RSUs and the Share Equivalent Unit Holders to receive the Equity Award Consideration, (ii) the provisions set forth in Section 5.07 of this Agreement, (iii) the right of the Company’s stockholders to pursue claims for damages (including damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such stockholders) and other relief, including equitable relief, for a breach by Parent or Merger Sub of its obligations under this Agreement, are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the rights granted pursuant to clause (iii) shall be enforceable on behalf of the Company’s stockholders only by the Company, in its sole and absolute discretion, on behalf of the stockholders of the Company, and any amounts received by the Company in connection therewith may be retained by the Company and (iv) the rights of the Lender Related Parties set forth in Sections 8.07(c) and 8.15.

(b) Each of Parent and Merger Sub acknowledges and agrees that except for the representations and warranties contained in Article III, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or with respect to any information furnished, disclosed or made available to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company and the negotiation of this Agreement or otherwise in connection with the transactions contemplated hereby. Except pursuant to the terms and conditions of this Agreement, neither the Company nor any other person shall be subject to any liability or responsibility whatsoever to Parent, Merger Sub or any of their respective Affiliates or any of their respective stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from or based upon the Company’s making available to Parent and Merger Sub any information or Parent’s use of any such information. The term “information” as used in this Section 8.06(b) includes any information, documents or material furnished, disclosed or otherwise made available in any form to Parent, Merger Sub or their respective Affiliates, stockholders, controlling persons and Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information (including in

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any information or descriptive memorandum, supplemental information or other materials or information with respect to any of the foregoing).

SECTION 8.07. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware). In addition, each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the exclusive jurisdiction and venue of such courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) and (iv) consents to service of process being made through the notice procedures set forth in Section 8.10.

(c) Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the lenders, agents or arrangers under the Financing described in the Commitment Letter nor their respective Affiliates, successors or assigns nor any other debt financing sources (collectively, the “Lender Related Parties”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including with respect to any dispute arising out of or relating in any way to the Financing described in the Commitment Letter or the performance thereof, in any forum other than any state or Federal court sitting in the Borough of Manhattan in the City of New York and agrees that the waiver of jury trial set forth in Section 8.09 hereof shall be applicable to any such proceeding.

SECTION 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b), without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party hereto brings any Action, in accordance with Section 8.07, to enforce specifically the performance of the terms and

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provisions hereof by any other party, the End Date shall automatically be extended (x) for the period during which such Action is pending, plus 10 Business Days or (y) by such other time period established by the court presiding over such Action, as the case may be.

SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10. Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (which is confirmed) or if sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Thermo Fisher Scientific Inc.

81 Wyman Street

Waltham, Massachusetts 02454

Attention: Seth H. Hoogasian, Senior Vice President,

                 General Counsel and Secretary

Email: seth.hoogasian@thermofisher.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Matthew M. Guest

Email: mguest@wlrk.com

If to the Company, to:

Life Technologies Corporation

5781 Van Allen Way

Carlsbad, CA 92008

Attention: Chief Legal Officer

Email: john.cottingham@lifetech.com

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with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Richard Hall

                 Minh Van Ngo

Email: rhall@cravath.com

            mngo@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 8.12. Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

SECTION 8.13. Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, “control” means, with respect to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

“Company Deferred Compensation Plan” means the Life Technologies Corporation Deferred Compensation Plan, as may be amended from time to time.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, employees or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, whether or not subject to ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, (iii) a stock option, stock purchase, or other

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equity or equity-based agreement, program or plan, (iv) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, each as may be amended from time to time.

“Company Rabbi Trust” means the Life Technologies Corporation Rabbi Trust established pursuant to the Rabbi Trust Agreement, dated as of July 20, 2011, between the Company and The Bank of New York Mellon.

“Company Stock Plan” means the Life Technologies Corporation 2009 Equity Incentive Plan, the Invitrogen Corporation 2004 Equity Incentive Plan, the Life Technologies Corporation Amended and Restated 1999 Stock Incentive Plan, the Applera Corporation/Applied Biosystems Group Amended and Restated 1999 Stock Incentive Plan, the Invitrogen Corporation 1997 Stock Option Plan and the Company Deferred Compensation Plan, each as may be amended from time to time.

“Confidentiality Agreement” means the letter agreement, dated as of March 4, 2013, between the Company and Parent, as may be amended from time to time.

“Credit Agreement” means the Credit Agreement, dated as of February 14, 2012, among the Company, as the U.S. borrower, certain subsidiaries of the Company as foreign borrowers, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, JPMorgan Chase Bank N.A. and DNB Bank ASA as co-syndication agents and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and DNB Markets, Inc. as joint lead arrangers and joint book managers, as may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“executive officer” means each individual who is considered an officer of the Company within the meaning of Section 16 of the Exchange Act.

“Foreign Company Plan” means any Company Plan that is maintained by the Company or any of its Affiliates primarily for the benefit of current or former employees of the Company or any of its Subsidiaries based outside of the United States, other than any plan or program maintained by a Governmental Authority to which the Company or any of its Subsidiaries is required to contribute or mandated by applicable Law (each, an “Excluded Plan”).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental authority, whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any person, all obligations of such person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar Contracts, (iii) in respect of outstanding letters of credit, and (iv) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing.

“Intellectual Property” means all intellectual property rights, regardless of form, including: (i) patents and patent applications, published and unpublished works of authorship, including audiovisual works, collective

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works, computer programs, compilations, databases, derivative works, literary works, mask works and sound recordings, copyrights and copyrightable works; (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods and processes and new uses for any of the preceding items; (iii) trademarks, service marks, logos, trade names, corporate names, domain names and registrations and applications therefor, product designs and any words, names, symbols, devices, designs and other designations, or any combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification; and (iv) trade secrets, confidential information, customer data and confidential or proprietary information, whether tangible or intangible, including algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of those individuals listed in Section 8.13 of the Company Disclosure Letter, and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the officers or directors of Parent or Merger Sub.

“Liens” means any pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever.

“Material Adverse Effect” means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, (i) would prevent or materially delay, interfere with, impair or hinder the consummation by the Company of the Merger and the other transactions contemplated by this Agreement on a timely basis or (ii) has a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur with respect to clause (ii) above: (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the industries in which the Company and its Subsidiaries operate; (C) changes or prospective changes in Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) changes proximately caused by the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby (other than for purposes of any representation or warranty contained in Sections 3.03(c) and 3.03(d)), including the impact thereof (to the extent proximately caused thereby) on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Authorities, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated hereby; (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; (G) any action taken by the Company or its Subsidiaries that is required by this Agreement or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement; (H) changes resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; (I) changes or prospective changes in the Company’s credit ratings; (J) changes in the price or trading volume of the Company Common Stock; or (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (I), (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (K) hereof) is, may be, contributed to or may contribute to, a Material Adverse Effect); provided further,

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however, that any effect, change, event or occurrence referred to in clauses (A), (B), (C), (E) or (F) may be taken into account in determining whether or not there has been or may be a Material Adverse Effect to the extent such effect, change, event, circumstance or occurrence has a disproportionate adverse affect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect).

“Parent Material Adverse Effect” means any effect, change, event, circumstance or occurrence that would prevent or materially delay, interfere with, impair or hinder (i) the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement on a timely basis or (ii) the compliance by Parent or Merger Sub with their obligations under this Agreement.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Taxing Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise, in each case, in the ordinary course of business, (iii) Liens securing payment, or any obligation, of the Company or its Subsidiaries with respect to the Credit Agreement, (iv) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (v) such other Liens or imperfections of title that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title and (vi) Liens that are disclosed on the most recent consolidated balance sheet of the Company, or the notes thereto, included in the Company SEC Documents filed prior to the date hereof.

“person” means an individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other entity, including any Governmental Authority.

“Regulation S-K” means Regulation S-K promulgated by the SEC under the Securities Act and the Exchange Act.

“Regulation S-X” means Regulation S-X promulgated by the SEC under the Securities Act and the Exchange Act.

“Representatives” means, with respect to any person, such person’s officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any person, another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned or controlled directly or indirectly by such first person, or the general partner of which is such first person.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for refund, or other document required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts.

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“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“U.S. Company Plan” means any Company Plan that is not a Foreign Company Plan or an Excluded Plan.

SECTION 8.14. Interpretation. (a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 8.15. No Recourse to Lenders. Notwithstanding any provision of this Agreement, the Company agrees on its behalf and on behalf of its Subsidiaries and Affiliates that none of the Lender Related Parties shall have any liability or obligation to the Company and its Subsidiaries and Affiliates relating to this Agreement or any of the transactions contemplated hereby (including the Financing described in the Commitment Letter). This Section 8.15 is intended to benefit and may be enforced by the Lender Related Parties and shall be binding on all successors and assigns of the Company.

[Signature Page Follows]

43

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LIFE TECHNOLOGIES CORPORATION

by	/s/ John A. Cottingham
Name: John A. Cottingham
Title: Chief Legal Officer

THERMO FISHER SCIENTIFIC INC.

by	/s/ Seth H. Hoogasian
Name: Seth H. Hoogasian
Title: Senior Vice President and General Counsel

POLPIS MERGER SUB CO.

by	/s/ Seth H. Hoogasian
Name: Seth H. Hoogasian
Title: President

Index of Defined Terms

Section
Acceptable Confidentiality Agreement	5.02(b)
Actions	3.07
Additional Per Share Consideration	2.01(c)
Adverse Recommendation Change	5.02(d)
Affiliate	8.13
Agreement	Preamble
Antitrust Law	8.13
Appraisal Shares	2.01(d)
Assumed RSU Merger Consideration	2.03(a)(iv)
Assumed Time-Based RSU	2.03(a)(iv)
Bankruptcy and Equity Exception	3.03(a)
Book-Entry Shares	2.01(c)
Business Day	8.13
Capitalization Date	3.02(a)
Certificate	2.01(c)
Certificate of Merger	1.03
Claim	5.07(b)
Closing	1.02
Closing Date	1.02
Code	2.02(g)
Commitment Letter	4.07(b)
Company	Preamble
Company Acquisition Agreement	5.02(d)
Company Board Recommendation	3.03(b)
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Deferred Compensation Plan	8.13
Company Disclosure Letter	Article III
Company Employee	5.09(a)
Company Plan	8.13
Company Preferred Stock	3.02(a)
Company Rabbi Trust	8.13
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Company Stock Plan	8.13
Company Stockholder Approval	3.04
Company Stockholders’ Meeting	5.03(b)
Company Termination Fee	7.03(a)
Confidentiality Agreement	8.13
Continuation Period	5.09(a)
Contract	3.03(c)
Credit Agreement	8.13
DGCL	1.01
DOJ	5.04(d)
Effective Time	1.03
End Date	7.01(b)(i)
Environmental Laws	3.12(a)
Equity Award Consideration	2.03(b)
ERISA	8.13

ERISA Affiliate	3.10(d)
Exchange Act	8.13
Exchange Fund	2.02(a)
Excluded Plan	8.13
executive officer	8.13
Financing	5.04(e)
Foreign Company Plan	8.13
FTC	5.04(d)
GAAP	8.13
Governmental Authority	8.13
HSR Act	8.13
Indebtedness	8.13
Indemnitee	5.07(a)
Intellectual Property	8.13
IRS	8.13
Knowledge	8.13
Law	3.03(c)
Lender Related Parties	8.07(c)
Liens	8.13
Material Adverse Effect	8.13
Material Contract	3.17(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
Multiemployer Plan	3.10(d)
NASDAQ	3.03(d)
Option	2.03(a)(i)
Option Consideration	2.03(b)
Order	3.03(c)
Parent	Preamble
Parent Material Adverse Effect	8.13
Paying Agent	2.02(a)
PBGC	3.10(c)
Performance-Based RSU	2.03(a)(iii)
Permits	3.08
Permitted Liens	8.13
person	8.13
Proxy Statement	3.03(d)
Regulation S-K	8.13
Regulation S-X	8.13
Representatives	8.13
Required Antitrust Approvals	3.03(d)(i)
Restraints	6.01(c)
RSU	2.03(a)(iii)
RSU Consideration	2.03(b)
SEC	8.13
Securities Act	8.13
Share Equivalent Unit	2.03(a)(vi)
Share Equivalent Unit Consideration	2.03(b)
Share Equivalent Unit Holder	2.03(a)(vi)
Significant Subsidiary	3.01(b)
Subsidiary	8.13
Superior Proposal	5.02(g)

Surviving Corporation	1.01
Takeover Law	3.14(b)
Takeover Proposal	5.02(f)
Tax Return	8.13
Taxes	8.13
Taxing Authority	8.13
Time-Based RSU	2.03(a)(ii)
U.S. Company Plan	8.13

EXHIBIT A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIFE TECHNOLOGIES CORPORATION, A DELAWARE CORPORATION

* * * * * * *

LIFE TECHNOLOGIES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE: The name of this Corporation is LIFE TECHNOLOGIES CORPORATION. Life Technologies Corporation was originally incorporated under the name Invitrgoen Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 21, 1997 under the name Invitrogen Inc. The Certificate of Incorporation was later amended and restated pursuant to the terms of an Agreement and Plan of Merger filed with the Delaware Secretary of State on June 12, 1997. The Corporation filed an Amended and Restated Certificate of Incorporation on September 16, 1997. The Amended and Restated Certificate of Incorporation was further amended pursuant to resolutions approved by the Board of Directors and Stockholders of the Corporation, and such amendments were filed with the Delaware Secretary of State on January 29, 1999, and September 14, 2000. The Corporation filed a Certificate of Correction to the September 14, 2000, Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on October 20, 2003 and filed a Certificate of Correction to the October 20, 2003 Restated Certificate of Incorporation with the Delaware Secretary of State on February 18, 2004. The Corporation filed a Certificate of Amendment to the October 20, 2003 Restated Certificate of Incorporation with the Delaware Secretary of State on June 1, 2006. The Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State and a Certificate of Correction to the March 27, 2001 Statement of Designation on September 14, 2006. The Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State on November 20, 2008. Under the name Life Technologies Corporation, the Corporation filed a Restated Certificate of Incorporation with the Delaware Secretary of State on January 13, 2009, a Restated Certificate of Incorporation on May 3, 2010 and an Amended and Restated Certificate of Incorporation on April 28, 2011.

TWO: This Amended and Restated Certificate of Incorporation is being amended and restated in accordance with the General Corporation Law of the State of Delaware pursuant to the terms of an Agreement and Plan of Merger filed with the Delaware Secretary of State. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Amended and Restated Certificate of Incorporation of this Corporation as filed with the Secretary of State of the State of Delaware on April 28, 2011.

THREE: The text of the Amended and Restated Certificate of Incorporation as heretofore in effect is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Life Technologies Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, in the City of Dover, County of Kent. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock with $.01 par value.

ARTICLE V

To the fullest extent permitted by law, the private property of the stockholders shall not be subject to the payment of the corporation debts to any extent whatever.

ARTICLE VI

The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in the furtherance and not in limitation of the powers conferred upon the corporation and its directors by statute:

(a) The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

(b) The by-laws of the corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board. In case of any vacancy on the Board of Directors or any increase in the number of directors constituting the whole Board, the vacancies shall be filled by the directors or by the stockholders at the time having voting power, as may be prescribed in the by-laws. Directors need not be stockholders of the corporation, and the election of directors need not be by ballot.

(c) The Board of Directors shall have the full power and authority to make, amend or repeal by-laws of the corporation.

ARTICLE VII

Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

ARTICLE VIII

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director of the Corporation, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each past or present director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article VIII by (a) the stockholders of the Corporation or (b) an amendment to the General Corporation Law of the State of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a director prior to or at the time of such repeal or modification.

ARTICLE IX

The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

FORM OF AMENDED AND RESTATED BY-LAWS

LIFE TECHNOLOGIES CORPORATION, A DELAWARE CORPORATION

EIGHTH AMENDED AND RESTATED BY-LAWS

ARTICLE I - GENERAL

Section 1.1. Offices. The registered office shall be in the City of Dover, County of Kent, State of Delaware. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.2. Seal. The seal of the Corporation shall be in the form approved by the Board of Directors.

Section 1.3. Fiscal Year. The fiscal year of the Corporation shall end on December 31st of each year.

ARTICLE II - STOCKHOLDERS

Section 2.1. Place of Meetings. All meetings of the stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or the President or, if not so designated, at the registered office of the Corporation.

Section 2.2. Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors, the Chairman of the Board, if any, or the President (which date shall not be a legal holiday in the place where the meeting is to be held) at the time and place to be fixed by the Board of Directors, the Chairman of the Board, if any, or the President and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient.

Section 2.3. Quorum. At all meetings of the stockholders the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum requisite for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation or by these by-laws. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or by proxy, by a majority vote, shall have the power to adjourn the meeting from time to time.

Section 2.4. Right to Vote; Proxies. Each stockholder entitled to vote at any meeting shall be entitled to one vote for each share of stock held by him. Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy by executing an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting.

Section 2.5 Voting. At all meetings of stockholders all questions, except as otherwise expressly provided for by statute, the Certificate of Incorporation or these by-laws, shall be determined by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Except as otherwise expressly provided by law, the Certificate of Incorporation or these by-laws, at all meetings of stockholders the voting shall be by voice vote, but any stockholder qualified to vote on the matter in question may demand that vote shall be taken by ballot, each of which shall state the name of the stockholder voting and the number of shares voted by him, and, if such ballot be cast by a proxy, it shall also state the name of the proxy. All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or the Certificate of Incorporation.

Section 2.6. Notice of Annual Meetings. Written notice of the annual meeting of the stockholders of the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting shall be given to each stockholder entitled to vote thereat not less than ten (10) days (nor more than sixty (60) days) before the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. It shall be the duty of every stockholder to furnish to the Secretary of the Corporation or to the transfer agent, if any, of the class of stock owned by him, his post office address and to notify said Secretary or transfer agent of any change therein.

Section 2.7. Stockholders’ List. A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law.

The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 2.8. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by statute, may be called by the Board of Directors, the Chairman of the Board, if any, the President or any Vice President.

Section 2.9. Notice of Special Meetings. Written notice of a special meeting of stockholders, stating the place, if any, date and hour of the meeting, the purpose or purposes for which the meeting is called, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting thereof shall be given not less than ten (10) nor more than sixty (60) days before such meeting, to each stockholder entitled to vote thereat. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. No business may be transacted at such meeting except that referred to in said notice, or in a supplemental notice given also in compliance with the provisions hereof, or such other business as may be germane or supplementary to that stated in said notice or notices.

Section 2.10. Inspectors. One or more inspectors may be appointed by the Board of Directors in advance of any meeting of stockholders. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer may make such appointment at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. At the meeting for which the inspector or inspectors are appointed, he or they shall perform all duties required by Section 231 of the Delaware General Corporation Law.

Section 2.11. Stockholders’ Action by Consent. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

ARTICLE III - DIRECTORS

Section 3.1. Number of Directors. Except as otherwise provided by law, the Certificate of Incorporation or these by-laws, the board of directors shall consist of one or more directors. Within the limits specified, the number of directors shall be determined by resolution of the Board of Directors or by the stockholders. Directors need not be stockholders, residents of Delaware or citizens of the United States. A director shall be elected to serve until his or her successor is elected or qualified or until his earlier resignation or removal, except as otherwise provided herein or required by law. If the office of any director becomes vacant by reason of death, resignation, disqualification, removal, failure to elect, or otherwise, the remaining directors, although more or less than a quorum, by a majority vote of such remaining directors may elect a successor who shall hold office until his or her successor is elected and qualified.

Section 3.2. Newly Created Directorships. If the number of directors is increased by action of the Board of Directors or of the stockholders or otherwise, then the additional directors may be elected in the manner provided above for the filling of vacancies in the Board of Directors.

Section 3.3. Resignation. Any director of this Corporation may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, at the time of receipt if no time is specified therein and at the time of acceptance if the effectiveness of such resignation is conditioned upon its acceptance. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.4. Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 3.5. Place of Meetings and Books. Except as otherwise required by law, the Board of Directors may hold their meetings and keep the books of the Corporation outside the State of Delaware, at such places as they may from time to time determine.

Section 3.6. General Powers. In addition to the powers and authority expressly conferred upon them by these by-laws, the board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

Section 3.7. Other Committees. The Board of Directors may designate one or more committees by resolution or resolutions passed by a majority of the whole board; such committee or committees shall consist of one or more directors of the Corporation, and to the extent provided in the resolution or resolutions designating them shall have and may exercise specific powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent permitted by statute and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

Section 3.8. Annual Meeting. The newly elected board may meet at such place and time as shall be fixed and announced by the presiding officer at the annual meeting of stockholders, for the purpose of organization or otherwise, and no further notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or they may meet at such place and time as shall be stated in a notice given to such directors two (2) days prior to such meeting.

Section 3.9. Regular Meetings. Regular meetings of the board may be held without notice at such time and place as shall from time to time be determined by the board.

Section 3.10. Special Meetings. Special meetings of the board may be called by the Chairman of the Board, if any, or the President, on two (2) days’ notice to each director, or such shorter period of time before the meeting as will nonetheless be sufficient for the convenient assembly of the directors so notified; special meetings shall be called by the Secretary in like manner and on like notice, on the written request of two or more directors.

Section 3.11. Quorum. At all meetings of the Board of Directors, a majority of the whole board shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise required by statute, or by the Certificate of Incorporation, or by these by-laws. If at any meeting of the board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at said meeting which shall be so adjourned.

Section 3.12. Telephonic Participation in Meetings. Members of the Board of Directors or any committee designated by such board may participate in a meeting of the board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

Section 3.13. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if written consent thereto is signed by all members of the board or of such committee as the case may be and such written consent is filed with the minutes of proceedings of the board or committee.

ARTICLE IV - OFFICERS

Section 4.1. Selection; Statutory Officers. The officers of the Corporation shall be chosen by the Board of Directors. There shall be a President, a Secretary and a Treasurer, and there may be a Chairman of the Board of Directors, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers, as the Board of Directors may elect. Any number of offices may be held by the same person.

Section 4.2. Additional Officers. The board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4.3. Terms of Office. Each officer of the Corporation shall hold office until his successor is chosen and qualified, or until his earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors.

Section 4.4. Compensation of Officers. The Board of Directors shall have the power to fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

Section 4.5. Chairman of the Board. The Chairman of the Board of Directors, if any, shall preside at all meetings of the stockholders and directors, and shall have such other duties as may be assigned to him from time to time by the Board of Directors.

Section 4.6. President. Unless the Board of Directors otherwise determines, the President shall be the chief executive officer and head of the Corporation. Unless there is a Chairman of the Board, the President shall preside at all meetings of directors and stockholders. Under the supervision of the Board of Directors, the President shall have the general control and management of the Corporation’s business and affairs, subject, however, to the right of the Board of Directors to confer any specific power, except such as may be by statute exclusively conferred on the President, upon any other officer or officers of the Corporation. The President shall perform and do all acts and things incident to the position of President and such other duties as may be assigned to him from time to time by the Board of Directors.

Section 4.7. Vice-Presidents. The Vice-Presidents shall perform such of the duties of the President on behalf of the Corporation as may be respectively assigned to them from time to time by the Board of Directors or by the President.

Section 4.8. Treasurer. The Treasurer shall have the care and custody of all the funds and securities of the Corporation which may come into his hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Corporation in such bank or banks or depository as the Board of Directors or the officers or agents to whom the Board of Directors may delegate such authority, may designate, and he may endorse all commercial documents requiring endorsements for or on behalf of the Corporation. He may sign all receipts and vouchers for the payments made to the Corporation.

Section 4.9. Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors and of the stockholders; he shall attend to the giving and serving of all notices of the Corporation. Except as otherwise ordered by the Board of Directors, he shall attest the seal of the Corporation upon all contracts and instruments executed under such seal and shall affix the seal of the Corporation thereto and to all certificates of shares of the Capital Stock. He shall have charge of the stock certificate book, transfer book and stock ledger, and such other books and papers as the Board of Directors may direct. He shall, in general, perform all the duties of Secretary, subject to the control of the Board of Directors.

Section 4.10. Assistant Secretary. The Board of Directors or any two of the officers of the Corporation acting jointly may appoint or remove one or more Assistant Secretaries of the Corporation. Any Assistant Secretary upon his appointment shall perform such duties of the Secretary, and also any and all such other duties as the Board of Directors or the President or the Treasurer or the Secretary may designate.

Section 4.11. Assistant Treasurer. The Board of Directors or any two of the officers of the Corporation acting jointly may appoint or remove one or more Assistant Treasurers of the Corporation. Any Assistant Treasurer upon his appointment shall perform such of the duties of the Treasurer, and also any and all such other duties as the Board of Directors or the President or the Treasurer or the Secretary may designate.

ARTICLE V - STOCK

Section 5.1. Stock. Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by both of (a) the President or a Vice President, and (b) the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be an officer, transfer agent or registrar of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be a officer, transfer agent or registrar of the Corporation.

Section 5.2. Fractional Share Interests. The Corporation may, but shall not be required to, issue fractions of a share.

Section 5.3. Transfers of Stock. Subject to any transfer restrictions then in force, the shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives and upon such transfer the old certificates, if one has been issued, shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers or to such other person as the directors may designate by whom they shall be cancelled and new certificates, if any, shall thereupon be issued. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof save as expressly provided by the laws of Delaware.

Section 5.4. Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5.5. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates of stock to bear the signature or signatures of any of them.

Section 5.6. Lost, Stolen, or Destroyed Certificates. No certificates for shares of stock of the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of the loss, theft or destruction and upon indemnification of the Corporation and its agents to such extent and in such manner as the Board of Directors may from time to time prescribe.

ARTICLE VI - MISCELLANEOUS MANAGEMENT PROVISIONS

Section 6.1. Notices.

1. Notices to directors may, and notices to stockholders shall, be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram or orally, by telephone or in person.

2. Whenever any notice is required to be given under the provisions of the laws of Delaware or of the Certificate of Incorporation of the Corporation or of these by-laws, a written waiver of notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.2. Voting of Securities Owned by this Corporation. Subject always to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by this Corporation may be voted in person at any meeting of security holders of such other corporation by the President of this Corporation if he is present at such meeting, or in his absence by the Treasurer of this Corporation if he is present at such meeting, and (b) whenever, in the judgment of the President, it is desirable for this Corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by this Corporation, such proxy or consent shall be executed in the name of this Corporation by the President, without the necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer, provided that if the President is unable to execute such proxy or consent by reason of sickness, absence from the United States or other similar cause, the Treasurer may execute such proxy or consent. Any person or persons designated in the manner above stated as the proxy or proxies of this Corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by this Corporation the same as such shares or other securities might be voted by this Corporation.

ARTICLE VII - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, or appellate (“Proceeding”), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorney’s fees, judgment, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this bylaw or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in Section 7.2, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors; provided, however, that, if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by a director or officer of the Corporation in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

Section 7.2 Right of Indemnitee to Bring Suit. If a claim under Section 7.1 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth under the General Corporation Law of Delaware. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct or, in the case of a suit brought by the indemnitee, be a defense to such a suit. In a suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

Section 7.3 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

Section 7.4 Non Exclusivity of Rights. The rights conferred on any person by Sections 7.1 and 7.2 shall not be exclusive of any other right which such persons may have or hereafter acquired under any statute, provisions of the Certificate of Incorporation, by law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7.5 Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director or his affiliates, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to those provided for in this Article VII.

Section 7.6 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under Delaware General Corporation Law.

Section 7.7 Advance Payment of Expenses. Unless otherwise determined by (i) the Board of Directors, (ii) if more than half of the directors are involved in a Proceeding by a majority vote of a committee of one or more distinguished director(s) or (iii) if directed by the Board of Directors, by independent legal counsel in a written opinion, any indemnification extended to an officer or key employee pursuant to this Article VII shall include payment by the Corporation or a subsidiary of the Corporation of expenses as the same are incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by such officer or key employee seeking indemnification to repay such payment if such officer or key employee shall be adjudicated or determined not to be entitled to indemnification under this Article VII.

Section 7.8 Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VII by the stockholders or the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

Section 7.9 Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE VIII - AMENDMENTS

Section 8.1. Amendments. These by-laws may be amended or repealed by the Board of Directors or by the stockholders.

ANNEX B

April 14, 2013 Board of Directors Life Technologies Corporation 5791 Van Allen Way Carlsbad, CA 92008	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to the independent members of the Board of Directors of Life Technologies Corporation (the “Company”) in connection with the Agreement and Plan of Merger, dated as of April 14, 2013 (the “Merger Agreement”), among the Company, Thermo Fisher Scientific Inc. (“Parent”), and Polpis Merger Sub Co., a subsidiary of Parent (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than treasury stock (except for any share of Company Common Stock held on behalf of a third party in the Company’s Rabbi Trust), dissenting shares and shares owned directly or indirectly by the Company or Parent, will be converted into the right to receive (a) $76.00 in cash plus (b) to the extent applicable under the terms of the Merger Agreement if, among other things, the effective time of the Merger occurs after the nine-month anniversary of the date of the Merger Agreement, the Additional Per Share Consideration, as defined in the Merger Agreement (together, the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding Parent and its affiliates.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company,

Board of Directors Life Technologies Corporation April 14, 2013 Page 2

including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or the combined company under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates) as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we

Board of Directors Life Technologies Corporation April 14, 2013 Page 3

express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of Company Common Stock or otherwise.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the independent members of the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation, including having acted as joint book-running manager with respect to an offering of 1.850% Senior Notes due 2018 (aggregate principal amount $500,000,000) and 3.150% Senior Notes due 2023 (aggregate principal amount $800,000,000) in August 2012, as a lender under Parent’s five-year revolving credit facility and 364-day revolving credit facility since April 2012, as joint book-running manager with respect to an offering of 2.250% Senior Notes due 2016 (aggregate principal amount $1,000,000,000) and 3.600% Senior Notes due 2021 (aggregate principal amount $1,100,000,000) in August 2011, as documentation agent for, and as a lender under, Parent’s June 2011 bridge credit agreement and revolving credit agreement and as senior co-manager with respect to an offering of 2.050% Senior Notes due 2014 (aggregate principal amount $300,000,000), 3.200% Senior Notes due 2016 (aggregate principal amount $900,000,000) and 4.500% Senior Notes due 2021 (aggregate principal amount $1,000,000,000) in February 2011. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, but have not provided any financial advisory or financing services to the Company unrelated to the Transaction in the past two years. The DB Group may also provide investment and commercial banking services to Parent and the Company in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Board of Directors Life Technologies Corporation April 14, 2013 Page 4

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding Parent and its affiliates.

Very truly yours,

/s/ Deutsche Bank Securities Inc. DEUTSCHE BANK SECURITIES INC.

ANNEX C

[LETTERHEAD OF MOELIS & COMPANY LLC]

April 14, 2013

Board of Directors

Life Technologies Corporation

5791 Van Allen Way

Carlsbad, California 92008

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Life Technologies Corporation (the “Company”), other than the Acquiror (as defined below) and its affiliates (collectively, the “Excluded Holders”), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Thermo Fisher Scientific Inc. (the “Acquiror”) and Polpis Merger Sub Co., a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock (other than certain treasury shares, dissenting shares and shares owned directly or indirectly by the Company or the Acquiror) will be converted into the right to receive $76.00 in cash plus, to the extent applicable, the Additional Per Share Consideration (as defined in the Agreement) (the “Consideration”).

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. We have provided investment banking and other services to the Company unrelated to the Transaction and have received compensation for such services. In the past two years prior to the date hereof, we acted as, among other things, financial advisor to the Company in connection with its acquisitions of Pinpoint Genomics, Inc. and Laboratoire Service International, both of which occurred in 2012.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Consideration to the extent expressly specified herein. We are not tax, legal, regulatory or accounting experts and have assumed and relied upon, without independent verification, the assessments of the Company and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms and that the parties to the Agreement will comply with all the material terms of the Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company, including certain publicly available research analysts’ financial forecasts; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this

C-1

paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) considered the results of efforts by or on behalf of the Company, including by us at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company; (vi) reviewed the financial terms of certain other transactions that we deemed relevant; (vi) reviewed a draft, dated April 14, 2013, of the Agreement; (viii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the existing technology, products and services of the Company and the validity of, and risks associated with, the future technology, products and services of the Company. We have assumed, with your consent, that there will be no developments with respect to any of the foregoing that would affect our analyses or opinion.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than the Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than the Excluded Holders.

Very truly yours,

/s/ MOELIS & COMPANY LLC MOELIS & COMPANY LLC

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ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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